     As filed with the Securities and Exchange Commission on March 18, 1999
                                                Registration No. 333-___________

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM SB-2

                 ---------------------------------------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                 ---------------------------------------------

                         FIRST DEPOSIT BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           Georgia                             6035                      58-2443683
  (State or other jurisdiction      (Primary standard industrial     (I.R.S. employer
of incorporation or organization)   classification code number)    identification number)

                            8458 Campbellton Street
                       Douglasville, Georgia 30134-1803
                                (770) 942-5108
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
                 ---------------------------------------------

                                J. David Higgins
                     President and Chief Executive Officer
                            8458 Campbellton Street
                        Douglasville, Georgia 30134-1803
                                 (770) 942-5108
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Steven S. Dunlevie, Esq.
                           Elizabeth O. Derrick, Esq.
                     Womble Carlyle Sandridge & Rice, PLLC
                              One Atlantic Center
                           1201 West Peachtree Street
                             Atlanta, Georgia 30309

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:   [ ]

                             CALCULATION OF REGISTRATION FEE
=================================================================================================
    Title of Each Class                       Proposed Maximum   Proposed Maximum     Amount of
       of Securities            Amount to      Offering Price        Aggregate       Registration
      to be Registered        be Registered      Per Share       Offering Price(1)       Fee
=================================================================================================
Common stock, no par value      1,666,350          $10.00           $16,663,500        $4,633
=================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 and includes shares that will be purchased by the employee stock ownership plan of Douglas Federal Bank.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                     [LOGO]

First Deposit Bancshares,      Douglas Federal Bank, a Federal Savings Bank,
Inc. (Proposed Holding         is converting from the mutual form of
Company for Douglas            organization to the stock form of organization.
Federal Bank, a Federal        As part of the conversion, we will become a
Savings Bank)                  wholly-owned subsidiary of First Deposit, a
                               corporation we recently formed to serve as our holding company. As a part of this process, we are offering shares of common stock of First
                               Deposit to the public.

1,449,000 Shares of Common
Stock $10.00 Per Share

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  THE OFFERING

                            Proposed Trading Symbol:
                           OTC Bulletin Board -- FDBI

                                             Minimum    Midpoint     Maximum
                                           ----------- ----------- -----------
Number of shares:.........................   1,071,000   1,260,000   1,449,000
Gross offering proceeds:.................. $10,710,000 $12,600,000 $14,490,000
Estimated underwriting commissions and
 other offering expenses:................. $   655,000 $   684,000 $   713,000
Estimated net proceeds:................... $10,055,000 $11,916,000 $13,777,000
Estimated net proceeds per share:......... $      9.39 $      9.46 $      9.51

With the approval of the Office of Thrift Supervision, First Deposit may increase the maximum number of shares by up to 15.0% to 1,666,350 shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Please refer to Risk Factors beginning on page 11 of this document for a discussion of certain risks that you should consider before purchasing the common stock.

These securities are not deposits or accounts and are not, and will not be, insured or guaranteed by the Federal Deposit Insurance Corporation or any other federal or state governmental agency. The purchase of common stock involves investment risk, including the possible loss of principal.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

First Deposit must sell at least 1,071,000 shares of common stock if any are sold. Trident Securities is required to use only their best efforts in assisting First Deposit to sell the number of shares offered. Trident Securities intends to make a market in the common stock.

The offering expires at 12:00 Noon, Eastern Time, on             , 1999. We may
terminate the offering after the subscription period at any time without notice. We will place funds for stock purchases in a segregated savings account at Douglas Federal until completion or termination of the offering. We will pay interest at our regular passbook rate on funds received for the period the funds are held until the completion or termination of the offering.

   For information on how to subscribe, call the stock information center at
(770)          .

                               TRIDENT SECURITIES

                                  May   , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................  11
Selected Consolidated Financial Information and Other Data...............  18
Proposed Management Purchases............................................  20
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  24
Market for the Common Stock..............................................  25
Capitalization...........................................................  26
Regulatory Capital Compliance............................................  28
Pro Forma Data...........................................................  30
The Conversion...........................................................  33
First Deposit............................................................  52
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  53
Business of Douglas Federal..............................................  65
Management of First Deposit..............................................  86
Management of Douglas Federal............................................  87
Federal and State Taxation...............................................  97
Regulation and Supervision...............................................  99
Restrictions on Acquiring Douglas Federal or First Deposit............... 109
Description of the Capital Stock of First Deposit........................ 117
Description of the Capital Stock of Douglas Federal...................... 119
Transfer Agent and Registrar............................................. 120
Experts.................................................................. 120
Legal and Tax Opinions................................................... 120
Where You Can Find More Information...................................... 120
Index to Financial Statements............................................ F-1

                   Map of Georgia Showing the County Borders
                     of Douglas and Paulding Highlighted as
                  the Market Area of Douglas Federal Bank and
                     Shown in Relation to Atlanta, Georgia

                                    SUMMARY


     Because this is a summary, it does not contain all the information about the conversion and us. You should read the entire prospectus carefully before you decide to invest. For assistance, please contact the stock information center at (770) _________.

                                 The Companies

First Deposit Bancshares, Inc.             We formed First Deposit to be the holding
8458 Campbellton Street                    company for Douglas Federal.  To date, First
Douglasville, Georgia  30134-1803          Deposit has only conducted organizational
(770) 942-5108                             activities.  After the conversion, it will own
                                           all of our capital stock and will direct, plan
                                           and coordinate our business activities.  After
                                           the conversion, First Deposit may become
                                           an operating company or acquire or organize
                                           other operating subsidiaries, including other
                                           financial institutions, although it currently
                                           has no specific plans or agreements to do so.



Douglas Federal Bank, a Federal Savings    Our business strategy is to operate as a
Bank                                       community-oriented savings bank dedicated
8458 Campbellton Street                    to financing home ownership and providing
Douglasville, Georgia  30134-1803          quality customer services.  We also intend to
(770) 942-5108                             further expand our consumer and commercial
                                           loan and deposit products.  We also plan
                                           to continue our real estate development
                                           activities through our subsidiary, Pinehurst
                                           Properties, LLC.  We operate out of two
                                           offices in western Georgia located in or
                                           around the towns of Douglasville and Lithia
                                           Springs, both located in Douglas County.
                                           We consider Douglas and Paulding Counties
                                           as our primary market area for making loans
                                           and attracting deposits.

                                           Our principal business is attracting deposits
                                           from the general public and using those
                                           funds to originate residential mortgage
                                           loans.  At December 31, 1998, we had total
                                           assets of approximately $100.9 million,
                                           deposits of approximately $85.7 million and
                                           total retained earnings of approximately $9.7
                                           million.


                                        For a discussion of our business
                                        strategy and recent results of
                                        operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." For a discussion of our business activities, see "Business of Douglas Federal."

                                 The Conversion

What is the Conversion (page __)        The conversion is a change in our
                                        legal form of organization.  As a
                                        mutual savings bank, we currently
                                        have no stock or shareholders.
                                        Instead, our depositors and borrowers
                                        elect our directors and vote on other
                                        important matters.  Through the
                                        conversion we will become a stock
                                        savings bank and will be owned and
                                        controlled by our sole shareholder,
                                        First Deposit.  The right to vote for
                                        matters affecting First Deposit will
                                        belong to its shareholders.

                                        We are conducting the conversion
                                        under the terms of our plan of
                                        conversion.  The Office of Thrift
                                        Supervision has approved the
                                        conversion with the condition that
                                        our members approve the plan of
                                        conversion. We have called a special
                                        meeting for June 17, 1999, for our
                                        members to vote on the plan of
                                        conversion.

Purposes for the Conversion (page __)   By converting to the stock form of
                                        organization, we will be structured
                                        in the form that commercial banks,
                                        most business entities and a large
                                        number of savings institutions use.
                                        The conversion will be important to
                                        our future growth and performance by:

                                        .  providing us with a larger capital
                                           base from which we can operate;

                                        .  enhancing our ability to attract
                                           and retain qualified management
                                           through stock-based compensation
                                           plans;

                                        .  enhancing our ability to diversify
                                           into other financial services related
                                           activities; and

                                        .  expanding our ability to serve the
                                           public.

                                        Presently, we do not have any
                                        specific plans or arrangements for
                                        diversification or expansion.

Benefits of the Conversion to           We intend to adopt the following
 Management (page __)                   benefit plans and employment
                                        agreements:

                                        .  Employee Stock Ownership Plan. Our
                                           employee stock ownership plan intends
                                           to purchase 8.0% of the shares issued
                                           in the conversion.  This would range
                                           from 85,680 shares, assuming
                                           1,071,000 shares are issued in the
                                           conversion, to 115,920 shares,
                                           assuming 1,449,000 shares are issued
                                           in the conversion.  We will allocate
                                           these shares to employees over a
                                           period of years in proportion to
                                           their compensation.

                                        .  Stock Option Plan.  Under the
                                           stock option plan, First Deposit may
                                           award stock options to key employees
                                           and directors.  The number of options
                                           available under this plan will be
                                           equal to 10.0% of the number of
                                           shares sold in the conversion.  This
                                           would range from 107,100 shares,
                                           assuming 1,071,000 shares are issued
                                           in the conversion, to 144,900 shares,
                                           assuming 1,449,000 shares are issued
                                           in the conversion.  This plan will
                                           require shareholder approval.

                                        .  Restricted Stock Program.  Under
                                           the restricted stock program, First
                                           Deposit may award shares of
                                           restricted stock to key employees
                                           and directors at no cost to the
                                           recipient. The number of  shares
                                           available under this program will
                                           equal 4.0% of the number of shares
                                           sold in the conversion.  This would
                                           range from 42,840 shares, assuming
                                           1,071,000 shares are issued in the
                                           conversion, to 57,960 shares,
                                           assuming 1,449,000 shares are
                                           issued in the conversion.  This
                                           program will require shareholder
                                           approval.

                                        .  Employment Agreements.  We intend
                                           to enter into employment agreements
                                           with our Chief Executive Officer,
                                           President and Senior Vice President
                                           and Controller.   These agreements
                                           will provide for severance benefits
                                           if the executive is terminated
                                           following a change in control of
                                           Douglas Federal or First Deposit.

                                        The following table summarizes the
                                        total number and dollar value of the
                                        shares of common stock, assuming
                                        1,449,000 shares are issued in the
                                        conversion, which the employee stock
                                        ownership plan would acquire and the
                                        total value of all shares available
                                        for award under the stock option
                                        plan and the restricted stock
                                        program.  The table assumes the
                                        value of the shares is $10.00 per
                                        share.  The table does not include a
                                        value for the options because their
                                        value would be equal to the fair
                                        market value of the common stock on
                                        the day that the options are
                                        granted.  As a result, financial
                                        gains can be realized on an option
                                        only if the market price of common
                                        stock increases above the price at
                                        which the options are granted.

                                                                                                        Percentage
                                                                   Number           Estimated            of Shares
                                                                     of              Value                Issued
                                                                   Shares          of Shares         in the Conversion
                                                                   ------          ---------         -----------------
                                             Employee stock
                                             ownership plan......  115,920         $1,159,200              8.0%

                                             Restricted
                                             stock program.......   57,960            579,600              4.0

                                             Stock options.......  144,900               -                10.0
                                                                   -------         ----------             ----
                                                   Total.........  318,780         $1,738,800             22.0%
                                                                   =======         ==========             ====

                                             For a discussion of certain risks
                                             associated with these plans and
                                             agreements, see "Risk Factors -
                                             Adoption of stock benefit plans will
                                             increase future compensation expense
                                             and may lower our net income" and "
                                             - Employment agreements with our
                                             executive officers may discourage
                                             acquisitions of control."

                                  The Offering

Subscription Offering (page __)              We have granted subscription rights
                                             in the following order of priority to:
Important:  Subscription rights are
not transferable, and persons with           1.  Persons with $50 or more on
subscription rights may not                      deposit with us on December 31, 1997.
subscribe for shares for the benefit
of any other person.  If you                 2.  Our employee stock ownership plan.
violate this prohibition, you may
lose your right to purchase shares           3.  Persons with $50 or more on
and may face criminal prosecution                deposit with us on March 31, 1999.
and/or other sanctions.
                                             4.  Our depositors on May 1, 1999 and
                                                 our borrowers on June 1, 1990 whose
                                                 loans continue to be outstanding on
                                                 May 1, 1999.

                                             To ensure that we properly identify
                                             your subscription rights, you must
                                             list all of your deposit accounts and
                                             loans as of the eligibility dates on
                                             the stock order form.  If you fail

                                       to do so, your subscription may be
                                       reduced or rejected if the offering
                                       is oversubscribed.

                                       The subscription offering will end at
                                       12:00 Noon, Eastern Time, on June
                                       __, 1999.  If the offering is
                                       oversubscribed, First Deposit will
                                       allocate the shares in order of the
                                       priorities described above under a
                                       formula outlined in the plan of
                                       conversion.

Community Offering (page __)           First Deposit may offer shares not
                                       sold in the subscription offering to
                                       the general public in a community
                                       offering, with preference given to
                                       residents of Douglas and Paulding
                                       Counties, Georgia.  If, after
                                       filling those community orders,
                                       shares are available, First Deposit
                                       may offer shares to the general
                                       public.  First Deposit may begin the
                                       community offering during the
                                       subscription offering.

                                       First Deposit may reject orders
                                       received in the community offering
                                       either in whole or in part.  If your
                                       order is rejected in part, you
                                       cannot cancel the remainder of your
                                       order.

Purchase Price (page __)               The purchase price is $10.00 per
                                       share.  You will not pay a
                                       commission to buy any shares in the
                                       subscription offering or community
                                       offering.

Number of Shares to be Sold (page __)  First Deposit will sell between
                                       1,071,000 and 1,449,000 shares of
                                       its common stock in this offering.
                                       With regulatory approval,First
                                       Deposit may increase the number of
                                       shares to 1,666,350 without giving
                                       you further notice.

                                       The amount of common stock that First
                                       Deposit will offer in the conversion
                                       is based on an independent appraisal
                                       of the estimated market value of
                                       First Deposit and Douglas Federal as
                                       if the conversion had occurred on
                                       the date of the appraisal.  Ferguson
                                       & Company,  the independent
                                       appraiser, has
                                      estimated that, in its opinion, as of
                                      February 22, 1999, the estimated
                                      market value ranged between
                                      $10,710,000 and $14,490,000, with a
                                      midpoint of $12,600,000.  The
                                      appraisal was based in part on our
                                      financial condition and operations
                                      and the effect on us of the
                                      additional capital raised by the
                                      sale of common stock in this
                                      offering.  The independent appraisal
                                      will be updated before the
                                      conversion is completed.

Purchase Limitations (page __)        The minimum purchase is 25 shares.

                                      The maximum purchase in the
                                      subscription offering by any person
                                      or group of persons through a single
                                      deposit account is $375,000 of
                                      common stock, which equals 37,500
                                      shares.  The maximum purchase by any
                                      person in the community offering is
                                      $375,000 of common stock, which
                                      equals 37,500 shares.

                                      The maximum purchase in the
                                      subscription offering and community
                                      offering combined by any person,
                                      related persons or persons acting
                                      together is $750,000 of common
                                      stock, which equals 75,000 shares.
                                      In any event, the maximum purchase
                                      in the subscription offering and the
                                      community offering combined for any
                                      person together with any associate
                                      or group of persons acting in
                                      concert shall not exceed 5.0% of the
                                      stock sold in the conversion.

How to Purchase Common Stock (page_)  If you want to subscribe for shares, you must complete a stock order form
                                      and send or deliver it to either branch of
                                      Douglas Federal, together with full
                                      payment to us in the postage-paid envelope
                                      provided. You must sign the certification
 Important:  After we receive your    that is part of the stock order form.  We
 order, you cannot cancel or change   must receive your stock order form before
 it  without our consent.  If First   the end of the subscription offering.
 Deposit intends to sell fewer than
 1,071,000 shares or more than
 1,666,350 shares, all subscribers
 will be notified and given the
 opportunity to change or cancel
 their orders.  If you do not
 respond to this notice, First
 Deposit will return your funds
 promptly with interest.

                                        You may pay for shares in any of the
                                        following ways:

                                          .  In cash if delivered in person.

                                          .  By check or money order made
                                             payable to First Deposit.

                                          .  By withdrawal from an account
                                             with Douglas Federal.  There will
                                             be no penalty for withdrawing
                                             funds from such account to
                                             purchase the common stock.

                                             To use individual retirement
                                             account funds for purchasing
                                             the common stock, please
                                             contact a stock broker and the
                                             stock information center to
                                             arrange for the purchase.  We
                                             may not hold stock in our
                                             individual retirement accounts.

                                        We will pay interest on your
                                        subscription funds at the rate we
                                        pay on regular passbook accounts
                                        from the date we receive your funds
                                        until the conversion is completed or
                                        terminated.  All funds authorized
                                        for withdrawal from deposit accounts
                                        with us will earn interest at the
                                        regular passbook rate until the
                                        conversion is completed.

Use of Proceeds (page __)               First Deposit will pay Douglas Federal
                                        50.0% of the net offering proceeds for
                                        all of our common stock. We will use
                                        these funds to originate and purchase
                                        loans and purchase investments similar
                                        to the kinds we currently hold.

                                        First Deposit will also loan an
                                        amount equal to 8.0% of the gross
                                        proceeds of the offering to our
                                        employee stock ownership plan to
                                        fund its purchase of common stock.

                                        First Deposit will keep the remainder
                                        of the net proceeds for general
                                        corporate purposes. These purposes
                                        may include, for example, paying
                                        cash dividends or buying back shares
                                        of common stock.

                                        Douglas Federal and First Deposit may
                                        also use the proceeds of the
                                        offering to expand and diversify our
                                        businesses, although we have no
                                        specific plans to do so at this time.


Purchasers by Directors and Executive   Our directors and executive officers
Officers (page __)                      intend to subscribe for up to
                                        395,000 shares.  This number equals
                                        approximately 27.0% of the 1,449,000
                                        shares that would be issued at the
                                        maximum of the offering range.  If
                                        fewer shares are issued in the
                                        conversion, then directors and
                                        executive officers may own a greater
                                        percentage of First Deposit.
                                        Directors and executive officers
                                        will pay the same $10.00 per share
                                        as everyone else who purchases
                                        shares in the conversion.

Market for Common Stock (page __)       First Deposit has never issued
                                        capital stock and, consequently,
                                        there is no established market for
                                        its common stock. First Deposit
                                        anticipates that the common stock
                                        will be quoted on the OTC Bulletin
                                        Board operated by the National
                                        Association of Securities Dealers,
                                        Inc. under  the symbol "FDBI."
                                        Trident Securities intends to be a
                                        market maker in the common stock.
                                        First Deposit cannot assure you that
                                        there will be an active trading
                                        market for the common stock.  See
                                        "Risk Factors - Limited market for
                                        the common stock may lower the
                                        market price."


Dividends (page __)                     First Deposit intends to pay a
                                        quarterly cash dividend the amount
                                        of which its Board of Directors will
                                        determine in the first quarter
                                        following conversion.  For a
                                        discussion of First Deposit's
                                        anticipated dividend policy,
                                        including our ability to pay
                                        dividends, see "Dividend Policy."

Forward Looking Statements              Some statements in this document are
                                        forward-looking and are identified
                                        by the use of forward-looking words
                                        or phrases such as "intended," "will
                                        be positioned," "expects," is or are
                                        "expected," "anticipates," and
                                        "anticipated" and other words and
                                        phrases of similar meaning.  These
                                        forward-looking statements are based
                                        on our current expectations.  To the
                                        extent any of the information
                                        contained in this document
                                        constitutes a forward-looking
                                        statement, the risk factors
                                        described beginning on page 11 of
                                        this prospectus are cautionary
                                        statements identifying important
                                        factors that could cause actual
                                        results to differ materially from
                                        those in the forward-looking
                                        statement.

                                  RISK FACTORS

     In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to invest in the common stock.

Our profitability may suffer if interest rates increase

     An increase in market interest rates could adversely affect our earnings. We have become subject to the increasing risk that interest rates may rise due to the substantial levels of fixed rate loans that we have originated to satisfy the high customer demand for such products in our market area. Significant increases in market interest rates also may adversely affect the fair market value of our securities and other interest-earning assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the market value of interest-earning assets which could adversely affect our results of operations if sold or, in the case of interest-earning assets classified as
available-for-sale, our retained earnings, if retained.   See "Management's
Discussion and Analysis of Financial Condition and Results of Operations."

We make loans that have more risk than residential mortgage loans

     Non-residential real estate loans, construction and development loans, land and land development loans and consumer loans generally involve a higher degree of credit risk than residential mortgage lending. At December 31, 1998, these loans totaled $11.4 million or 13.6% of our total loans. Of this amount, $6.0 million or 7.1% consisted of construction and development loans, $3.1 million or 3.7% consisted of non-residential real estate loans, $416,000 or less than 0.5% consisted of land and land development loans, and $1.9 million or 2.3% consisted of consumer loans. At December 31, 1998, our ten largest lending relationships ranged in size from approximately $205,000 to approximately $1.5 million.
Losses incurred on loans to a small number of borrowers could have a material adverse impact on our income and financial condition. In addition, unlike residential mortgage loans, commercial loans and commercial real estate loans depend on the cash flow from the property or the business to service the debt. General economic conditions may significantly affect cash flow. Consumer lending is riskier than residential mortgage lending because consumer loans are either unsecured or secured by assets that depreciate in value. See "Business of Douglas Federal."

Our real estate development activities involve increased risk

     We engage in residential real estate development activities which involve a higher degree of risk than traditional residential mortgage lending. Our inability to successfully develop, subdivide and sell the lots which comprise these real estate developments, or a downturn in the residential real estate market generally, would adversely affect our earnings. In addition, we make construction loans to certain builders who purchase the lots in these developments, increasing our involvement in, and the risks associated with, our real estate development activities. See "Business of Douglas Federal - Subsidiary."

Our return on equity will be below historical levels after the conversion

     Following the conversion, our return on equity is expected to be below our historical return on equity. Return on average equity is net income divided by
average equity.   Many investors use this ratio to compare the performance of a financial institution to its peers. As a result of the conversion, our equity will increase substantially. Our expenses also will increase due to added expense associated with our employee stock ownership plan and, later on, our restricted stock program, as well as with the costs of being a public company. Because of the increases in our equity and expenses, until we are able to increase our balance sheet by adding loans and deposits, thereby increasing net interest income, we expect our return on equity to decrease as compared to our performance in previous years. Industry competition for interest-bearing assets, such as loans and securities, will significantly affect our ability to deploy this new capital. It will take time for us to deploy our new capital prudently. See "Pro Forma Data."

Management has discretion in investing the proceeds of this offering

     Management has not attempted to allocate the net proceeds First Deposit will receive through the offering to any particular uses other than the general uses described above. Investing the net proceeds could be a lengthy process. Management's failure to deploy the net proceeds effectively in long-term investments providing for higher yields than will be received on short-term investments could adversely affect First Deposit's future profitability and return on equity. See "Use of Proceeds" for additional information. Management, in consultation with our Board of Directors, will have exclusive control over how to invest the net proceeds. Management intends initially to invest the proceeds in new loans, U.S. Treasury and agency obligations, and short-term investments management believes bear relatively low risk. One of management's primary goals, however, is to seek opportunities to expand our market share through expansion of products and services, and possibly through the pursuit of acquisition opportunities.

Our growth and profitability are dependent on the economic conditions of our market area

     Our market area consists of Douglas and Paulding Counties, Georgia. Both of our offices are located in Douglas County. We estimate that more than 90.0% of deposits and loans come from our market area. Despite recent development, the economy in Douglas and Paulding Counties continues to be heavily dependent on the economy of the Atlanta, Georgia metropolitan area. A decline in the local economy and the Atlanta, Georgia economy could result in an increase in the level of defaults of existing loans and could suppress the demand for new loans. Similarly, a decline in the local community could result in a decline in deposits. The absence of a robust economy could limit our potential for growth in our primary market area.

Our loans and deposits are concentrated in Douglas and Paulding Counties

     The majority of our real estate loans are secured by properties in Douglas and Paulding Counties, located in western Georgia. A concentration of loans secured by properties in any single area presents the risk that any adverse change in the local economic or employment conditions may result in increased loan delinquencies and loan losses.

Strong competition within Douglas and Paulding Counties has hurt our net interest income

     We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and has forced us to offer amongst the highest deposit rates in our market area. This competition for loans and deposits has contributed to a narrow interest rate spread, which has hurt net interest income. We expect that the competition for loans and deposits will continue to be intense.

     We compete with commercial banks, credit unions, finance companies, mutual funds, insurance companies, mortgage companies and brokerage and investment banking firms. In our market area, we compete primarily with national, regional and local financial institutions, most of whom have a state-wide or regional presence. Most of these competitors have substantially greater resources and lending limits than we have and may offer certain services that we do not or cannot provide.

Our Charter and Bylaws contain anti-takeover provisions that could discourage acquisitions of control

     Provisions of First Deposit's Articles of Incorporation and Bylaws, Douglas Federal's Charter and Bylaws, the Georgia Business Corporations Act, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our Board of Directors opposes. As a result, you may not have an opportunity to participate in such a transaction. Such provisions will also make removing our current Board of Directors or management more difficult. In addition, these provisions may reduce the trading price of First Deposit's stock. See "Restrictions on Acquiring Douglas Federal or First Deposit."

Employment agreements with our executive officers may discourage acquisitions of control

     We intend to enter into employment agreements with our Chief Executive Officer, President, and Senior Vice President and Controller which provide for benefits and cash payments in the event of their involuntary or, in certain circumstances, voluntary termination following a change in control of First Deposit or Douglas Federal. These provisions may have the effect of increasing the cost of acquiring Douglas Federal or First Deposit and would therefore discourage future attempts to take us over. See "Management of Douglas Federal
- Employment Agreements."

Possible voting control by our directors and officers may make takeover attempts difficult to achieve

     The proposed purchases of common stock by our directors and officers, the employee stock ownership plan and the restricted stock program, if implemented, could make it difficult to obtain majority support for shareholder proposals that management opposes. In addition, voting those shares may enable management to block transactions requiring approval of shareholders holding 80.0% of the common stock.

     Our directors and executive officers expect to purchase between approximately 34.0% and 27.0% of the common stock to be issued in the conversion, based upon the minimum and maximum range of the offering. In addition, as a result of shares that may be attributable to our officers and directors through the employee stock ownership plan, the restricted stock program and the stock option plan, our officers and directors could potentially control approximately 49.0% of the common stock, assuming that 1,449,000 shares are sold in the offering. See "Management of Douglas Federal - Benefit Plans - Employee Stock Ownership Plan," "- Restricted Stock Program," "Description of the Capital Stock of Douglas Federal" and "Restrictions on Acquiring Douglas Federal or First Deposit."

Adoption of stock benefit plans will increase future compensation expense and may lower our net income

     We anticipate that our employee stock ownership plan will purchase 8.0% of the common stock issued in the conversion with funds borrowed from First Deposit. The cost of acquiring the employee stock ownership plan shares will be between $856,800 and $1,159,200. We will record annual employee stock ownership plan expenses in an amount equal to the fair market value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan may increase. In addition, First Deposit may implement a restricted stock program, under which it may award officers and directors of Douglas Federal or First Deposit restricted stock up to an aggregate of 4.0% of the shares issued in the conversion at no cost to them. Assuming the shares awarded under the restricted stock program cost $10.00 per share, the reduction to shareholders' equity of funding the restricted stock program would be between $428,400 and $579,600.

Issuance of shares for stock benefit plans may lower your ownership interest

     If we complete the conversion and the shareholders of First Deposit subsequently approve a restricted stock program and a stock option plan, we may issue common stock to our officers and directors through these plans. Our issuance of the shares for the restricted stock program from our authorized but unissued stock could dilute your ownership percentage by up to 4.0% and reduce the trading price of the stock.

     Following the conversion, First Deposit also intends to implement the stock option plan. The stock option plan will provide directors and selected employees with stock options to purchase authorized but unissued shares in an amount equal to 10.0% of the common stock issued in the conversion. If all of the stock options First Deposit intends to grant were to be exercised using authorized but unissued common stock and if First Deposit funded the stock option plan with authorized but unissued shares, such exercise would dilute the voting interests of existing shareholders by approximately 10.0%. See "Pro Forma Data," "Management of

Douglas Federal - Benefit Plans - Stock Option Plan," and " - Restricted Stock Program." These plans will also involve additional expense.

The appraisal does not determine future prices of common stock

     An independent appraisal will determine the final aggregate purchase price of the common stock in the conversion. The appraisal is not a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which may change from time to time. If you purchase common stock in the offering for $10.00 per share, you may not be able to sell it later at or above that price. See "The Conversion - Stock Pricing" and " - Number of Shares to be Issued."

Net earnings per share may decrease if we increase the number of shares issued

     The number of shares to be issued in the conversion may increase as a result of an increase in the estimated price range of up to 15.0% to reflect changes in market and financial conditions following the commencement of the subscription and community offerings. In the event that the estimated price range so increases, we expect that First Deposit will sell up to 1,666,350 shares of common stock at $10.00 per share for an aggregate purchase price of up to $16,663,500. An increase in the number of shares issued will decrease your estimated net earnings per share and shareholders' equity per share and will increase First Deposit's estimated consolidated shareholders' equity and net earnings. Such an increase will also increase the purchase price as a percentage of estimated equity per share and net earnings per share.

We may hold your subscription for an extended period of time if the conversion is delayed

     Orders submitted in the subscription offering and community offering are irrevocable. We expect to complete the conversion within the time periods indicated in this prospectus. Nevertheless, it is possible that several factors, including, but not limited to, a delay in receiving regulatory approval of the final updated appraisal prepared by Ferguson & Company, a delay in processing orders in the event the offering is oversubscribed or a delay caused by actions taken in connection with the conversion could significantly delay the completion of the conversion. You will have no access to subscription funds or shares of common stock until the conversion is completed or terminated. In the event the conversion is terminated, we will refund your subscription funds together with interest at the rate equal to our interest rate we pay on regular passbook accounts, or we will terminate your withdrawal authorization. See "The Conversion."

Limited market for the common stock may lower the market price

     First Deposit has never issued capital stock, and there is no established market for the common stock at this time. First Deposit anticipates that its common stock will be quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "FDBI" upon completion of the conversion. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon individual decisions of buyers and sellers over which we have no control. The trading markets for securities quoted on the OTC Bulletin Board typically lack the depth, liquidity and orderliness necessary to maintain an active market in the trading of such securities. An active and liquid trading market for the common stock may not develop or, if developed, may not continue. The absence or discontinuance of a market for the common stock may adversely impact both the price and liquidity of the common stock. Trident Securities advised First Deposit that it will act as a market maker for the common stock, but it is under no obligation to do so. See "Market for the Common Stock."

Stock market volatility may cause fluctuation in the trading price of the common stock

     Publicly-traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price below that which such shares were sold in the initial offerings of those institutions. The purchase price of the common stock in the offering is based on the independent appraisal by Ferguson & Company. After First Deposit's shares begin trading, the marketplace will determine their trading price. The marketplace may be influenced by many factors, including prevailing interest rates, investor perceptions of First Deposit and general industry and economic conditions. Due to possible continued market volatility and other factors, First Deposit's common stock may trade at or below the $10.00 per share initial offering price.

Trident Securities has not given an opinion or recommendation that the common stock is a good investment

     We have engaged Trident Securities to consult with and advise us with respect to the conversion and to assist, on a best-efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of common stock in the offering. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the suitability of the common stock or the appropriateness of the amount of common stock to be issued in the conversion.

We may be unable to upgrade our technology to match our competition

     Our industry is experiencing rapid changes in technology. Technology-driven products and services are frequently introduced. In addition to improving customer services, using technology effectively increases efficiency and enables financial institutions to reduce costs. Our future success will thus depend partly on our ability to address our customers' needs by using technology. Many of our competitors have far greater resources to invest in technology than we have. We may not be able to develop new technology-driven products and services effectively or be successful in marketing these products to our customers.

Year 2000 data processing problems could interrupt and hurt our operations

     Our operations are dependent on computers and computer systems, whether maintained internally or by a third party. Systems not properly recognizing the correct year could produce faulty data or cause a system to fail. Such failures may include, among other things, the inability to process and underwrite loan applications, to credit deposits and debit withdrawals from customer accounts, to credit loan payments or track delinquencies, to reconcile and record daily activity properly or to engage in similar normal banking activities. Additionally, if our commercial customers are not Year 2000 compliant and suffer adverse effects on their operations as a result, their ability to meet their obligations to us may be adversely affected. We and our customers or our third party providers may not be successful in making all necessary changes to avoid computer system failures related to the year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issues."

Banking reform legislation may reduce our powers

     The U.S. Congress is considering legislation intended to modernize the financial services industry. Under the proposed legislation, newly-formed unitary savings and loan holding companies would not be permitted to exercise the broad powers currently available to these companies. Douglas Federal is a federal savings bank and First Deposit, upon completion of the conversion, will be a unitary savings and loan holding company. Federal legislation may be enacted that affects our federal savings bank charter or First Deposit's status as a unitary savings and loan holding company. Accordingly, we cannot predict what effect, if any, banking reform legislation would have on our activities and operations.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 AND OTHER DATA

     We are providing the following financial information to aid you in your analysis of financial aspects of the offering. The following summary of consolidated financial information is derived from our audited consolidated financial statements at the dates and for each of the fiscal years shown below. The following information is only a summary and you should read it in conjunction with our financial statements and the notes to our financial statements, which you can find beginning on page F-1 of this prospectus.

Selected Financial Condition Data:

                                                            At December 31,
                                                       --------------------------
                                                         1998     1997     1996
                                                       --------  -------  -------
                                                             (In thousands)
Total assets.......................................... $100,892  $91,600  $78,900
Loans receivable, net.................................   83,189   74,049   68,609
Loans held for sale, at lower of cost or fair value...      188      381      306
Cash and cash equivalents.............................    7,557    5,663    2,207
Securities:
      Available for sale..............................    3,707    2,666      713
      Held to maturity................................    1,042    4,374    4,505
Deposits..............................................   85,686   75,877   69,454
Federal Home Loan Bank advances.......................    5,000    6,000      750
Total retained earnings...............................    9,662    8,910    8,203

(1) Consists of retained income, substantially restricted, and net unrealized gains or losses on securities available for sale.

Selected Operating Data:

                                                                   Year ended
                                                                  December 31,
                                                           --------------------------
                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                 (In thousands)
Total interest income....................................  $7,162    $6,687    $6,011
Total interest expense...................................   4,226     3,783     3,276
                                                           ------    ------    ------
Net interest income......................................   2,936     2,904     2,735
Provision for loan losses................................     108        60       110
                                                           ------    ------    ------
Net interest income after provision for loan losses......   2,828     2,844     2,625
Other income.............................................     764       412       660
Operating expenses.......................................   2,408     2,221     2,412(1)
Income before income taxes...............................   1,184     1,035       873
Income taxes.............................................     405       386       315
                                                           ------    ------    ------
Net income...............................................  $  779    $  649    $  558
                                                           ======    ======    ======

(1) Includes a one-time assessment of $396,910 in 1996 to recapitalize the Savings Association Insurance Fund.

Selected Financial Ratios:

                                                    At or for the Year Ended December 31,
                                                   ----------------------------------------
                                                       1998          1997          1996
                                                   ------------  ------------  ------------
Performance Ratios:
 Return on average assets(1)..........................    0.81%         0.75%         0.74%
 Return on average retained earnings(2)...............    8.43          7.54          7.03
 Interest rate spread(3)..............................    2.67          2.86          3.27
 Net interest margin(4)...............................    3.21          3.41          3.54
 Ratio of average interest-earning assets to
  average interest-bearing liabilities................  111.79        112.44        109.00

 Ratio of operating expenses to average
  total assets........................................    2.52          2.55          3.13

Asset Quality Ratios:
 Nonperforming assets to total assets at end
  of period...........................................    1.20          1.57          1.37

 Nonperforming loans to total loans at end
  of period...........................................    1.16          1.43          1.05

 Allowance for loan losses to net loans at
  end of period.......................................    1.18          1.15          1.12

 Allowance for loan losses to
  nonperforming loans at end of period................  101.73         80.04         96.69

 Net recoveries (charge-offs) to average
  loans outstanding...................................    0.03          0.03          (.14)

Capital Ratios:
 Retained earnings to total assets at end of
  period..............................................    9.58          9.73         10.40

 Average retained earnings to average
  assets..............................................    9.66          9.91         10.58



                                                               At December 31,
                                                        ----------------------------------
                                                          1998          1997          1996
                                                        ------        ------        ------

Selected Other Data:
   Loans outstanding..................................   1,729         1,714         1,793
   Deposit accounts...................................   8,598         8,507         8,317
   Offices open.......................................       2             2             2

_______________

(1) Net income divided by average total assets.
(2) Net income divided by average retained earnings.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4) Net interest income divided by average interest-earning assets.

                         PROPOSED MANAGEMENT PURCHASES

  The following table indicates the approximate purchases of common stock by each director and executive officer and their associates. The table does not include purchases of common stock by the employee stock ownership plan. The table assumes that 1,449,000 shares of the common stock, the maximum of the estimated valuation range, will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                       Aggregate
                                                                        Purchase
                                                           Percent      Price of
                                                 Total     of Total     Proposed
Name and Position with First Deposit            Shares   Outstanding   Purchases
----------------------------------------------  -------  ------------  ----------
Danny A. Belyeu, Chairman of the Board
 (2)(3)......................................... 75,000          5.0%  $  750,000

Alpha A. Fowler, Jr.,  Vice Chairman of the
 Board (2)...................................... 37,500          2.5      375,000

J. David Higgins, President, Chief Executive
 Officer and Treasurer (2)...................... 50,000          4.7      500,000

John L. King, Senior Vice President and
 Chief Financial Officer........................ 25,000          1.7      250,000

Patricia Owen, Vice President and Secretary..... 10,000           *       100,000
Michael Coggin, Vice President (1).............. 25,000          1.7      250,000
Mac C. Abercrombie, Jr., Director(2)............ 40,000          2.8      400,000
Carlton H. Boyd, Director....................... 20,000          1.4      200,000
Joseph H. Fowler, Director (2).................. 37,500          2.5      375,000
John B. Zellars, Director(2)(3)................. 75,000          5.0      750,000
                                                -------         ----   ----------
All directors and executive officers, as a
 group (10 persons) and their associates........395,000         27.5%  $3,950,000
                                                =======         ====   ==========


*    Less than 1.0%
(1) Mr. Coggin is the Vice President of Douglas Federal but is not an officer of First Deposit.
(2) Under the plan of conversion, the number of shares of common stock which may be purchased by any person together with any associate or group of persons acting in concert with such person shall not exceed 5.0%. Therefore, Messrs. Zellars' and Belyeu's subscriptions will not exceed 5.0% of the total shares issued and Messrs. A. Fowler and J. Fowler's aggregate subscriptions will not exceed 5.0% of the total shares issued.
(3)  Includes the person named and his associates.

                                USE OF PROCEEDS

     The following table presents the estimated net proceeds of the offering, the amount to be retained by First Deposit, the amount to be contributed to us, and the amount of First Deposit's loan to the employee stock ownership plan.
See "Pro Forma Data" for the assumptions used to arrive at these amounts. The Office of Thrift Supervision must approve the issuance of up to 1,666,350 shares in the conversion.

                                                      1,071,000    1,260,000    1,449,000    1,666,350
                                                      Shares at    Shares at    Shares at    Shares at
                                                        $10.00       $10.00       $10.00       $10.00
                                                      Per Share    Per Share    Per Share    Per Share
                                                      ----------   ----------   ----------   ----------
                                                                       (In thousands)
Gross proceeds......................................  $   10,710   $   12,600   $   14,490   $   16,664
Less: estimated underwriting commissions and other
offering expenses...................................        (655)        (684)        (713)        (746)
                                                      ----------   ----------   ----------   ----------
Net proceeds........................................  $   10,055   $   11,916   $   13,777   $   15,918
                                                      ==========   ==========   ==========   ==========
Amount to be retained by First Deposit..............  $    5,028   $    5,958   $    6,889   $    7,959
Amount to be contributed to Douglas Federal.........  $    5,027   $    5,958   $    6,888   $    7,959
Amount of loan by First Deposit to employee stock
ownership plan......................................  $      857   $    1,008   $    1,159   $    1,333


     First Deposit has received conditional Office of Thrift Supervision approval to purchase all of our capital stock to be used in the conversion in exchange for 50.0% of the net proceeds of the stock offering. The portion of net proceeds we receive from First Deposit will be added to our general funds to permit us to expand our lending and investment activities and to enhance customer services. We currently intend to utilize the net proceeds we receive for general corporate purposes, including investment in loans and securities, as well as the possible construction of a new main office and the possible expansion of our facilities and operations through marketing, business development, or the acquisition or establishment of branch offices. We have no current arrangements, understandings or agreements regarding any of these possible transactions. We anticipate that we will initially invest the net proceeds we receive in overnight funds and short-term investments with maturities of up to three years. To the extent that the stock-based benefit programs that we intend to adopt after the conversion are not funded with First Deposit's authorized but unissued common stock, First Deposit may use net proceeds from conversion to fund the purchase of stock on the open market to be awarded under these stock benefit programs. We have not yet determined the approximate amount of net proceeds to be used for any of the purposes mentioned above. See "Management of Douglas Federal - Benefit Plans - Stock Option Plan" and " - Restricted Stock Program."

     Our capital position substantially exceeds all regulatory requirements. Our primary purpose in converting is not to raise capital. Rather, one of the principal purposes for the conversion is to change our structure to the stock form used in the United States by all commercial banks, most major business corporations and most savings institutions.

     First Deposit intends to loan the employee stock ownership plan the amount necessary to purchase 8.0% of the shares sold in the conversion. Accordingly, the employee stock ownership plan purchases would range between 85,680 shares at the minimum of the offering range and 115,920 shares at the maximum of the offering range. At the midpoint of the offering range, the employee stock ownership plan would purchase 100,800 shares. It is anticipated that the employee stock ownership plan loan will have a 10-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the conversion. The loan will be repaid principally from our contributions to the employee stock ownership plan and from any dividends paid on shares of common stock held by the employee stock ownership plan.

     Ultimately, First Deposit may also use the net proceeds it retains to support the future expansion of operations through branch acquisitions, the establishment of branch offices, the acquisition of savings associations and commercial banks or their assets or diversification into other banking related businesses. We have no current arrangements, understandings or agreements regarding any such transactions. First Deposit may also use a portion of the net proceeds it retains to engage in real estate development activities in its market area. Upon the conversion, First Deposit will be a unitary savings and loan holding company and will not be restricted in the types of business activities in which it may engage. See "Regulation and Supervision - Holding Company Regulations" for a description of certain regulations applicable to First Deposit. First Deposit may also determine to pay dividends, repurchase common stock and fund the restricted stock program. See "Dividend Policy" and "Regulation and Supervision."

     In addition, under current policies, the Office of Thrift Supervision may allow repurchases in the first year following conversion and in amounts greater than 5.0% in the second and third years following conversion if there are valid and compelling business reasons for such repurchases.

     Based upon facts and circumstances following the conversion and in compliance with applicable regulatory requirements, First Deposit's Board of Directors may repurchase stock in the future. Such facts and circumstances may include but not be limited to:

 .    economic factors such as the price at which the common stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve First Deposit's return on equity;

 .    the avoidance of dilution to shareholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

 .    any other circumstances in which repurchases would be in our best interest or the best interest of our shareholders.

     In the event First Deposit repurchases stock, such repurchases may be made at market prices which may be in excess of the purchase price in the conversion and in excess of the per share book value. To the extent that First Deposit repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon the interests of existing shareholders. Any stock repurchases will be subject to the Board of Directors' determination that we will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, our current and projected results of operations and assets/liability structure, the economic environment, tax and other considerations. See "The Conversion - Restrictions on Purchase or Transfer of Shares after Conversion."

                                DIVIDEND POLICY

     The payment of cash dividends on the common stock will be subject to the requirements of applicable law. In addition, the Board of Directors will determine whether to pay dividends. The Board will take into account, among other things, First Deposit's net income, capital and financial condition, industry trends and general economic conditions. First Deposit intends to establish a quarterly cash dividend in the first quarter following the conversion. First Deposit will determine the amount of such dividend at a later time. In addition, from time to time, in an effort to manage capital to a reasonable level, the Board may pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Regular cash dividends or periodic special cash dividends may not be paid or, if paid, may not continue to be paid.

     Douglas Federal will not be permitted to pay dividends to First Deposit on our capital stock if our shareholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion - Liquidation Rights." For information concerning applicable federal regulations in determining the amount of proceeds which First Deposit may retain and regarding a savings institution's ability to make capital distributions, including payment of dividends to its holding company, see "Federal and State Taxation - Federal Taxation - Distributions" and "Regulation and Supervision - Federal Savings Institution Regulation - Limitation on Capital Distributions."

     First Deposit and Douglas Federal have committed to the Office of Thrift Supervision that during the one year period following the conversion, First Deposit will not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

     First Deposit's payment of dividends to its shareholders is not controlled by federal regulatory restrictions. The source of dividends will depend on the net proceeds First Deposit retains and earnings on such proceeds and may be dependent, in part, upon dividends from us. First Deposit is subject, however, to the requirements of Georgia law. Georgia law generally permits a Georgia corporation to make distributions to its shareholders unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to dissolve at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

                          MARKET FOR THE COMMON STOCK

     First Deposit has never issued capital stock to the public. Consequently, there is no established market for the common stock. We anticipate that the common stock will be quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "FDBI." Trident Securities has advised us that it will act as a market maker for the common stock, and we expect to identify additional market makers. Making a market includes maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. It is impossible to ascertain whether other broker-dealers will make a market in the common stock. The development of a liquid public market depends on the existence of willing buyers and sellers. The presence of willing buyers and sellers is not within our control nor assured by inclusion of the common stock in the OTC Bulletin Board. The number of active buyers and sellers of the common stock at any particular time may be limited. You could have difficulty disposing of your shares and should view the common stock as a long-term investment. We cannot assure you that an active and liquid trading market for the common stock will develop, or, if developed, will continue. You may not be able to sell your shares at or above the $10.00 purchase price.

                                 CAPITALIZATION

     The following table sets forth our historical capitalization, including deposits, at December 31, 1998, and our estimated consolidated capitalization assuming the sale of the common stock in the offering based upon the assumptions in the section entitled "Pro Forma Data" and below. We may not consummate the conversion without a resolicitation of subscribers and other purchasers if the aggregate purchase price of the common stock sold in the conversion is more than 1,666,350 shares or less than 1,071,000 shares. The issuance of 1,666,350 shares would require the approval of the Office of Thrift Supervision. A change in the number of shares to be issued in the conversion may materially affect First Deposit's estimated capitalization. See "Pro Forma Data" and the "The Conversion - Stock Pricing" and " - Number of Shares to be Issued."

                                                                      Pro Forma Consolidated Capitalization of
                                                                         First Deposit Based on the Sale of
                                                                -----------------------------------------------------
                                               Capitalization   1,071,000 Shares   1,260,000   1,449,000   1,666,350
                                                 of  Douglas        at $10.00       Shares      Shares      Shares
                                                   Federal          Per Share      at $10.00   at $10.00   at $10.00
                                                                                   Per Share   Per Share   Per Share
                                               ---------------  -----------------  ----------  ----------  ----------
                                                                                   (In thousands)
Deposits(1)...................................        $85,686            $85,686     $85,686     $85,686     $85,686
Federal Home Loan Board advances..............          5,000              5,000       5,000       5,000       5,000
                                                      -------            -------     -------     -------     -------
   Total deposits and borrowed funds..........        $90,686            $90,686     $90,686     $90,686     $90,686
                                                      =======            =======     =======     =======     =======

Capital stock
   Preferred stock, no par value per share:
       authorized - 10,000,000 shares;
        assumed outstanding - none............        $     -          $       -     $     -    $      -    $      -

   Common stock, no par value per
    share:
   authorized -10,000,000 shares; shares
    to be outstanding - as shown..............              -            $10,055     $11,916     $13,777     $15,918


Paid-in capital(2)............................              -
Less:  common stock acquired by employee
 stock ownership plan(3)......................              -               (857)     (1,008)     (1,159)     (1,333)

   common stock acquired by restricted
    stock program(4)..........................              -               (428)       (504)       (580)       (667)

Retained earnings(5)..........................          9,692              9,692       9,692       9,692       9,692
Accumulated other comprehensive
income........................................            (30)               (30)        (30)        (30)        (30)
                                                      -------            -------     -------     -------     -------
 Total shareholders' equity...................        $ 9,662            $18,432     $20,066     $21,700     $23,580
                                                      =======            =======     =======     =======     =======


(1) Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce estimated capitalization by the amount of such withdrawals.
(2) Based upon the estimated net proceeds from the state of capital stock. Estimated offering expenses are $655,000; $684,000; $713,000; and $746,000 at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated valuation range. Does not reflect additional shares of common stock that possibly could be purchased by participants in the stock option plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate of up to 10.0% of the shares of common stock issued in the conversion at exercise prices equal to the market price of the common stock on the date of grant. Implementation of the stock option plan within one year after the conversion will require regulatory and shareholder approval. See "Management of Douglas Federal - Benefit Plans - Stock Option Plan" and "Risk Factors - Issuance of shares for stock benefit plans may lower your ownership interest."
(3) Assumes 8.0% of the shares of common stock to be sold in the offering are purchased by the employee stock ownership plan and that the funds used to purchase such shares are borrowed from First Deposit. See "Pro Forma Data" for additional details.

(4) Assumes that a number of shares equal to 4.0% of the number of shares sold in the offering will be acquired in the open market at the purchase price per share $10.00 for the restricted stock program following implementation of such program. If the restricted stock program were funded by authorized but unissued shares, your interests would be diluted by approximately 4.0%. Implementation of the restricted stock program within one year of the conversion would require regulatory and shareholder approval at a meeting of our shareholders to be held no earlier than six months after the conversion. See "Management of Douglas Federal - Benefit Plans - Restricted Stock Program."
(5) Our retained earnings are substantially restricted. All of our capital distributions must comply with regulatory restrictions tied to our regulatory capital level. In addition, after the conversion, we will be prohibited from paying any dividend that would reduce our regulatory capital below the amount in the liquidation account to be provided for the benefit of our eligible account holders and supplemental eligible account holders at the time of the conversion and adjusted downward after the conversion. See "Regulation and Supervision - Federal Savings Institution Regulation - Limitations on Capital Distributions" and "The Conversion - Liquidation Rights."

                         REGULATORY CAPITAL COMPLIANCE


  At December 31, 1998, we exceeded all regulatory capital requirements. The following is a summary of our compliance with the Office of Thrift
Supervision capital standards as of December 31, 1998, on a historical and estimated basis assuming that the indicated number of shares were sold as of December 31, 1998 and that we receive 50.0% of the net proceeds. For purposes of the table below, the amount the employee stock ownership plan expects to borrow and the cost of the shares the restricted stock program expects to acquire are deducted from our estimated regulatory capital.


                                                      Our Pro Forma Capital as of December 31, 1998 Based on the Sale of (3):
                                                -----------------------------------------------------------------------------------
                                                   1,071,000 Shares   1,260,000 Shares      1,449,000 Shares     1,666,350 Shares
                          Our Historical Capital      at $10.00           at $10.00            at $10.00           at $10.00
                          at December 31, 1998(6)     Per Share           Per Share            Per Share          Per Share(1)
                          --------------------- -------------------- -------------------  -------------------  --------------------
                                       % of                  % of                 % of                 % of                  % of
                                     Adjusted              Adjusted             Adjusted             Adjusted              Adjusted
                                      Total                 Total                Total                Total                 Total
                             Amount   -----      Amount     -----      Amount    -----      Amount    -----      Amount     -----
                             ------  Shares(2)  --------  Shares(2)   --------  Shares(2)  --------  Shares(2)  --------  Shares(2)
                                     ---------            ----------            ---------            ---------            ----------

Capital under generally
 accepted accounting         $9,662      9.58%   $13,404      12.81%   $14,108     13.39%   $14,812     13.97%   $15,621      14.62%
 principles                  ======              =======               =======              =======              =======
Tangible Capital:

Capital Level                $7,804      7.88%   $11,546      11.23%   $12,250     11.84%   $12,954     12.43%   $13,763      13.11%
   Requirement(4)             1,485      1.50      1,542       1.50      1,552      1.50      1,563      1.50      1,575       1.50
                             ------     -----    -------      -----    -------     -----    -------     -----    -------      -----
Excess                       $6,319      6.38%   $10,005       9.73%   $10,698     10.34%   $11,391     10.93%   $12,188      11.61%
                             ======     =====    =======      =====    =======     =====    =======     =====    =======
Core Capital:
Capital Level(5)(7)          $7,804      7.88%   $11,546      11.23%   $12,250     11.84%   $12,954     12.43%   $13,763      13.11%
Requirement(4)                2,971      3.00      3,083       3.00      3,104      3.00      3,125      3.00      3,150       3.00
                             ------     -----    -------      -----    -------     -----    -------     -----    -------      -----
Excess                       $4,833      4.88%   $ 8,463       8.23%   $ 9,146      8.84%   $ 9,828      9.43%   $10,613      10.11%
                             ======     =====    =======      =====    =======     =====    =======     =====    =======      =====

Risk-Based Capital(6):
 Capital Level(5)(7)         $8,513     15.08%   $12,255      20.92%   $12,959     21.97%   $13,663     23.01%   $14,472      24.19%
 Requirement(4)               4,515      8.00      4,686       8.00      4,718      8.00      4,750      8.00      4,787       8.00
                             ------     -----    -------      -----    -------     -----    -------     -----    -------      -----
 Excess                      $3,998      7.08%   $ 7,569      12.92%   $ 8,241     13.97%   $ 8,913     15.01%   $ 9,685      16.19%
                             ======     =====    =======      =====    =======     =====    =======     =====    =======      =====



(1) Adjusted to give effect to an increase in the number of shares which could occur due to an increase in the number of shares sold to 1,666,350 as a result of regulatory considerations as changes in market or general financial or economic conditions following the commencement of the subscription and community offerings.
(2) Tangible capital levels are shown as a percentage of total adjusted assets of $99.0 million. Core capital levels are shown as a percentage of total adjusted assets of $99.0 million. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets of $56.4 million.
(3) Pro forma capital levels assume our receipt of 50.0% of the net proceeds from the shares of common stock sold at the minimum, midpoint and maximum of the estimated price range. These levels also assume funding by us of the restricted stock program equal to 4.0% of the common stock issued and repayment of First Deposit's loan to the employee stock ownership plan to enable the employee stock ownership plan to purchase 8.0% of the common stock issued valued at the minimum, midpoint and maximum of the estimated price range. See "Management of Douglas Federal - Benefit Plans" for a discussion of the restricted stock program and employee stock ownership plan.
(4) The current Office of Thrift Supervision core capital requirement for savings associations is 3.0% of total adjusted assets. The Office of Thrift Supervision has proposed core capital requirements which would require a core capital ratio of 3.0% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth, and a 4.0% to 5.0% core capital ratio requirement for all other thrifts. See "Regulation and Supervision - Federal Savings Institution Regulations - Capital Requirements." First Deposit will not be subject to regulatory capital requirements.
(5) Assumes net proceeds are invested in assets that carry a risk-weighting of 57.0%, the average risk-weighting of our assets as of December 31, 1998.
(6) Historical risk-based capital is comprised of tangible capital of $7.8 million plus our general valuation allowance of $709,000 at December 31, 1998.
(7) The difference between capital under generally accepted accounting principles and risk-based capital is attributable to our investment in Pinehurst Properties, LLC. See "Business of Douglas Federal -
     Subsidiary."

                                 PRO FORMA DATA

     We cannot determine the actual net proceeds from the sale of the common stock until the conversion is completed. However, we currently estimate investable net proceeds to be between $8,770,000 and $13,918,000 at the minimum and maximum, as adjusted, of the estimated valuation range. Our estimate of the investible net proceeds are based on the assumptions that:

     . First Deposit will sell 100% of the shares of common stock in the subscription and community offerings;

     . First Deposit will sell 8.0% of the shares to the employee stock ownership plan and 395,000 shares will be sold to our directors and officers, our associates and to our employees, for which commissions will not be paid; and

     . other conversion expenses, not including the fixed management fee and sales commissions by Trident Securities will be approximately $427,500, regardless of the number of shares sold.

     The following table sets forth our historical net earnings and shareholders' equity before the conversion and our estimated consolidated net income and shareholders' equity following the conversion. These estimates assume:

     . that the common stock to be issued in the conversion was sold at January 1, 1998;

     . that the estimated net proceeds were invested at 4.6%, which was approximately equal to the one-year U.S. Treasury bill rate at December 31, 1998;

     . that First Deposit will be taxed at an effective state and federal income tax rate of 34.0%; and

     . assumes a number of shares of common stock equal to 4.0% of the common stock to be sold in the conversion will be purchased by the restricted stock program in the open market following the conversion.

     Because we rely on the assumptions outlined above, shareholders' equity and related data presented below do not represent the fair market value of the common stock, the current value of assets or liabilities, or the amounts, if any, that would be available for distribution to the shareholders in the event of liquidation. In addition, the estimated income and related data are not indicative of our actual results of operations for any current or future period. The data presented below may be materially affected by a change in the number of shares to be issued in the conversion and other factors. See "The Conversion - Stock Pricing" and " - Number of Shares to Be Issued."

                                                                 At or for the Year Ended December 31, 1998
                                                             --------------------------------------------------
                                                              1,071,000    1,260,000    1,449,000    1,666,350
                                                                 Shares       Shares       Shares       Shares
                                                              at $10.00    at $10.00    at $10.00    at $10.00
                                                              Per Share    Per Share    Per Share    Per Share
                                                             ----------   ----------   ----------   ----------
                                                                   (In thousands, except share amounts)
Gross offering proceeds                                      $   10,710   $   12,600   $   14,490   $   16,664
Less estimated offering expenses                                   (655)        (684)       ( 713)        (746)
                                                             ----------   ----------   ----------   ----------
 Estimated net offering proceeds                                 10,055       11,916       13,777       15,918
Less:  Common stock acquired by employee stock
       ownership plan                                              (857)      (1,008)      (1,159)      (1,333)

       Common stock to be acquired by restricted stock
       program                                                     (428)        (504)        (580)        (667)
                                                             ----------   ----------   ----------   ----------
 Estimated net proceeds as adjusted                          $    8,770   $   10,404   $   12,038   $   13,918
                                                             ==========   ==========   ==========   ==========

Consolidated net income:
  Historical earnings                                               780          780          780          780
  Pro forma earnings on investable net proceeds                     266          316          365          423
  Less: Pro forma employee stock ownership plan
        adjustment(1)                                               (57)         (67)         (77)         (88)
  Pro forma restricted stock program adjustment(2)                  (56)         (66)         (76)         (88)
                                                             ----------   ----------   ----------   ----------
  Pro forma net earnings                                     $      933   $      963   $      992   $    1,027
                                                             ==========   ==========   ==========   ==========

Net earnings per share:
 Historical earnings income                                        0.81         0.69         0.60         0.52
 Pro forma earnings on investable net proceeds                     0.28         0.28         0.28         0.29
 Less: Pro forma employee stock ownership plan
       adjustment(1)                                              (0.06)       (0.06)       (0.06)       (0.06)
 Pro forma restricted stock program adjustment(2)                 (0.06)       (0.06)       (0.06)       (0.06)
                                                             ----------   ----------   ----------   ----------
  Pro forma net earnings per share                           $     0.97   $     0.85   $     0.76   $     0.69
                                                             ==========   ==========   ==========   ==========

Number of shares outstanding for earnings per share
 calculations(1)                                                959,616    1,128,960    1,298,304    1,493,050

Shareholders' equity (book value (3)):
  Historical                                                      9,662        9,662        9,662        9,662
Estimated net proceeds(2)(4)                                     10,055       11,916       13,777       15,918
Less:  Common stock acquired by employee stock
       ownership plan(1)                                           (857)      (1,008)      (1,159)      (1,333)

       Common stock acquired by restricted stock
       program(2)                                                  (428)        (504)        (580)        (667)
                                                             ----------   ----------   ----------   ----------
Pro forma shareholders' equity per share                     $   18,431   $   20,066   $   21,701   $   23,580
                                                             ==========   ==========   ==========   ==========

Shareholders' equity per share (3):
Historical                                                         9.02         7.67         6.67         5.80
Estimated net proceeds(2)(4)                                       9.39         9.46         9.51         9.55
Less:  Common stock acquired by employee stock
       ownership plan(1)                                          (0.80)       (0.80)       (0.80)       (0.80)

       Common stock acquired by restricted stock
       program(2)                                                 (0.40)       (0.40)       (0.40)       (0.40)
                                                             ----------   ----------   ----------   ----------
   Pro forma shareholders' equity per share                  $    17.21   $    15.93   $    14.98   $    14.15
                                                             ==========   ==========   ==========   ==========

Offering price as a percentage of pro forma shareholders'
 equity per share                                                  58.1%        62.8%        66.8%        70.7%


Ratio of offering price to pro forma net income per share          10.3         11.8         13.2         14.5

Number of shares outstanding for shareholders' equity per
 share calculations                                           1,071,000    1,260,000    1,449,000    1,666,350


_________________________

(1) The approximate amount the employee stock ownership plan expects to borrow is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payment on the employee stock ownership plan debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Because First Deposit will be providing the employee stock ownership plan loan, only principal payments on the employee stock ownership plan loan are reflected as employee compensation and benefits expense. The purchase price of $10.00 was utilized to calculate the employee stock ownership plan expense. The expense was reduced by estimated income tax benefits at 34.0%. The table assumes that 10.0% of the employee stock ownership plan shares purchased in the conversion were committed to be released. See "Management of Douglas Federal - Benefit Plans - Employee Stock Ownership Plan."
(2) The dollar amount of the common stock to be purchased by the restricted stock program is based upon the purchase price in the conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the purchase price of $10.00 in the conversion. As we accrue compensation expense to reflect the vesting of such shares under the restricted stock program, the charge against capital will be reduced accordingly. Assumes the restricted stock program expense was 20.0% of the amount purchased less the income tax benefit at 34.0%. Implementation of the restricted stock program within one year of the conversion would require shareholder approval at a meeting of our shareholders. If the shares to be purchased by the restricted stock program were newly issued shares purchased from First Deposit by the restricted stock program at the purchase price rather than shares purchased in the open market, at the minimum, midpoint, maximum and 15.0% above the maximum of the estimated valuation range, pro forma shareholders' equity per share would have been $16.93, $15.70, $14.78 and $13.99, respectively, and pro forma net income per share would have been $.94, $.83, $.74 and $.67, respectively. If the restricted stock program acquires authorized but unissued shares from First Deposit, your ownership interests in First Deposit will be diluted by approximately 4.0%. See "Management of Douglas Federal - Benefit Programs - Restricted Stock Program" and "Risk Factors
     - Issuance of shares for stock benefit plans may lower your ownership interest."
(3) Consolidated shareholders' equity represents the excess of the carrying value of our assets over our liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation or in certain other remote circumstances. The amounts shown also do not reflect the amounts we are required to distribute in the event of liquidation to eligible depositors from the liquidation account which we will establish upon the consummation of the conversion. Pro forma shareholders' equity information is not intended to represent the fair market value of the common stock, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors. The historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares.
(4) No effect has been given to shares that may be issued upon the exercise of options that may be granted under a stock option plan.

                                 THE CONVERSION

     Our Board of Directors and the Office of Thrift Supervision have approved the plan of conversion. Our members who are entitled to vote on the conversion must also approve the plan of conversion. Approval by the Office of Thrift Supervision does not constitute its recommendation or endorsement of the plan of conversion.

General

     On February 9, 1999, our Board of Directors adopted the plan of conversion. The plan of conversion provides that we will be converted from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank. First Deposit, which has been incorporated under Georgia law, will hold all of our outstanding capital stock. The Office of Thrift Supervision has approved the plan, subject to, among other things, the approval of the plan by
our members.   We have called a special meeting of our members for this purpose to be held on June 17, 1999.

     The plan of conversion also provides that First Deposit will offer shares of common stock for sale in the subscription offering to our eligible account holders, the employee stock ownership plan, supplemental eligible account holders and other members. Concurrently, and subject to the prior rights of holders of subscription rights, First Deposit may offer shares not subscribed for in the subscription offering in a community offering with preference given to natural persons residing in Douglas County, Georgia. We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. See " - Community Offering."

     First Deposit has applied for and expects to receive approval from the Office of Thrift Supervision to become a thrift holding company and to acquire all of our common stock to be issued in the conversion. First Deposit plans to purchase our issued and outstanding capital stock in exchange for 50.0% of the net proceeds of the subscription and community offerings. First Deposit will retain the remaining net proceeds of such offerings. The conversion will occur only if at least 1,071,000 shares of common stock of First Deposit are sold.

     The aggregate price of the shares of common stock to be sold in connection with the conversion is estimated to be between $10,710,000 and $14,490,000.
This range was determined based upon an independent appraisal prepared by Ferguson & Company, a consulting firm experienced in the valuation and appraisal of savings institutions, of the estimated value of Douglas Federal and First Deposit. All shares of common stock to be sold in connection with the conversion will be sold at the same price. Ferguson & Company will affirm, or, if necessary, update the independent appraisal at the completion of the subscription and community offerings. See " - Stock Pricing" for additional information as to the determination of the estimated market value of First Deposit's common stock.

     The following is a brief summary of the material aspects of the conversion. You should review the entire plan of conversion before purchasing shares of common stock. A copy of the plan of conversion is available for you to review at all of our offices. A copy of the plan of conversion is also available at the Southeast Regional office in Atlanta, Georgia and the Washington, D.C. office of the Office of Thrift Supervision.

Purposes of the Conversion

     As a federally-chartered mutual savings bank, we do not have shareholders and have no authority to issue capital stock. By converting to the capital stock form of organization, we will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The conversion will enhance our ability to access capital markets, expand our current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities we serve or diversify into other financial services to the extent allowable by applicable laws and regulations.

     The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, First Deposit will be in a position after the conversion, subject to regulatory limitations and First Deposit's financial position, to take advantage of any such opportunities that may arise.

     The potential impact of the conversion upon our capital base is significant. The conversion will increase our capital position to a level at which we will be better positioned to take advantage of business opportunities.

     At December 31, 1998, we had total equity, determined in accordance with generally accepted accounting principles, of $9.6 million, or 9.6% of total assets. Our regulatory tangible capital at that date was approximately 7.88% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" under Office of Thrift Supervision regulations. Assuming that First Deposit uses 50.0% of the net proceeds from the sale of 1,260,000 shares of its common stock to purchase our stock, our capital will increase to $14.1 million or a ratio of capital to adjusted assets, on a pro forma basis, of 13.39% after the conversion. We expect that the investment of the net proceeds from the sale of the common stock will provide us with additional income to increase our capital position further.

     After completion of the conversion, the unissued common and preferred stock authorized by First Deposit's Articles of Incorporation will permit First Deposit to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, First Deposit has no plans with respect to possible acquisitions or for additional offerings of securities, other than the possible issuance of additional shares upon exercise of stock options under its stock option plan or the possible issuance of authorized but unissued shares to its restricted stock program for stock awards. Following the conversion, First Deposit plans to use stock-related incentive plans to attract and retain executive and other personnel for Douglas Federal and First Deposit. See "Management of Douglas Federal - Benefit Plans."

Effects of Conversion

     General. Each depositor in a mutual savings institution has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. A depositor may only receive this ownership interest in the event of a liquidation of the institution or in the event the institution declares a capital distribution to depositors. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

     Consequently, mutual savings institution depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings institution is liquidated or in the event the institution declares a capital distribution to depositors. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings institution converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. The common stock is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

     Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, our present management and staff will continue to provide services for depositors and borrowers under current policies. The directors serving us at the time of conversion will serve as our directors after the conversion. The directors of First Deposit will consist initially of individuals currently serving on our Board of Directors. All of our officers at the time of conversion will retain their positions immediately after conversion.

     Effect on Deposit Accounts. Under the plan of conversion, each of our depositors at the time of conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. The Federal Deposit Insurance Corporation will insure each such account to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. The conversion will not affect our outstanding loans, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

     Effect on Voting Rights of Members. At present, all of our depositors and certain borrowers are members of, and have voting rights in, us as to all matters requiring membership action. Upon conversion, depositors and borrowers will cease to be our members and will no longer be entitled to vote at our meetings. Upon conversion, all of our voting rights will be vested in First Deposit as our sole shareholder. Exclusive voting rights with respect to First Deposit will be vested in the holders of First Deposit's common stock. Our depositors and borrowers will not have voting rights after the conversion except to the extent that they become shareholders of First Deposit through the purchase of First Deposit's common stock.

     Tax Effects. We have received an opinion from Womble Carlyle Sandridge & Rice, PLLC with regard to federal income taxation and an opinion from Mauldin & Jenkins, LLC with regard to Georgia income taxation to the effect that the conversion will not be a taxable transaction to Douglas Federal, our eligible account holders, our supplemental eligible account holders or First Deposit, except as discussed below. See " - Tax Aspects."

     Effect on Liquidation Rights. If a mutual savings institution were to liquidate, all claims of creditors, including those of depositors, to the extent of deposit balances, would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets on a pro rata basis, based upon the deposit balances in their deposit accounts immediately before liquidation. In the unlikely event that we were to liquidate after conversion, we would also pay all claims of creditors, including those of depositors, to the extent of their deposit balances, first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to First Deposit as the holder of our capital stock. Under the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Stock Pricing

     The plan of conversion provides that the aggregate purchase price of the common stock must be consistent with the estimated consolidated pro forma market value of Douglas Federal and First Deposit, as determined on the basis of an independent valuation. We have retained Ferguson & Company to make such valuation. For its services in making such appraisal, Ferguson & Company will receive a fee of up to $25,000, excluding out-of-pocket expenses. We have agreed to indemnify Ferguson & Company and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Ferguson & Company's liability results from its negligence, willful misconduct or bad faith.

     In preparing its appraisal, Ferguson & Company relied on the information in this prospectus, including our consolidated financial statements. Ferguson & Company also considered the following factors, among others:

     . our present and projected operating results and financial condition and the economic and demographic conditions in our market area;

     .    historical, financial and other information;

     . a comparative evaluation of our operating and financial statistics with those of other similarly situated savings institutions located in Georgia and other regions of the United States;

     .    the aggregate size of the offering of common stock;

     . the effect of the conversion on the net worth and earnings potential of Douglas Federal and First Deposit; and

     . the trading market for securities of comparable institutions and general securities market conditions.

     On the basis of the foregoing, Ferguson & Company has advised us that, in its opinion, dated February 22, 1999, our estimated pro forma market value ranged from a minimum of $10,710,000 to a maximum of $14,490,000 with a midpoint of $12,600,000. First Deposit expects to sell between 1,071,000 and 1,449,000 shares of its common stock. We have reviewed the appraisal of Ferguson & Company and in determining the reasonableness and adequacy of such appraisal consistent with the regulations and policies of our federal regulators, have reviewed the methodology and reasonableness of the assumptions utilized by Ferguson & Company in the preparation of the appraisal. We may amend the estimated price range with the approval of the Office of Thrift Supervision, if subsequent developments in our financial condition or market conditions generally necessitate an amendment. The $10.00 per share price for the common stock was based on the consideration of a number of factors, including the potential after market liquidity of the stock and other marketing considerations.

     You should not construe the appraisal as a recommendation of any kind regarding the advisability of purchasing common stock in the offering. Ferguson & Company did not independently verify our consolidated financial statements and other information we provided. Ferguson & Company did not independently value our assets or liabilities. The appraisal considers us as a going concern and
should not be considered as an indication of our liquidation value.   Moreover,
the appraisal is based necessarily upon estimates and projections of a number of matters, all of which may change. You may not be able to sell common stock at prices at or above the purchase price following the offering. See "Risk Factors
- Limited market for the common stock may lower the market price."

     Following commencement of the subscription offering, the maximum of the estimated price range may be increased up to 15.0% and the number of shares of common stock to be sold in the conversion may be increased to 1,666,350 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See
" - Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that First Deposit may issue in the event of an increase in the estimated price range to fill unfilled orders in the subscription offering.

     If the pro forma market value of the common stock is either more than 15.0% above the maximum of the estimated price range or less than the minimum of the estimated price range, we may terminate the plan of conversion and return all funds promptly with interest at our regular passbook rate of interest on payments made by check or money order. We also may extend or hold a new subscription offering and/or community offering, establish a new estimated price range, begin a resolicitation of subscribers or take such other actions as permitted by the Office of Thrift Supervision in order to complete the conversion. In the event we commence a resolicitation, we will promptly return all funds to investors as described above unless we receive an affirmative response within a reasonable period of time. A resolicitation, if any, following the conclusion of the subscription offering would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond June 17, 2001.

     No sale of shares of common stock may be consummated unless, before such consummation, Ferguson & Company confirms to us and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Ferguson & Company to conclude that the aggregate value of the common stock at the purchase price is incompatible with its estimate of the pro forma market value of the common stock. Any change which would result in an aggregate purchase price which is below $10,710,000 or more than 15.0% above $14,490,000 must be approved by the Office of Thrift Supervision. If such confirmation is not received, we may extend the conversion, extend, reopen or begin a new subscription offering or community offering, establish a new estimated price range and begin a resolicitation of all subscribers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the conversion, or terminate the plan and cancel the subscription and community offerings.

     Copies of Ferguson & Company's appraisal report, including any amendments, is available for your review at our main office.

Number of Shares to be Issued

     Depending upon market or financial conditions following the commencement of the subscription offering, the total number of shares to be issued in the conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the estimated price range or more than 15.0% above the maximum of the estimated price range. Based on a fixed purchase price of $10.00 per share and Ferguson & Company's estimate of the pro forma market value of First Deposit and Douglas Federal ranging from a minimum of $10,710,000 to a maximum, as increased by 15.0%, of $16,663,500, the number of shares of common stock expected to be sold in the conversion is between a minimum of 1,071,000 shares and a maximum, as adjusted by 15.0%, of 1,666,350 shares. The actual number of shares sold between this range will depend on a number of factors and will be determined by First Deposit, subject to Office of Thrift Supervision approval, if necessary.

     In the event market or financial conditions change and cause the aggregate purchase price of the shares to be below the minimum of the estimated price range or more than 15.0% above the maximum of the estimated price range, and if we do not terminate the plan of conversion after consultation with the Office of Thrift Supervision, we will resolicit subscribers. We will permit subscribers to continue their orders, in which case they must affirmatively reconfirm their subscriptions before the expiration of the resolicitation offering or we will promptly refund their subscription funds. The Office of Thrift Supervision must approve any change in the estimated price range. A resolicitation, if any, following the conclusion of the subscription offering would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods up to 90 days not to extend beyond June 17, 2001. If such resolicitation is not effected, we will return all funds promptly with interest at our regular passbook rate of interest on payments made by check or money order.

     If First Deposit increases the number of shares issued due to an increase of up to 15.0% in the estimated price range to reflect changes in market or financial condition, those subscribing for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the employee stock ownership plan, which may subscribe for such adjusted amount. See " - Limitations on Stock Purchases."

     An increase in the number of shares First Deposit issued as a result of an increase in the estimated market value of Douglas Federal and First Deposit would decrease both a subscriber's ownership interest and First Deposit's pro forma net earnings and shareholders' equity on a per share basis while increasing pro forma net earnings and shareholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the conversion would increase both a subscriber's ownership interest and First Deposit's pro forma net earnings and shareholders' equity on a per share basis while decreasing pro forma net earnings and shareholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

Subscription Rights and Subscription Offering

     Subscription Rights. In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons in the following order of descending priority:

     . eligible account holders, who are holders of deposit accounts with a balance of $50 or more on December 31, 1997;

     .    the employee stock ownership plan;

     . supplemental eligible account holders, who are holders of deposit accounts with a balance of $50 or more on March 31, 1999; and

     . our members, consisting of our depositors on May 1, 1999, the voting record date for the special members meeting, and borrowers with loans outstanding on January 1, 1990, which continue to be outstanding on May 1, 1999, other than eligible account holders and supplemental eligible account holders.

All subscriptions received will be subject to the availability of common stock after satisfaction of subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations contained in the plan of conversion and as described below under " - Limitations on Stock Purchases."

     Deposit accounts which will provide subscription rights to holders thereof consist of any "qualifying deposit," as defined by the plan of conversion.
Under the plan, the aggregate balance as of the applicable date for determining subscription rights of all deposit accounts with us shall be deemed a qualifying deposit, provided such aggregate balance is at least $50.

     Priority 1: Eligible Account Holders. Each eligible account holder will receive, without payment, nontransferable subscription rights to subscribe for common stock up to the greater of:

     . the maximum amount permitted to be purchased in the community offering, which is presently $375,000 for any individual or individuals through a single account, and $750,000 when combined with associates of, and persons acting in concert with, such individual; or

     . one-tenth of one percent (.10%) of the total offering of shares of common stock, in each case subject to the overall purchase limitation described above; or

     . fifteen times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the eligible account holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all eligible account holders, in each case on December 31, 1997. These rights may not exceed the overall purchase limitation of $750,000 and does not include an increase in the shares issued due to an increase in the estimated price range of up to 15.0%.

See " - Limitations on Stock Purchases."

     If eligible account holders exercise subscription rights for a number of shares of common stock in excess of the total number of such shares eligible for subscription, the shares of common stock will be allocated among the subscribing eligible account holders so as to permit each subscribing eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by the eligible account holder. Any shares remaining after such allocation will be allocated among the subscribing eligible account holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit of each eligible account holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all eligible account holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated (one or more times as necessary) among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     To ensure proper allocation of stock, each eligible account holder must list on his or her subscription order form all accounts in which he or she has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also our directors or officers or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the twelve months preceding December 31, 1997.

     Priority 2: Employee Stock Ownership Plan. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by eligible account holders, the employee stock ownership plan will receive, without payment therefor, nontransferable subscription rights to purchase, in the aggregate, up to 10.0% of the common stock issued, including any increase in the number of shares of common stock issued as a result of an increase of up to 15.0% in the maximum of the estimated price range. The employee stock ownership plan intends to purchase 8.0% of the shares to be issued in the offering, or 85,680 shares and 115,920 shares, based on the minimum and maximum of the estimated price range, respectively. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription offering, including subscriptions of any of our directors, officers, employees or their associates. See "Management of Douglas Federal - Benefit Plans - Employee
Stock Benefit Plan."

     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the eligible account holders and the employee stock ownership plan, each supplemental eligible account holder will receive, without payment, nontransferable subscription rights to subscribe for in the subscription offering an amount equal to the greater of the maximum amount permitted to be purchased in the community offering, which is presently the greater of

     . $375,000 for any individual or individuals through a single account and $750,000 when combined with associates of and persons acting in concert with such individual;

     .    one-tenth of one percent (.10%) of the total offering of common stock;
          or

     . 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the supplemental eligible account holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders, in each case on March 31, 1999, subject to the overall purchase limitation of $750,000 and not including an increase in the shares issued due to an increase in the estimated price range of up to 15.0%.

See " - Limitations on Stock Purchases."

     In the event that supplemental eligible account holders exercise subscription rights for a number of shares of common stock in excess of the total number of such shares eligible for subscription, the remaining shares of common stock shall be allocated among the subscribing supplemental eligible account holders so as to permit each subscribing supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by the supplemental eligible account holder. Any shares remaining after such allocation will be allocated among the subscribing supplemental eligible account holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit of each supplemental eligible account holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all supplemental eligible account holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining supplemental eligible account holders, the excess shall be reallocated, one or more times as necessary, among those supplemental eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her subscription order form all accounts in which he or she has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by eligible account holders will be applied in partial satisfaction to the subscription rights to be received as a supplemental eligible account holder.

     Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the eligible account holders, the employee stock ownership plan and the supplemental eligible account holders, each of our other members not considered an eligible account holder or a supplemental eligible account holder will receive, without payment therefor, nontransferable subscription rights to subscribe for common stock in the subscription offering up to the greater of:

     . the maximum amount permitted to be purchased in the community offering, which is presently $375,000 for any individual or individuals through a single account and $750,000 when combined with associates of, and persons acting in concert with, such individual; or

     . one-tenth of one percent (.10%) of the total offering of common stock, in each case subject to the overall purchase limitation described above and not including an increase in shares issued due to an increase in the estimated price range of up to 15.0%.

     In the event that other members subscribe for a number of shares of common stock which is in excess of the total number of shares of common stock eligible for subscription, the remaining shares of common stock will be allocated among the subscribing other members so as to permit each subscribing other member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by the other member. Any shares remaining after such allocation will be allocated among the subscribing other members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes a subscribing other member is entitled to on May 1, 1999 bears to the total votes on such date of all subscribing other members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining other members, the excess shall be reallocated, one or more times as necessary, among those remaining other members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 noon, June __, 1999, unless we extend it for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision. Subscription rights which have not been exercised before the expiration date will become void.

     We may not execute orders until all shares of common stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended with the consent of the Office of Thrift Supervision, we will return to you promptly, with interest, all funds we receive from you in the subscription offering and we will cancel all withdrawal authorizations. If an extension beyond the 45 day period following the expiration date is granted, we will notify you of the extension of time and of your right to modify or rescind your subscriptions and have your funds returned promptly with interest, and of the time period within which you must affirmatively notify us of your intention to confirm, modify or rescind your subscription. If we do not receive an affirmative response to any resolicitation from you, we will rescind such order and will return your subscription funds with interest at our regular passbook rate. Such extensions may not go beyond June 17, 2001.

Community Offering

     We may offer shares to certain members of the general public in a community offering, which may begin at any time during or after the subscription offering. A preference will be given in the community offering to natural persons residing in Douglas and Paulding Counties, Georgia. First Deposit may accept or reject any such orders, in whole or in part, in its sole discretion. Individuals subscribing for common stock in the community offering may subscribe for up to $375,000 worth of common stock, or up to $750,000 worth of common stock when combined with associates of, and persons acting in concert with, such individual, subject to the maximum purchase limitation and exclusive of shares issued due to an increase in the estimated price range by up to 15.0%. See
" - Limitations on Stock Purchases." The opportunity to subscribe for shares of common stock in the community offering is subject to our right to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

     Subject to the foregoing, if the amount of common stock remaining is insufficient to fill the orders of subscribers after completion of the subscription offering, the remaining shares will be allocated among such subscribers in a manner which permits each such person, to the extent possible, to purchase the number of shares necessary to make his or her total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by such person, with preference being given to natural persons residing in Douglas and Paulding Counties, Georgia. Thereafter, unallocated shares will be allocated among such Douglas County and Paulding County residents whose subscriptions remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated.

     To the extent there are any shares remaining after all subscriptions by Douglas County and Paulding County residents have been filled, any remaining shares will be allocated among members of the general public using the foregoing allocation method. The Boards of Directors of Douglas Federal and First Deposit will establish all other terms and conditions of the offering.

Persons in Nonqualified States or Foreign Countries

     We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, the plan of conversion provides that we are not required to offer subscription rights to any person who resides in a foreign country or who resides in a state of the United States with respect to which all of the following apply:

     . a small number of persons otherwise eligible to subscribe for shares of common stock reside in such state;

     . we determine that compliance with the securities laws of such state would be impracticable or unduly burdensome for reasons of cost or otherwise; and

     . the granting of subscription rights or the offer or sale of shares of common stock to such persons would require Douglas Federal or First Deposit or our respective officers, directors or trustees to register as a broker, dealer, salesman or selling agent under the securities laws of such state, or to otherwise qualify the common stock for sale in such state.

     Where the number of persons eligible to subscribe for common stock in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the common stock or the need to register First Deposit, its officers, directors or employees as brokers, dealers or salesmen.

Marketing Arrangements

     We have engaged Trident Securities as a consultant and financial advisor in connection with the offering of the common stock and Trident Securities has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the offering. Based upon our negotiations concerning the fee structure, Trident Securities will receive a management fee of $40,000, and a commission equal to 1.65% of the aggregate dollar amount of common stock sold in the subscription and community offerings, exclusive of any shares of common stock sold to our directors and officers and to the employee stock ownership plan. We will also reimburse Trident Securities for its reasonable out-of-pocket expenses incurred in its capacity as consultant and financial advisor, excluding legal fees, in an amount not to exceed $10,000. In the event the offering is consummated or Trident Securities ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to First Deposit, we will reimburse Trident Securities for its reasonable out-of-pocket expenses as described above. We have agreed to indemnify Trident Securities for its reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933. Trident Securities has received advances towards its fees totaling $10,000.

     Our directors and executive officers may participate in the solicitation of offers to purchase common stock. We will direct prospective purchasers' questions to executive officers or registered representatives. Our employees may also participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. We have instructed employees who are not executive officers not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares

     To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we will mail no prospectus any later than five days before such date nor hand deliver any prospectus later than two days before such date. Your execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Each order form will be preceded by or accompanied by a prospectus.

     To purchase shares in the offering, we must physically receive an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from our deposit account, which may be given by completing the appropriate blanks in the stock order form, at any of our offices by 12:00 noon, Eastern Time, on the expiration date, which date will not be less than 20 days after the order form is mailed.

     We are not required to accept stock order forms we do not receive by such time or which are executed defectively or which we receive without full payment or appropriate withdrawal instructions, except in the case of institutional investors in the community offering. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. Once received, you may not modify, amend or rescind an executed stock order form without our consent unless the conversion has not been completed within 45 days after the end of the subscription offering, unless such period has been extended.

     To ensure that your subscription rights are properly identified, you must list all qualifying deposit accounts and loans, as of the respective qualifying dates on the stock order form. If you do not list all your qualifying deposit accounts and loans, your order may be reduced or rejected.

     In order to ensure that eligible account holders, supplemental eligible account holders and other members are properly identified as to their stock purchase priorities, depositors as of December 31, 1997 and/or as of March 31, 1999 and/or May 1, 1999 must list all accounts on the stock order form giving all names in each account and the account number.

     Payment for subscriptions may be made:

          .    in cash if delivered in person at any of our branch offices;
          .    by check or money order; or
          .    by authorization of withdrawal from deposit accounts maintained with us, including a certificate of deposit.

We will not accept wire transfers in any account for stock purchases. Third-party checks will not be accepted. We will pay interest on payments made by cash, check or money order at our regular passbook rate of interest from the date payment is received until the completion or termination of the conversion. If you make payment by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion. We will place a hold on such funds to make them unavailable to the depositor until completion or termination of the conversion.

     If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of the conversion. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our regular passbook rate.

     If the employee stock ownership plan subscribes for shares during the subscription offering, the employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of common stock subscribed for at the purchase price upon consummation of the subscription offering, if all shares are sold, or upon consummation of the community offering if shares remain to be sold in such offering.

     Owners of self-directed individual retirement accounts and qualified plans may use the assets of their individual retirement accounts and qualified plans to purchase shares of common stock in the subscription offering and/or community offering, provided that such individual retirement account funds are first transferred to an independent trustee. Persons with self-directed individual retirement accounts and qualified retirement plans maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription offering and/or community offering. In addition, federal regulations require that our officers and directors who use self-directed individual retirement accounts funds and qualified retirement plans to purchase shares of common stock in the subscription offering and/or community offering, make such purchases for the exclusive benefit of the individual retirement accounts and qualified plans.

     Certificates representing shares of common stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

     Before the completion of the conversion, applicable regulations prohibit any person with subscription rights, including the eligible account holders, the employee stock ownership plan, the supplemental eligible account holders and other members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Only the person to whom they are granted may exercise such rights and may do so only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock before the completion of the conversion.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders we know to involve the transfer of subscription rights.

Limitations on Stock Purchases

     The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased during the conversion:

     . The minimum number of shares of common stock that any person may purchase is 25.

     . The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $375,000 of common stock, which equals 37,500 shares. The maximum purchase by any person in the community offering is $375,000 of common stock, which equals 37,500 shares.

     . The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $750,000 of common stock, which equals 75,000 shares.

     . The maximum purchase in the subscription offering and the community offering combined for any person together with any associate or group of persons acting in concert shall not exceed 5.0% of the stock sold in the conversion.

     . Those limitations applicable to eligible account holders, supplemental eligible account holders and other members contained in " - Subscription Rights and Subscription Offering."

     . The employee stock ownership plan is permitted to purchase in the aggregate up to 10.0% of the shares of common stock issued, including shares issued in the event of an increase in the estimated price range of 15.0%, and intends to purchase 8.0% of the shares of common stock issued;

     . We will fill orders of persons purchasing shares of common stock in the community offering up to a maximum of 2.0% of the total number of shares of common stock offered. Thereafter, we will allocate the remaining shares on an equal number of shares basis until all orders have been filled.

     . Our directors and officers and their associates may purchase, in all categories of the conversion, an aggregate of no more than 34.0% of the common stock offered. Any shares the employee stock ownership plan purchases will not be included in calculating the number of shares which such persons may purchase.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of our members, we may increase both the individual amount permitted to be subscribed for and the overall maximum purchase limitation in our sole discretion. If such amount is increased after commencement of the subscription offering, subscribers will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. In addition, our Board of Directors may, in their sole discretion and without further approval of our members, increase the maximum purchase limitation referred to above up to 9.99% of the common stock offered, provided that orders for shares exceeding 5.0% of the shares being offering in the subscription and community offerings shall not exceed, in the aggregate, 10.0% of the shares being offered in the subscription and community offerings, except that the employee stock ownership plan may purchase in the aggregate up to 10.0% of the shares of common stock offered.

     Our Board of Directors may decrease the overall maximum purchase limitation, in their sole discretion, without the further approval of our members or resolicitation of subscribers. In the event that we decrease either the individual purchase limitation or the number of shares of common stock to be offered, we will decrease the orders of any person who subscribed for the maximum number of shares of common stock by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares for which such person is permitted to subscribe.

     The term "associate" of a person is defined to mean:

     . any corporation or organization, other than us or Pinehurst Properties, LLC, of which such person is a director, officer, partner or 10.0% shareholder, either directly or indirectly;

     . any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include the employee stock ownership plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; or

     . any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is one of our directors or officers.

     Our directors and those of First Deposit are not treated as associates of each other solely because of their Board membership.

Liquidation Rights

     In the unlikely event of our complete liquidation in our present mutual form, each depositor would receive his or her pro rata share of any of our assets remaining after we pay the claims of all creditors, including the claims of all depositors to the withdrawal value of their accounts. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all of our deposit accounts at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all of our other general creditors. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value of our assets above that amount.

     The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to our net worth as shown on our latest statement of financial condition contained in this prospectus. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account with us, would be entitled, upon our complete liquidation after the conversion, to a liquidation distribution before our payment of any liquidation distribution to our shareholders. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held with us on the eligibility record date and the supplemental eligibility record date, respectively. Each eligible account holder and supplemental eligible account holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the liquidation account balance, which interest we will refer to as the subaccount balance. We will determine the initial subaccount balance for each eligible account holder or supplemental eligible account holder by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the deposit account on December 31, 1997 or March 31, 1999, as applicable, and the denominator is the total amount of all qualifying deposits held by eligible account holders or supplemental eligible account holders on such dates. Such initial subaccount balance will not increase, but may decrease as provided below. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the qualifying deposits in such deposit accounts on such respective record dates.

     The operation and maintenance of the liquidation account will not operate to restrict the use or application of any of our net worth accounts. However, we will not voluntarily reduce our net worth accounts below the required dollar amount of the liquidation account.

     If, however, on any annual closing date after the eligibility record date or supplemental eligibility record date, the qualifying deposit balance of an eligible account holder or supplemental eligible account holder is less than the lesser of:

     . the deposit balance in such deposit account at the close of business on any other annual closing date after the eligibility record date or supplemental eligibility record date, or

     . the amount of the qualifying deposit in such deposit account on the dates referenced above;

we will reduce the subaccount balance in an amount proportionate to the reduction in such deposit account. In the event that such a downward adjustment is followed by an increase in the related qualifying deposit, the subaccount balance will nevertheless not increase. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to First Deposit as our sole shareholder.

Tax Aspects

     We will not seek a private ruling from the Internal Revenue Service with respect to the proposed conversion. Instead, we have received an opinion of our special counsel, Womble Carlyle Sandridge & Rice, PLLC, to the effect that for federal income tax purposes, among other matters:

     . our change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code and neither Douglas Federal nor First Deposit will recognize any taxable gain or loss as a result of the conversion;

     . neither Douglas Federal nor First Deposit will recognize gain or loss upon First Deposit's purchase of our capital stock or to First Deposit upon the purchase of its common stock in the conversion;

     . neither eligible account holders nor supplemental eligible account holders will recognize any gain or loss with respect to their deposit accounts held with us due to the conversion, or due to acquiring their interests in the liquidation account;

     . the tax basis of the depositors' accounts with us immediately after the conversion will be the same as the basis of their deposit accounts immediately before the conversion;

     . the tax basis of each eligible account holder's and supplemental eligible account holder's interest in the liquidation account will be zero;

     . neither eligible account holders nor supplemental eligible account holders will recognize taxable gain or loss upon acquiring nontransferable subscription rights to purchase shares of the common stock, provided that the amount to be paid for the common stock is equal to the fair market value of such stock; and

     . the tax basis to the shareholders of the common stock of First Deposit purchased in the subscription offering or community offering will be the amount paid for the common stock and the holding period for the shares of common stock purchased by such persons will begin on the date on which their subscription rights are exercised.

     Mauldin & Jenkins, LLC has opined that the conversion will not be a taxable transaction to Douglas Federal, First Deposit, eligible account holders or supplemental eligible account holders for Georgia income tax purposes. Portions of both the federal and the state income tax opinions are based upon the assumption that the subscription rights issued in connection with the conversion will have no value.

     Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with conclusions reached in the opinions. In the event of a disagreement, the Internal Revenue Service may prevail in a judicial or administrative proceeding.

     Ferguson & Company has opined that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the shares of common stock sold in the community offering. Such valuation is not binding on the Internal Revenue Service. If the subscription rights granted to eligible account holders or supplemental eligible account holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those eligible account holders or supplemental eligible account holders who receive and/or exercise the subscription rights in an amount equal to such value and we could recognize gain on such distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Interpretation and Amendment of the Plan of Conversion

     To the extent permitted by law, all interpretations of the plan of conversion by our Board of Directors will be final. The plan of conversion provides that our Board of Directors shall have the discretion to interpret and apply the provisions of the plan of conversion to particular circumstances and that such interpretation or application shall be final. This includes any and all interpretations, applications and determinations made by the Boards of Directors on the basis of such information and assistance as was then reasonably available for such purpose.

     The plan of conversion provides that, if necessary or desirable, two-thirds of our Board of Directors may substantively amend the plan of conversion at any time before solicitation of proxies from our members to vote on the plan of conversion. After submission of the proxy materials to our members, two-thirds of our Board of Directors may amend the plan of conversion with the concurrence of the Office of Thrift Supervision or resubmission to our members. Our Board of Directors may amend the plan of conversion at any time after the approval of members upon the order of or with the approval of the Office of Thrift Supervision and no resolicitation of proxies and no further approval of the members will be necessary unless the Office of Thrift Supervision requires otherwise. By adopting the plan of conversion, members will be deemed to have authorized amendment of the plan of conversion under the circumstances described above.

Restrictions on Purchase or Transfer of Shares After Conversion

     All shares of common stock purchased in connection with the conversion by our directors or officers or their associates will be restricted. Such shares may not be disposed of for a period of one year following the conversion, except in the event of the death of the original purchaser or in the event of an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Transfers that could result in a change of control of Douglas Federal or First Deposit or result in the ownership by any person of more than 10.0% of any class of First Deposit's securities may be subject to the prior approval of the Office of Thrift Supervision.

     Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and we will issue instructions to our transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The insider trading rules promulgated under to the Securities Exchange Act of 1934 apply to our officers and directors.

     Purchases of outstanding shares of common stock of First Deposit by directors, officers and their associates during the three-year period following conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of First Deposit's outstanding common stock or to the purchase of stock pursuant to any stock option plan to be established after the conversion.

     Unless approved by the Office of Thrift Supervision, First Deposit will be prohibited from repurchasing any shares of the common stock for three years after the conversion except:

     . for an offer to all of First Deposit's shareholders on a pro rata basis; or

     .    for the repurchase of qualifying shares of a director.

Notwithstanding the foregoing, beginning one year following completion of the conversion First Deposit may repurchase its common stock so long as:

     . the repurchases within the following two years are part of an open-market program not involving greater than 5.0% of First Deposit's outstanding capital stock during a twelve-month period;

     .    the repurchases do not cause First Deposit to become undercapitalized;
          and

     . First Deposit provides to the Regional Director of the Office of Thrift Supervision no later than 10 days before the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

In addition, under current Office of Thrift Supervision policies, repurchases may be allowed in the first year following conversion and in amounts greater than 5.0% in the second and third years following conversion, provided there are valid and compelling business reasons for such repurchases and the Office of Thrift Supervision approves such repurchases.

                                 FIRST DEPOSIT


     First Deposit is a Georgia corporation recently organized at the direction of our Board of Directors for the purpose of acquiring all of our capital stock to be issued in the conversion. First Deposit expects to receive approval from the Office of Thrift Supervision to become a savings and loan holding company. Upon completion of the conversion, First Deposit will be regulated by the Office of Thrift Supervision. See "The Conversion" and "Regulation and Supervision - Holding Company Regulation." After the conversion, First Deposit will have no significant assets other than all of the shares of our capital stock acquired in the conversion and an amount equal to 50.0% of the net proceeds of the conversion, including the loan to the employee stock ownership plan. First Deposit will have no significant liabilities. First Deposit intends to use a portion of the net proceeds it retains to loan to the employee stock ownership plan funds to enable the employee stock ownership plan to purchase 8.0% of the stock issued in connection with the conversion.

     First Deposit's management is described under "Management of First Deposit." Initially, First Deposit will neither own nor lease any property, but will instead use our premises, equipment and furniture. At the present time, First Deposit does not intend to employ any persons other than certain officers who are currently our officers, but will utilize our support staff from time to time. First Deposit will hire additional employees as appropriate to the extent it expands its business in the future.

     Management believes that the holding company structure will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such acquisition and expansion opportunities that may arise. First Deposit anticipates that it will fund its initial activities with the proceeds it retains, income from the investment of such proceeds, and dividends from Douglas Federal.

     First Deposit's executive office is located at our main office, 8458 Campbellton Street, Douglasville, Georgia 30134-1803. Our telephone number is
(770) 942-5108.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

     Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loan and investment portfolios and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by our provision for loan losses and fees and other service charges. Our noninterest expense principally consists of compensation and employee benefits, occupancy and equipment expense, federal deposit insurance premiums, data processing, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact us. See "Business of Douglas Federal
- Lending Activities" and "-Securities Investment Activities."

     Traditionally, our primary goal has been to control growth and improve our profitability, market share, asset quality and our capital position by investing in:

     . primarily one- to four-family loans secured by properties located in our primary market area;

     . commercial real estate and construction and development loans secured by properties located in our primary market area, to the extent that such loans meet our general underwriting criteria;

     .    consumer loans; and

     . funds not utilized for loan investments in short-term U.S. Treasury and agency obligations, including mortgage-backed and mortgage-related securities; and building capital while controlling operating expenses.

Forward-Looking Statements

     This prospectus contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and our
expectations.   These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Management Strategy

     In the future, we intend to seek growth opportunities and means of lessening our exposure to interest rate risk while avoiding investments we believe bear risks inconsistent with our investment policies. We intend to grow by expanding the products and services we offer, as necessary, in order to improve our market share in our primary market area as well as seeking opportunities to expand our market share and product line through acquisitions, although we have no specific acquisition plans. We will seek to expand consumer loans, including home equity loan originations. Finally, depending upon market conditions, management may implement leverage strategies to enhance income.
Such strategies would be to increase borrowings and invest the borrowed funds in secured investments to enhance income from the spread between the cost of the borrowed funds and the investment yield. However, we intend to continue to offer the products and services and continue to invest in those investments in which we have historically invested.

Management of Interest Rate Risk and Market Risk Analysis

     Qualitative Analysis

     The principal objective of our interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the appropriate level of risk given our business strategy, operating environment, capital and liquidity requirements and performance objectives and manage the risk consistent with our Board of Directors' approved guidelines. Through such management, we seek to reduce the vulnerability of our operations to changes in interest rates, while not subjecting us to undue credit or investment risk. We monitor our interest rate risk as such risk relates to our operating strategies. Our Board of Directors has established an investment committee, responsible for reviewing our asset/liability policies and interest rate risk position, which meets on a regular basis, and reports trends and interest rate risk position to our Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on our earnings. See "Risk Factors-Our profitability may be affected by interest rate increases."

     In recent years, we have become subject to the increasing risk that interest rates may rise due to the substantial levels of fixed-rate loans we have been originating to satisfy the high customer demand for such products in our primary market area. To mitigate such risks, we intend to:

     .  invest in short-term U.S. Treasury and agency obligations;

     . seek opportunities to increase our investment in adjustable rate mortgage-backed securities; and

     . sell a significant portion of our fixed-rate loans in the secondary market.

     Depending upon the magnitude of any change in interest rates, we may not be able to react quickly enough to reinvest such funds. We therefore may experience a decrease in earnings following a significant increase in interest rates. We may also increase non-deposit borrowings which would further enable us to invest in higher yielding instruments in an increasing interest rate environment.

Quantitative Analysis

     Net Portfolio Value. As part of our interest rate risk analysis, we use an interest rate sensitivity model which generates estimates of the change in our net portfolio value or NPV over a range of interest rate scenarios and which is prepared by our regulators on a quarterly basis. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. Our regulators produce this analysis using their own model, based upon data submitted on our quarterly regulatory reports, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. See "Regulation and Supervision - Federal Savings Institution Regulation." The following table sets forth our NPV as of December 31, 1998 as calculated by our regulators.


                                                                                                     NPV as % of
                                                                                                   Portfolio Value
                                    Net Portfolio Value                                              of Assets
                         --------------------------------------------------              ------------------------------------
                                                                                             NPV
                           Amount           $ Change            % Change                    Ratio                Change(1)
                         -----------      ------------        ------------               ------------          --------------
                                                          (Dollars in thousands)
Change in Interest
Rates in Basis
Points (Rate Stock)
-----------
+400                          $ 4,674          $(7,513)                (62)%                     4.92%                 (683)
+300                            6,660           (5,527)                (45)                      6.85                  (491)
+200                            8,693           (3,495)                (29)                      8.73                  (302)
+100                           10,634           (1,553)                (13)                     10.45                  (131)
Static                         12,187                -                   -                      11.76                     -
-100                           13,087              899                   7                      12.48                    72
-200                           13,774            1,587                  13                      13.01                   125
-300                           14,657            2,469                  20                      13.68                   192
-400                           15,459            3,272                  27                      14.28                   252
-----------
(1) Expressed in basis points.

     Shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require making certain assumptions which may or may not reflect the manner in which the actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, the NPV measurements and net interest income models provide only an indication of our interest rate risk exposure at a particular point in time. These measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

     Based on our NPV ratio provided by our regulators and recent industry statistics, an increase in interest rates would expose us to above average interest rate risk. See "Regulation and Supervision."

Analysis of Net Interest Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     Average Balance Sheets. The following tables set forth certain information relating to us at December 31, 1998, and for the years ended December 31, 1998 and 1997. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from month-end balances for 1997 and derived from average daily balances for 1998. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields. Loan interest and yield data does not include any accrued interest from non-accruing loans.

                                                 For the Years Ended December 31,
                                    -----------------------------------------------------------
                                                1998                          1997
                                    ----------------------------  -----------------------------
                                                         Average                        Average
                                     Average              Yield/    Average              Yield/
                                     Balance   Interest    Cost     Balance   Interest    Cost
                                     --------  --------  --------  ---------  --------  --------
                                                    (Dollars in thousands)
Assets:
Interest-earning assets:
  Mortgage loans, net................ $79,751      $6,473     8.12%   $73,765     $6,084     8.25%
  Consumer loans.....................   1,098          97     8.83      1,113         97     8.72
  Overnight and  short-term
  deposits...........................   4,724         230     4.87      4,239        160     3.77
  Investment securities(1)...........   5,837         362     6.20      6,104        346     5.67
                                      -------      ------             -------     ------
    Total interest-earning assets....  91,410       7,162     7.84    $85,221     $6,687     7.85
                                                   ------                         ------
  Non-interest earning assets........   4,225                          1,733
    Total assets..................... $95,635                        $86,954
                                      =======                        =======
Liabilities and
 Equity:
  Interest-bearing liabilities:
  Transaction accounts............... $11,204     $  388     3.46%   $10,220     $  271     2.65%
  Savings accounts...................  16,177        696     4.30     13,928        576     4.14
  Certificates of deposit............  49,078      2,837     5.78     47,060      2,698     5.73
                                      -------     ------     ----    -------     ------     ----
    Total deposits...................  76,459      3,921     5.13     71,208      3,545     4.98
  FHLB advances......................   5,307        305     5.75      4,583        238     5.19
                                      -------     ------     ----    -------     ------     ----
    Total interest-bearing
       liabilities...................  81,766      4,226     5.17     75,791     $3,783     4.99
                                                 -------                         ------
 Other liabilities..................    4,633                          2,543
                                      -------                        -------
    Total liabilities................  86,399                         78,334
  Equity capital.....................   9,236                          8,620
                                      -------                        -------
    Total liabilities and
     retained earnings............... $95,635                        $86,954
                                      =======                        =======
  Net interest income/Net
  interest rate spread (2)...........            $ 2,936    2.67%               $2,904     2.86%
                                                 =======    ====                ======     ====
  Net earnings assets/Net
  interest margin (3)................   9,644               3.21%      9,430                3.41%
                                      =======               ====     =======                ====
  Ratio of interest-earning assets to
  interest-bearing liabilities.......  111.79%                       112.44%
                                      =======                        ======

_______________

(1) Includes investment securities available-for-sale, investment securities held-to-maturity, stock in Freddie Mac, Fannie Mae, and Federal Home Loan Bank Atlanta.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

     Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

     . changes attributable to changes in volume (changes in volume multiplied by prior rate);

     . changes attributable to changes in rate (changes in rate multiplied by prior volume); and

     .    the net change.

The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.


                                                                 Year Ended
                                                              December 31, 1998
                                                                 Compared to
                                                                 Year Ended
                                                              December 31, 1997
                                                      -------------------------------
                                                             Increase
                                                            (Decrease)
                                                              Due to
                                                      -------------------------------

                                                        Volume       Rate        Net
                                                        ------  --------------  -----
                                                                (In thousands)
Interest-earning assets:
    Mortgage loans, net.................................  $486           $(97)   $389
    Consumer loans......................................     -              -       -
    Overnight and short term deposits...................    19             51      70
    Investment securities...............................   (15)            31      16
                                                          ----           ----    ----
      Total interest-earning assets.....................  $490           $(15)   $475
                                                          ====           ====    ====
Interest-bearing liabilities:
    Transaction accounts................................  $ 28           $ 89    $117
    Savings accounts....................................    97             23     120
    Certificates of deposit.............................   115             24     139
                                                          ----           ----    ----
      Total interest-bearing deposits...................   240            136     376
    FHLB advances.......................................    40             27      67
                                                          ----           ----    ----
      Total interest-bearing liabilities................  $280           $163    $443
                                                          ====           ====    ====


Comparison of Financial Condition at December 31, 1998 and December 31, 1997

     Assets totaled $100.9 million at December 31, 1998, an increase of $9.3 million, or 10.15%, from $91.6 million at December 31, 1997. Most of this increase was concentrated in the loan portfolio, which increased $9.1 million for the year ending December 31, 1998 to $84.6 million, which increase was partially offset by a reduction in securities of $2.3 million. Cash and due from banks and federal funds sold increased during the same period by $2.5 million. Total deposits increased by $9.8 million, from $75.9 million at December 31, 1997 to $85.7 million at December 31, 1998. Federal Home Loan Bank advances decreased $1.0 million from $6.0 million at December 31, 1997 to $5.0 million at December 31, 1998.

     Loans. The increase in total loans was primarily due to increases in residential real estate loans. Total real estate mortgage loans increased $9.8 million, or 15.5%, and total real estate mortgage loans as a percentage of total loans increased slightly from 83.82% at December 31, 1997 to 86.44% at December 31, 1998. Real estate construction loans increased from $5.3 million, or 6.29% of the portfolio, at December 31, 1997 to $6.8 million, or 8.0% of the portfolio, at December 31, 1998. The increase in real estate mortgage and construction loans resulted from increased growth in the housing demand in our market area.

     Allowance for Loan Losses. The allowance for loan losses increased by $134,000 to $1.0 million at December 31, 1998 from $866,000 at December 31, 1997. This increase reflects the slight increase in past due loans combined with the significant increase in loan volume. The adequacy of the allowance for loan losses is evaluated quarterly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. At December 31, 1998, the allowance for loan losses provided coverage of 101.73% of total nonperforming loans, up from 80.04% at December 31, 1997.

     Investment Securities. The balances of securities held-to-maturity decreased from $4.4 million at December 31, 1997 to $1.0 million at December 31, 1998. The balances of securities available-for-sale increased during the same period from $2.7 million to $3.7 million. This net decrease was the result of sales of equity securities and principal payments of these securities, totaling approximately $4.9 million during the year ended December 31, 1998. The repayments were offset by purchases of securities totaling $2.7 million.

     Deposits. Total deposits increased $9.8 million, or 12.93% from $75.9 million at December 31, 1997 to $85.7 million at December 31, 1998. Of this total increase, certificates of deposit increased $1.9 million, or 3.85%, noninterest-bearing accounts increased $1.5 million, or 67.66%, and interest-bearing demand and savings increased $6.4 million, or 25.61%. Interest-bearing demand accounts include interest-bearing transaction accounts. The significant increase in savings accounts is attributable to programs specifically implemented to attract these particular types of accounts. The new program implemented in 1997 offered special rates on savings accounts. The increase in the average balance of these savings accounts for 1998 was $2.5 million, which yielded 4.86%. Federal Home Loan Bank advances decreased from $6.0 million at December 31, 1997 to $5.0 million at December 31, 1998, which decrease was compensated for through net cash provided by operations.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

     General. Net income for the year ended December 31, 1998 increased by $130,000, or 20.04% to $780,000 compared to $650,000 for the year ended December 31, 1997. Net interest income for both years ended December 31, 1998 and 1997 was $2.9 million. The constant level of net interest income for the year ended December 31, 1998 represents an increase of $475,000 in interest income coupled with an increase in interest expense of $443,000. Noninterest income increased by $352,000 in 1998. Noninterest expense increased by $187,000 to $2.4 million for the year ended December 31, 1998 compared to $2.2 million for the prior year. The return on average assets increased from 0.75% for the year ended December 31, 1997 to 0.81% for the year ended December 31, 1998. The return on average equity also increased from 7.54% for the year ended December 31, 1997 to 8.43% for the year ended December 31, 1998.

     Interest Income. Interest income for the year ended December 31, 1998 was $7.2 million, an increase of $475,000 or 7.10% from $6.7 million for the year ended December 31, 1997. The largest component of interest income is interest on mortgage loans. Interest on mortgage loans increased from $6.1 million for the year ended December 31, 1997 to $6.5 million for the year ended December 31, 1998. This increase of $389,000 or 6.39% is primarily the result of loan volume increases. The average balance of mortgage loans increased $6.0 million to $79.8 million, while the yield on mortgage loans decreased 13 basis points from 8.25% to 8.12%, partially offsetting the increase due to volume. The increase in interest on loans was complemented by an increase in interest on investment securities and short-term deposits. Interest income on securities increased $16,000 and interest income on short-term deposits increased by $69,000. The increase in interest income on securities is attributable to higher yields. The average balance of securities decreased from $6.1 million for the year ended December 31, 1997 to $5.8 million for the year ended December 31, 1998. The increase in interest income on short-term deposits is attributable to a combination of increased volume and yields. The average balance increased by
$485,000 with an increase in yield of 110 basis points.   Average interest-
earning assets were $91.4 million for the year ended December 31, 1998, an increase of $6.2 million, or 7.28%, from $85.2 million for the year ended December 31, 1997. The average yield on interest earning assets decreased one basis point to 7.84% for the year ended December 31, 1998, from 7.85% for the year ended December 31, 1997.

     Interest Expense. Interest expense increased during the year ended December 31, 1998 to $4.2 million, from $3.8 million for the year ended December 31, 1997. Substantially all, or 93.0%, of the interest expense is attributable to interest-bearing deposits. The largest category of interest-bearing deposits is certificates of deposit. Interest on certificates of deposit for the year ended December 31, 1998 was $2.8 million, up $139,000 from $2.7 million in 1997, which was primarily the result of an increase in the average balance on certificates of deposit, from $47.0 million in 1997 to $49.0 million in 1998, combined with an increase of five basis points in the rates paid on these deposits from 5.73% in 1997 to 5.78% in 1998. Interest expense on savings accounts increased $120,000, from $576,000 for the year ended December 31, 1997 to $696,000 for the year ended December 31, 1998. Interest expense on transaction accounts increased $117,000, from $271,000 for the year ended December 31, 1997 to $388,000 for the year ended December 31, 1998. This increase is attributable to an increase in the average balance of transaction accounts, which increased $984,000 during 1998, combined with an increase of 81 basis points in the rates paid on these accounts, from 2.65% to 3.46%. Interest expense on Federal Home Loan Bank advances increased $67,000 from $238,000 for the year ended December 31, 1997 to $305,000 for the year ended December 31, 1998. This increase is primarily attributable to the increase in average advances outstanding from $4.6 million for the year ended December 31, 1997 to $5.3 million for the year ended December 31, 1998. The factors contributing to an increase in interest expense was representative of an 18 basis point increase in the cost of interest-bearing liabilities.

     Net Interest Income. Net interest income for the year ended December 31, 1998 was $2.9 million, compared to $2.9 million for the year ended December 31, 1997. The yield on average interest-earning assets increased from 7.85% to 7.84%, while the average yield on interest-bearing liabilities increased from 4.99% for the year ended December 31, 1997 to 5.17% for the year ended December 31, 1998. As a result, the interest rate spread decreased from 2.86% to 2.67% while the net interest margin decreased from 3.41% to 3.21%.

     Provision for Loan Losses. The provision for loan losses increased from $60,000 for the year ended December 31, 1997 to $108,000 for the year ended December 31, 1998. This increase is primarily the result of a slight increase in past due loans combined with the significant increase in loan volume the year ended December 31, 1998. See "Business of Douglas Federal - Delinquent Loans, Classified Assets and Real Estate Owned -Allowance for Loan Losses."

     Noninterest Income. Total noninterest income increased $352,000, or 85.38% to $764,000 for the year ended December 31, 1998, compared to $412,000 for the same period in 1997. Noninterest income primarily consists of servicing fees and deposit account service charges and gains on sale of securities. The single most significant change in noninterest income was an increase of $274,000 in gains on the sale of Freddie Mac and Fannie Mae stock.

     Noninterest Expense. Total noninterest expense increased $187,000 to $2.4 million for the year ended December 31, 1998, up from $2.2 million for the prior year. A decrease in compensation and benefits of $41,000 and equipment and occupancy expenses of $33,000 was offset by increases in other expenses of $194,000. Included in the increase in other expenses were increases in data processing of $29,000, bank service charges of $43,000, and other losses of $123,000, $14,000 of which was recovered after December 31, 1998. The increases in noninterest expense represent normal increases and increases in expense related to the volume of loans and deposit accounts for the year ended December 31, 1998. Other losses of $90,000 were recognized as a result of our conversion to a new computer system.

     The decrease in compensation expense of $41,000 for the year ended December 31, 1998 is directly related to our efforts to increase efficiencies in operations.

     Income Taxes. Income tax expense increased from $386,000 for the year ended December 31, 1997 to $405,000 for the year ended December 31, 1998. The increase is primarily the result of an increase in income from operations of $149,000 for the year ended December 31, 1998 and net of an increase in deferred taxes of $48,000, which is primarily due to loan loss reserves. The effective tax rate for the years ended December 31, 1998 and 1997 was 34.0% and 37.0%, respectively.

Liquidity and Capital Resources

     Our primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and Federal Home Loan Bank advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. We have continued to maintain the required levels of liquid assets as defined by Office of Thrift Supervision regulations. These requirements, which may be varied at the direction of the Office of Thrift Supervision depending upon economic conditions and deposit flows, are based upon a percentage of deposits and short-term borrowings. Our current required liquidity ratio is 4.00%. At December 31, 1998 and December 31, 1997, our liquidity ratio was 12.03% and 11.34%, respectively. Management's current strategy is to maintain liquidity as close as possible to the minimum regulatory requirement and to invest any excess liquidity in higher yielding interest-earning assets. We manage our liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing Federal Home Loan Bank advances in periods when our demands for liquidity exceed funding from deposit inflows.

     Our most liquid assets are cash, cash equivalents and securities available-for-sale. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 1998, cash and cash equivalents and securities available-for-sale totaled $12.0 million, or 11.87% of total assets.

     We have other sources of liquidity if a need for additional funds arises. At December 31, 1998, we had $5 million in advances outstanding from the Federal Home Loan Bank and, at December 31, 1998, had an additional overall borrowing capacity from the Federal Home Loan Bank of $8.5 million. Depending on market conditions, the pricing of deposit products and Federal Home Loan Bank advances, we may continue to rely on Federal Home Loan Bank borrowings to fund asset growth.

     At December 31, 1998, we had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $7.0 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificate accounts, including Individual Retirement Accounts and Keogh accounts which are scheduled to mature in less than one year from December 31, 1998 totaled $39.0 million. Based upon experience, management believes the majority of maturing certificates of deposit will remain with us. In addition, our management believes that we can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments. In the event that we do not retain a significant portion of these deposits, we would be able to utilize Federal Home Loan Bank advances to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such advances exceeds the average rate paid on deposits of similar duration.

     At December 31, 1998, we exceeded all minimum regulatory capital requirements with a tangible capital level of $7.8 million, or 7.88% of total adjusted assets, which exceeds the required level of $1.5 million, or 1.50%; core capital of $7.8 million, or 7.88% of total adjusted assets, which exceeds the required level of $3.0 million, or 3.00%; and risk-based capital of $8.5 million, or 15.08% of risk-weighted assets, which exceeds the required level of $4.5 million, or 8.00%. See "Regulatory Capital Compliance."

     Our primary investing activities are the origination of residential one- to four-family loans, non-residential real estate loans, real estate construction and development loans, and the purchase of United States Treasury and agency securities, mortgage-backed securities and other investment securities. During the years ended December 31, 1998 and 1997, our loan originations totaled $60.3 million and $46.4 million, respectively. Purchases of U.S. Treasury and agency securities, mortgage-backed securities and other investment securities totaled $2.7 million and $2.6 million for the years ended December 31, 1998 and 1997, respectively. These activities were funded primarily by principal repayments on loans, investment securities, and deposit growth.

     We experienced a net increase in total deposits from the prior year of $9.8 million and $6.4 million for the years ended December 31, 1998 and 1997, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, interest rates offered by us and other factors.

Impact of Inflation and Changing Prices

     The financial statements and notes presented in this prospectus have been prepared in accordance with generally accepted accounting principals which provide for the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of our goods and services.

Accounting Matters

     For a discussion of Statement of Financial Standards No. 130, "Reporting Comprehensive Income and Statement of Financial Standards," and Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", see pages F-12 and F-13 of our financial statements. Statement of Financial Standards No. 134 "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," and No. 135 "Recission of FASB Statement No. 75" are not applicable to us.

Year 2000 Issues

     Introduction. Similar to other financial institutions, our operations are particularly sensitive to potential problems arising from the inability of many existing computer hardware and software systems and association applications to process accurately information relating to any two-digit "date field" entries referring to the year 2000 and beyond. Many existing systems are constructed to read such entries as referring to dates beginning with "19," rather than "20." This set of issues is generally referred to as the "Year 2000" problem. The Federal Financial Institutions Examination Council, through the bank regulatory agencies, has issued compliance guidelines requiring financial institutions to develop and implement plans for addressing Year 2000 issues relevant to their operations.

     State of Readiness. We have implemented a detailed Year 2000 plan, as required by our regulators, to evaluate Year 2000 compliance of our computer systems and the equipment which supports our operations. Also included in this Year 2000 plan is a detailed review of the readiness of our service providers, vendors, major fund providers, major borrowers, and companies with which we have material investments. As of December 31, 1998, we had met all current target objectives of the Year 2000 plan, and management believes that we will continue to meet all future target objectives in accordance with the terms of the plan.

     Like many financial institutions, we rely upon computers for the daily conduct of our business and for data processing generally. As part of our regular upgrading of computer systems, we purchased and installed new computers, servers, and software. We also upgraded all of our ATMs. The vendor of our core account processing system is executing its Year 2000 readiness plan in cooperation with us and has certified that the system is Year 2000 compliant.

     In addition to our core account processing system, we rely on financial accounting and mortgage loan origination systems that are computer-based, and thus vulnerable to the Year 2000 issues. We have also installed new financial accounting, mortgage loan origination, and mortgage loan servicing systems which are Year 2000 compliant as part of our computer upgrade.

     As a result of our core account processing system and the new financial accounting, mortgage loan origination, and mortgage loan servicing systems, management believes that we have resolved the Year 2000 issues with respect to the most critical computer systems and applications. Management has completed the testing phase with respect to our computer systems and other equipment that is Year 2000 sensitive, which includes equipment containing embedded microprocessors or other technology related to the recognition of dates.

     Because of our substantial progress made towards our Year 2000 conversion, we do not anticipate that any additional significant changes will be required or that the Year 2000 issue will pose significant operational problems for us. However, if the necessary changes are not made or completed in a timely fashion or unanticipated problems arise, the Year 2000 issue may take longer for us to address and may have a material impact on our financial condition and results of operations.

     We receive periodic updates from our third party service providers on the status of their progress in remediation and testing. These providers are also subject to Year 2000 compliance examinations by the federal bank regulatory agencies. While these updates do not rise to the level of certification or warranties, they do indicate what management believes to be satisfactory progress toward a timely resolution of the Year 2000 issue by these providers.

     In addition to our interaction with major service providers, we have contacted in writing every vendor, major fund providers, major borrowers, and companies with which we have material investments, to evaluate their Year 2000 compliance plans and state of readiness and to determine the extent to which our systems may be affected by the failure of others to remediate their own Year 2000 issues. To date, we have received written responses from surveys distributed from over 50% of such parties and we have not independently confirmed any information received from other parties with respect to Year 2000 issues. These other parties may not complete their Year 2000 conversion in a timely fashion or they may suffer a Year 2000 business disruption that may adversely affect our financial condition and results of operations.

     Costs to Address the Year 2000 Issue. The new computer systems were installed as a result of management's desire to keep us competitive by ensuring that our systems take advantage of recent advances in technology. Our costs to achieve Year 2000 compliance are currently budgeted to be $50,000, and these costs are not expected to have a material financial impact on us. At December 31, 1998, we expensed $23,336 to Year 2000 compliance costs. We have and intend to continue to fund such costs from our operations. However, as we progress with our Year 2000 conversion and implement the necessary changes to our systems, certain additional costs may be identified. Additional costs could have a material adverse effect on our financial condition and results of operations.

     Risks of Year 2000 Issues. To date, we have not identified any system which presents a material risk of not being Year 2000 compliant in a timely fashion or for which a suitable alternative cannot be implemented. However, as we progress with our Year 2000 conversion, we may identify systems which do present a material risk of Year 2000 disruption. Such disruption may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from customer accounts, to credit loan payments or track delinquencies, to reconcile and record daily activity properly or to engage in similar normal banking activities. Additionally, if our commercial customers are not Year 2000 compliant and suffer adverse effects on their operations, their ability to meet their obligations to us could be adversely affected. Our failure to identify systems which require Year 2000 conversion that are critical to our operations or our failure or that of others with which we do business to become Year 2000 compliant in a timely manner could have a material adverse impact on our financial condition and results of operations. Moreover, to the extent that the risks posed by the Year 2000 problem are pervasive in data processing and transmission and communications services worldwide, we cannot predict with any certainty that our operations will remain materially unaffected after January 1, 2000 or on dates preceding this date at which time post-January 1, 2000 dates become significant within our systems.

     Contingency Plans. We have two types of contingency plans: Remediation and Business Interruption. Remediation Plans are designed to mitigate the risks associated with the failure to complete renovation, validation, and implementation of mission-critical systems successfully. Business Interruption Plans are plans of action to ensure our ability to continue functioning as a business entity in the event of unanticipated systems failures at critical dates before, on, or after the Year 2000.

     Remediation Plans: Our Year 2000 conversion is expected to be completed before any potential disruption to our business. Moreover, we have developed Year 2000 remediation contingency plans for mission-critical systems. These plans would be invoked in the event of anticipated failures of particular Year 2000 projects or sub-projects. Such plans involve the designation of alternate vendors to back up systems and would essentially constitute replacement of the current Year 2000 remediation path with an alternate one. Remediation plans will be built in succeeding stages of detail and this process may, if management deems appropriate, be halted at any point where the success of the base project is clearly predictable. We completed testing of our systems in 1998.

     Business Interruption Plans: Those plans would be invoked if unanticipated Year 2000 problems occur in production, similar to scenarios in disaster recovery plans. We have targeted the essential functions that may be adversely affected, and have developed specific responses, ranging from the printing out of records from the core banking system before January 1, 2000, to ensure that a hard copy of the data is available in the event of a failure, to preparations for failures of voice and data communications through the use of manual posting and courier services, as well as ensuring that branches can process off-line for a period of time. Teams will be established for mobilization in case of emergencies that threaten our viability, and require that certain resources be available immediately for utilization. We will continue to fine-tune these plans, train staff to carry them out, and test them. Staff will be trained to follow the plans, in conjunction with our Year 2000 team, as they are trained to follow disaster recovery plans in the event of a disaster.

     The discussion above contains certain forward-looking statements. The costs of the Year 2000 conversion, the date which we have set to complete such conversion, and the possible risks associated with the Year 2000 issue are based on our current estimates and are subject to various uncertainties that could cause the actual results to differ materially from our expectations. Such uncertainties include, among others, our success in identifying systems that are not Year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems, the availability of qualified personnel, consultants and other resources, and the success of the Year 2000 conversion efforts of others.

                          BUSINESS OF DOUGLAS FEDERAL


General

     We were originally organized in 1960 as a federally-chartered savings bank. Our deposit accounts are insured to the maximum allowable amount by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation. In addition to our principal office, which is located in Douglasville, Georgia, we serve our customers from a full-service banking facility located in Lithia Springs, Douglas County, Georgia.

     We are a community-oriented savings institution whose principal business consists of accepting retail deposits from the general public in our primary market area. Our primary market area for lending consists of Douglas and Paulding Counties, Georgia. We invest those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, construction loans, commercial real estate loans, automobile loans and, to a much lesser extent, commercial loans and passbook savings loans. We also invest in government issued and sponsored mortgage-backed securities, securities issued by the U.S. Government and agencies thereof, and other investments permitted by applicable laws and regulations.

     We have a wholly-owned service subsidiary, Pinehurst Properties, LLC, that holds our real estate owned and owns real property for residential development purposes. At December 31, 1998, Pinehurst Corporation, the predecessor of Pinehurst Properties, LLC had total assets of $1.9 million which consist of subdivided residential real property located in Douglas County, Georgia. See "Subsidiary."

     At December 31, 1998, we had total assets of approximately $100.9 million, total deposits of approximately $85.7 million, retained earnings of approximately $9.7 million and had a tangible capital ratio of 7.88%, a core capital ratio of 7.88% and a total risk-based capital ratio of 15.08%. See "Regulation and Supervision - Federal Savings Institution Regulation - Capital Requirements."

     At December 31, 1998, our gross loan portfolio totaled $84.6 million, or 83.8% of the total assets, of which $73.1 million were one- to four-family residential mortgage loans, $3.1 million were commercial real estate loans, $416,000 were land and land development loans, $6.0 million were construction and development loans, and $1.9 million were consumer loans, consisting primarily of automobile loans. We originate one- to four-family mortgage loans generally secured by properties located in our primary market area.

     Our investment activities primarily consist of investments in mortgage-backed securities and U.S. Government obligations. At December 31, 1998, our securities portfolio totaled $4.7 million, or 4.7% of total assets, of which $3.7 million was categorized as available-for-sale. At December 31, 1998, our mortgage-backed securities portfolio totaled $1.0 million, or 1.0% of total assets, of which all were classified as held-to-maturity and consisted entirely of mortgage-backed securities, guaranteed or issued by governmental-sponsored and federal agencies such as the Fannie Mae, Freddie Mac and Ginnie Mae. Our investment securities generally consist of U.S. Government or federal agency obligations. See "Investment Activities."

     At December 31, 1998, our deposit accounts totaled $85.7 million or 93.9% of total liabilities, of which $35.2 million, or 41.1% were comprised of passbook savings accounts, retail checking/NOW accounts, money market accounts and commercial checking accounts. In additional to core deposits, we had $50.5 million of certificate accounts, or 58.9% of total deposits, of which $12.8 million were certificates of deposit with balances of $100,000 or more.

Market Area and Competition

     We are headquartered in Douglasville, Georgia and have been, and intend to continue to be, a community-oriented financial institution. Our primary market area is comprised of the Counties of Douglas and Paulding, Georgia, which are serviced through our main office and our other full service banking office. Our main office is located in downtown Douglasville, and our branch office is located approximately 10 miles from our main office. Based on the most recent information available, we had approximately 13.41% of the total bank and thrift deposits in Douglas County.

     Our primary market area consists principally of suburban and rural communities with service, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs represent the largest type of employment in our primary market area, with jobs in wholesale/retail trade accounting for the second largest employment sector. Douglasville is located approximately 25 miles from Atlanta, Georgia and is accessible from Interstate 20, a major Interstate running east to west through Georgia. The easy accessibility to Douglas County and its close proximity to Atlanta, Georgia has resulted in the Douglas County being among one of the fastest growing areas in the country in recent years. Management believes that our market area continues to show economic growth with stable to moderately increasing real estate values. Management hopes to capitalize on this high growth to expand our market share.

     We face significant competition both in generating loans and in attracting deposits. Our primary market area is highly competitive and we face direct competition from a significant number of financial institutions, many with a statewide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than we have. Our competition for loans comes principally from commercial banks, savings banks, credit unions, mortgage brokers, mortgage banking companies, and insurance companies. In addition, we have recently faced significant competition for first mortgage loans on new home construction from builders who have been offering financing for purchasers of new homes in the builders' development projects. Our most direct competition for deposits has historically come from savings, commercial banks, and credit unions. In addition, we face significant competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds, and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions. We have also experienced significant competition from credit unions, which have a competitive advantage because they do not pay state or federal income taxes. Such competitive advantage has placed increased pressure on us with respect to our loan and deposit pricing.

Lending Activities

     Loan Portfolio Composition. Our loan portfolio consists primarily of first mortgage loans secured by one- to four-family residences.

     The types of loans that we may originate are subject to federal laws and regulations. Interest rates we charge on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board and legislative tax policies.

     The following table sets forth the composition of our loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                    At December 31,
                                   ------------------------------------------------------
                                             1998                          1997
                                   ------------------------------------------------------
                                                  Percent                        Percent
                                      Amount     of Total          Amount       of Total
                                   ----------   ----------       ---------     ----------
                                                    (Dollars in thousands)
Mortgage loans:                      $73,115      86.44%          $63,304        83.82%
 Residential:                          3,109       3.68             2,501         3.31
   One- to four-family                   416       0.49             2,369         3.14
Commercial real estate                 6,014       7.11             5,323         7.05
                                     -------     ------           -------       ------
   Land and land development          82,654      97.72            73,497        97.32
                                     -------     ------           -------       ------
   Construction and development        1,932       2.28             2,023         2.68
                                     -------     ------           -------       ------
Total loans                          $84,586     100.00%          $75,520       100.00%
                                                 ======                         ======
Less:
  Unearned  discounts and
    deferred loan fees                   209                          224
  Allowance  for loan losses           1,000                          866
                                     -------                      -------
  Loan receivable, net               $83,377                      $74,430
                                     =======                      =======

     Loan Maturity. The following table shows the remaining contractual maturity of our loans at December 31, 1998. The table does not include the effect of future principal prepayments.

                                                                       December 31, 1998
                                            --------------------------------------------------------------------
                                            One- to                Construction      Land and
                                             Four-   Commercial       and              Land                Total
                                            Family   Real Estate   Development     Development  Consumer   Loans
                                            -------  -----------   -----------     -----------  --------   -----
                                                                       (In thousands)
Amounts due:
  One year or less........................   $13,333        $1,744      $5,986          284    $  475     $21,822
  After one year:
    More than one year to two years.......     1,095           544           8            -       189       1,836
    More than two years to five years.....     2,692           449          20          132     1,233       4,526
    More than five years..................   $55,995           372           -            -        35     $56,402
                                             -------        ------      ------       ------    ------     -------
      Total amount due....................   $73,115        $3,109      $6,014          416    $1,932      84,586
                                             =======        ======      ======          ===    ======
Less:
  Unearned discounts and deferred
  loan fees...............................                                                                    209
  Allowance for loan losses...............                                                                  1,000
Loans, net................................                                                                $83,377
                                                                                                          =======

     The following tables set forth at December 31, 1998, the dollar amount of loans contractually due after December 31, 1999 and whether such loans have fixed interest rates or adjustable interest rates.


                                                       Due after December 31, 1999
                                                ----------------------------------------
                                                   Fixed       Adjustable         Total
                                                ----------    -----------       --------
                                                             (In thousands)
Real estate loans:
  One- to four-family..........................  $48,942         $10,840         $59,782
  Commercial...................................    1,365               -           1,365
  Construction and development.................       28               -              28
  Land and land development....................      132               -             132
                                                 -------         -------         -------
       Total real estate loans.................   50,467          10,840          61,307

  Consumer loans...............................    1,457               -           1,457
                                                 -------         -------         -------

       Total Loans.............................  $51,924         $10,840         $62,764
                                                 =======         =======         =======


     Origination, Sale and Servicing of Loans. Our mortgage lending activities are conducted primarily by our loan personnel operating at our two offices. In-market loan originations are generated by our marketing efforts, which include print, radio and television advertising, lobby displays and direct contact with local civic organizations, as well as by our present customers, walk-in customers and referrals from real estate agents, brokers and builders. We underwrite loans we originate pursuant to our policies and procedures and generally underwrite in accordance with Fannie Mae, Freddie Mac, Federal Housing Administration, and Department of Veterans Affairs underwriting standards. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. In recent years, we have originated primarily fixed-rate loans as a result of low customer demand for adjustable-rate loans given the prevailing low interest rate environment.

     Generally, we hold loans we originate for investment, although we frequently sell fixed-rate loans we originate through the secondary market.

     During the years ended December 31, 1998 and December 31, 1997, we originated $37.5 million and $24.8 million of one- to four-family mortgage loans, respectively. On January 1, 1996, we implemented SFAS No. 122 pursuant to which we may recognize the value of servicing rights as an asset. In the year ended December 31, 1998, the fair value of servicing rights under SFAS No. 122 and SFAS No. 125 were not material and were not recognized in the financial statements for those periods.

     The following table sets forth loan originations, purchases, sales, and principal repayments for the periods indicated:

                                                For the Year Ended at
                                           -------------------------------
                                                     December 31,
                                           -------------------------------
                                             1998                   1997
                                           --------               --------
                                                   (In thousands)
Mortgage loans (gross):.................   $ 73,497               $ 74,297
                                           ========               ========
Beginning balance.......................     37,512                 24,806
  Mortgage loans originated.............      1,837                  3,886
    One- to four-family.................     20,115                 17,178
                                           --------               --------
    Commercial real estate..............     59,464                 45,870
    Construction and development
        Total mortgage loans
         originated

Loan Purchases..........................         -                      -
    Transfer of mortgage loans to
     foreclosed real estate.............       (188)                  (311)
    Sales...............................    (11,887)               (12,295)
    Principal repayments................    (38,232)               (34,064)
                                           --------               --------
    Ending Balance......................     82,654                 73,497
                                           ========               ========
Consumer loans (gross):
  Beginning balance.....................   $  2,023               $  2,262
    Consumer loans originated...........        793                    514
    Principal repayments................       (884)                  (753)
                                           --------               --------
    Ending balance......................   $  1,932               $  2,023
                                           ========               ========

     One- to Four-Family Lending. We currently offer both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by one- to four-family residences. Substantially all of the residences securing these loans are located in our primary market area. One- to four-family mortgage loan originations are generally obtained from our in-house loan representatives, from existing or past customers, and through referrals from members of our local communities. At December 31, 1998, our one- to four-family mortgage loans totaled $73.1 million, or 86.44% of total loans. Of the one- to four-family mortgage loans outstanding at that date, 79.73% were fixed-rate mortgage loans and 20.27% were ARM loans.

     We currently offer fixed-rate mortgage loans with terms from ten to generally 30 years. We generally sell approximately our fixed-rate loans with maturities in excess of 15 years. We do not purchase one- to four-family mortgage loans.

     We currently offer one-year residential ARM loans with an interest rate that adjusts annually based on the change in the relevant United States Treasury index and ARM loans with an interest rate that adjusts every six months based on the 11th District cost of funds. We also offer loans that bear fixed rates of interest for specified periods of time and, thereafter, adjust on an annual basis. These loans provide for up to a 2.0% periodic cap and a lifetime cap of 6.0% over the initial rate. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as our cost of funds. Borrowers of one-year residential ARM loans are generally qualified at a rate of 2.0% above the initial interest rate. We also offer ARM loans that are convertible into fixed-rate loans with interest rates based upon the then current market rates. ARM loans generally pose greater credit risks than fixed-rate loans, primarily because as interest rates rise, the required periodic payment by the borrower rises, increasing the potential for default. However, as of December 31, 1998, we had not experienced higher default rates on these loans relative to our other loans.

     Generally, one- to four-family mortgage loans are underwritten according to secondary market policies and guidelines. Generally, we originate one- to four-family residential mortgage loans in amounts up to 80.0% of the lower of the appraised value or the selling price of the property securing the loan and up to 97.0% of the appraised value or selling price if private mortgage insurance is obtained. Mortgage loans we originate generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without our consent. We require fire, casualty, title and, in certain cases, flood insurance on all properties securing our real estate loans.

     Included in our one- to four-family loan portfolio are home equity loans. We originate home equity loans that are secured by a lien on the borrower's residence and generally do not exceed $250,000. We use the same underwriting standards for home equity loans as we use for one- to four-family residential mortgage loans. Home equity loans are generally originated in amounts which, together with all prior liens on such residence, do not exceed 90.0% of the appraised value of the property securing the loan. The interest rates for home equity loans either float at a stated margin over the prime rate or have fixed interest rates. As of December 31, 1998, we had $3.5 million, or 4.19% of our total loan portfolio outstanding, in home equity loans.

     Commercial Real Estate Lending. We originate commercial real estate loans that are generally secured by properties used for business purposes such as office buildings, schools, nursing homes, retail stores and churches located in our primary market area. We lend to local churches to fund construction of or renovations to church facilities. Such loans are adjustable rate mortgages and fixed-rate loans with a maximum loan to value ratio of 80.0%. We currently have five church loans totaling $1.6 million in the aggregate. All such loans are performing in accordance with their terms. Our commercial real estate underwriting policies provide that commercial real estate loans may be made in amounts up to 80.0% of the appraised value of the property, subject to our current internal loan-to-one-borrower limit, which at December 31, 1998 was $1.5 million.

     Commercial real estate loans generally have adjustable rates and terms to maturity that do not exceed 15 years. Our current lending guidelines generally require that the loan to value ratio on property securing commercial real estate loans and multi-family loans not exceed 80.0%. Adjustable-rate commercial real estate loans provide for interest at a margin over a designated index, often a designated prime rate, with periodic adjustments, generally at frequencies of up to five years. In underwriting commercial real estate loans, we analyze the financial condition of the borrower, the borrower's credit history, the reliability and predictability of the net income generated by the property securing the loan and the value of the property itself. We generally require personal guarantees of the borrowers in addition to the security property as collateral for such loans. Appraisals on properties securing commercial loans we originate are performed by independent appraisers approved by our Board of Directors. At December 31, 1998, our largest commercial real estate loan was a $728,000 loan secured by a local church and was performing in accordance with its terms. There were no multi-family loans outstanding at December 31, 1998.

     Commercial real estate loans generally present a higher level of credit risk than loans secured by one- to four-family residences. This greater credit risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate and multi-family properties is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired and the value of the property may be reduced. We seek to minimize these risks through our underwriting standards.

     Construction and Development and Land and Land Development Lending. We originate construction loans for the development of residential and commercial property, including speculative loans. Construction loans are offered primarily to experienced local developers and builders operating in our market area. The majority of our construction loans are originated to finance the construction by developers and builders of one- to four-family residential real estate and, to a lesser extent, multi-family and commercial real estate properties located in our primary market area. Construction loans are generally offered with terms of up to 12 months and may be made in amounts of up to 75.0% of the appraised value of the property on multi-family and commercial real estate construction and 80.0% on one- to four-family residential construction. Land loans are made in amounts up to 60.0% of the appraised value of the land securing the loan.

     Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspections by our inspecting officers warrant. At December 31, 1998, our largest loan balance with a single construction and development loan borrower was $1.3 million. At December 31, 1998, we had loans of $953,672 to builders in connection with the real estate development activities of our subsidiary, Pinehurst Properties, LLC.

     Speculative construction loans are made to home builders and are termed "speculative" because the home builder does not have, at the time of loan origination, a signed contract with a home buyer who has a commitment for permanent financing with us or another lender for the finished home. The home buyer may be identified either during or after the construction period, with the risk that the builder will have to debt service the speculative construction loan and finance real estate taxes and other carrying costs of the completed home for a significant time after the completion of construction until the home buyer is identified. We lend to approximately ___ local builders, many of whom may have only __________ speculative loans outstanding from us. We consider approximately __ builders as core borrowers with several speculative loans outstanding at any one time. Rather than originating lines of credit to home builders to construct several homes at once, we originate and underwrite a separate loan for each home. Speculative construction loans are originated for a term of 12 months, with interest rates ranging from ____% to ____% above the prime lending rate, and with a loan-to-value ratio of no more than 80.0% of the appraised estimated value of the completed property. At December 31, 1998, we had ___ borrowers with aggregate outstanding speculative loan balances of $2.7 million, all of which were performing according to their respective terms and the largest of which amounted to $____ million.

     Construction financing is generally considered to involve a higher degree of credit risk than long-term financing or improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction and other assumptions, including the estimated time to sell residential properties. If the estimated value proves to be inaccurate, we may be confronted with a property, when completed, having a value which is insufficient to assure full repayment. We seek to minimize this risk through our underwriting standards.

     Consumer Lending. Consumer loans at December 31, 1998 amounted to $1.9 million, or 2.28% of our total loans and consisted primarily of automobile loans (new and used) and loans secured by savings accounts. Such loans are generally originated in our primary market area and generally are secured by deposit accounts, personal property and automobiles. These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans. Historically, we have not advertised our consumer loans and have made these loans only to existing customers.

     Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater credit risks than one- to four-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default. At December 31, 1998, we did not have any loans 90 days or more delinquent.

     Loan Approval Procedures and Authority. Our Board of Directors establishes our lending policies. Such policies provide that our President, Senior Vice President and other Vice Presidents may approve installment loans up to $25,000 and personal loans up to $5,000. Our Executive Committee may approve loans in excess of these limits. Our Executive Committee approves all new loans over $300,000 and all maturing loans with aggregate balances over $500,000. We have loan review personnel who submit a written report to the Executive Committee and the full Board of Directors each quarter, evaluating the quality and trend of the loan portfolio. Our loan review personnel are independent of loan officers and lending responsibilities.

Delinquent Loans, Classified Assets and Real Estate Owned

     Delinquencies and Classified Assets. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis and the Board of Directors performs a monthly review of all loans or lending relationships delinquent 60 days or more and all REO. The procedures we take with respect to delinquencies vary depending on the nature of the loan and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We generally send the borrower a written notice of non-payment after the loan is first past due. Our guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time before foreclosure, we usually attempt to obtain full payment, work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for us to take legal action, which typically occurs after a loan is 60 days or more delinquent, we will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by us, becomes real estate owned and is sold by us as soon as possible.

     Federal regulations and our Asset Classification Policy require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated the Office of Thrift Supervision internal asset classifications as a part of our credit monitoring system. We currently classify problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

     When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

     A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances. The Office of Thrift Supervision, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Although management believes that, based on information currently available to it at this time, its allowance for loan losses is adequate, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

     Our Investment Committee reviews and classifies our assets on a regular basis and the Board of Directors reviews the results of the reports on a quarterly basis. We classify assets in accordance with the management guidelines described above. At December 31, 1998, we had $1.2 million, or 1.19% of total assets, designated as Substandard. At such date, no assets were classified as Doubtful or Loss in accordance with Office of Thrift Supervision regulations. As of December 31, 1998, we did not have any classified loans designated as Special Mention.

     Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-accrual loans and real estate owned. At December 31, 1998, we had $228,000 of real estate owned. It is our policy to cease accruing interest on loans 90 days or more past due and to charge-off all accrued interest. We do, however, continue accruing interest on loans 90 days or more past due that are in the process of being renewed or extended. We believe that all loans on nonaccrual status are well secured and have provided, when necessary, for allocated reserves to bring specific loans to their net realizable value. Each nonaccruing loan at December 31, 1998 is in process of collection. For the years ended December 31, 1998 and 1997, no interest income was recorded on nonaccrual loans. For the years ended December 31, 1998 and 1997, the amount of additional interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $63,000 and $87,000, respectively. In 1993, we adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), as amended by SFAS No. 118. There were loans totaling $983,000 that met the definition of impaired loans, per SFAS 114 at December 31, 1998. This compares to $1.1 million for December 31, 1997.

                                                               At December 31,
                                                       ---------------------------
                                                          1998               1997
                                                           (Dollars in thousands)
Non-accrual loans(1):
    Mortgage loans:
      One- to four-family.............................. $  532              $  612
      Commercial real estate...........................    444                 470
      Construction and development.....................      -                   -
      Land and development.............................      7                   -
    Consumer and other loans...........................      -                   -
      Total non-accrual loans..........................    983               1,082
    Loans 90 days or more past due and accruing:
    Construction and development.......................      -                   -
    Land and land development..........................      -                   -
      Total accruing loans 90 days or more past due....      -                   -
Total non-performing loans.............................    983               1,082
Total foreclosed real estate...........................    228                 353
                                                        ------              ------
Total non-performing assets............................ $1,211               1,435
                                                        ======              ======
Restructured loans.....................................      -                   -
Non-performing loans to total loans....................   1.16%               1.43%
                                                        ======              ======
Non-performing assets to total assets..................   1.20%               1.57%
                                                        ======              ======

     _________
     (1)  Loans are presented before allowance for loan losses.

     There were no restructured loans at December 31, 1998. Restructured loans would include loans that were modified while delinquent. Although the amount due under these loans would normally not be modified from the terms of the loans when originated, certain adjustments may be made to these loans to help the borrower make payments while the loans are delinquent and to enable us to avoid foreclosure proceedings.

     Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in our loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to make additional provisions for estimated loan losses based upon judgments different from those of management. As of December 31, 1998, our allowance for loan losses was 1.18% of total loans as compared to 1.15% as of December 31, 1997. We had non-performing loans of $983,000 at December 31, 1998. We will continue to monitor and modify our allowances for loan losses as conditions dictate. While management believes our allowance for loan losses is sufficient to cover losses inherent in our loan portfolio at this time, no assurances can be given that our level of allowance for loan losses will be sufficient to cover loan losses incurred by us or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

     The following table sets forth activity in our allowance for loan losses for the periods as indicated.

                                                                      At or For the Year Ended December 31,
                                                                      -------------------------------------
                                                                        1998                         1997
                                                                      --------                     --------
                                                                              (Dollars in thousands)
Balance at beginning of period                                         $  866                       $ 784
Provision for loan losses                                                 108                          60
Charge-offs:
  Mortgage loans:
    One- to four-family                                                     -                           -
    Commercial real estate                                                  -                           -
    Construction and development                                            -                           -
  Consumer loans                                                           (1)                          -
                                                                       ------                       -----
    Total charge-offs                                                      (1)                          -
Recoveries(1)                                                              27                          22
                                                                       ------                       -----
Balance at end of period                                               $1,000                       $ 866
                                                                       ======                       =====
Ratio of net recoveries during the period to average
  net loans outstanding during the period                                 .03%                        .03%
                                                                       ======                       =====
Ratio of allowance for loan losses to total loans
  receivable at the end of the period                                    1.18%                       1.15%
                                                                       ======                       =====
Ratio of allowance for loan losses to non-performing
  loans at the end of the period                                       101.73%                      80.04%
                                                                       ======                       =====

____________
(1)  Consists of lease recoveries in a bankruptcy.

     The following table sets forth our percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans to total loans in each of the categories listed at the dates indicated.

                                                                December 31,
                        -----------------------------------------------------------------------------------------------
                                             1998                                          1997
                        --------------------------------------------   ------------------------------------------------
                                                         Percent                                           Percent
                                                        of Loans                                          of Loans
                                       Percent of        in Each                        Percent of         in Each
                                       Allowance        Category                         Allowance        Category
                                       to Total         to Total                         to Total         to Total
                          Amount       Allowance          Loans           Amount         Allowance          Loans
                        ----------   ------------     ------------     ------------    -------------     -----------
                                                      (Dollars in thousands)
One- to four-family(1)..  $  593           59.30%           86.44%            $496           57.27%           83.82%

Commercial real estate..     193           19.30             3.68              163           18.82             3.31

Construction and
   development..........     130           13.00             7.11              116           13.40             7.05

Land and land
   development..........      14            1.40              .49               48            5.54             3.14

Consumer loans..........      70            7.00             2.28               43            4.97             2.68
                          ------          ------           ------             ----          ------           ------

Total allowance.........  $1,000          100.00%          100.00%            $866          100.00%          100.00%
                          ======          ======           ======             ====          ======           ======

________________

(1) Includes home equity lines of credit.

     Real Estate Owned. At December 31, 1998, we had $228,000 of real estate owned. At December 31, 1998, real estate owned consisted of two one- to four-family properties. When we acquire property through foreclosure or by deed in lieu of foreclosure, it is initially recorded at the lower of the recorded investment in the corresponding loan or the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, if there is a further deterioration in value, we provide for a specific valuation allowance and charge operations for the diminution in value. It is our policy to have obtained an appraisal on all real estate subject to foreclosure proceedings before the time of foreclosure. It is our policy to require appraisals on foreclosed properties and conduct inspections on foreclosed properties.

Investment Activities

     We are authorized to invest in various types of liquid assets, including U.S. Treasury obligations with terms of five years or less, U.S. Agency obligations, including mortgage-backed securities with terms of five years or less rated by a highly regarded rating service, such as Standard & Poors, as AA or better with certain certificates of deposit of insured banks and savings institutions, corporate obligations up to a maximum of 1.0% of our total assets that have terms of five years or less and are rated by a highly regarded rating service, such as Standard & Poors, as AA or better. We are also authorized to invest in mutual funds whose assets conform to the investments that we are otherwise authorized to make directly. In addition, at December 31, 1998, we owned approximately $1.2 million of equity securities. At December 31, 1998, the equity securities consisted of Freddie Mac and Fannie Mae stock.

     Generally, our investment policy is to invest funds among various categories of investments and maturities based upon our need for liquidity, to achieve the proper balance between our desire to minimize risk and maximize yield, and, to a much lesser extent, to provide collateral for borrowings and to fulfill our asset/liability management policies. To date, our investment strategy has been directed toward high-quality assets (primarily U.S. Treasury obligations, federal agency obligations and high grade corporate debt securities) with short and intermediate terms (five years or less) to maturity. At December 31, 1998, the weighted average term to maturity for investment securities available-for-sale and mortgage-backed and related securities held-to-maturity was 4.2 years and 21.0 years, respectively. See "Notes to Financial Statements" for information regarding the maturities of our securities.

     Management determines the appropriate classification of securities at the time of purchase. If management has the intent and ability to hold debt securities to maturity, they are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. As a member of the Federal Home Loan Bank of Atlanta, we are required to hold Federal Home Loan Bank of Atlanta stock which is carried at cost since there is no readily available market value. Historically, we have not held any securities considered to be trading securities.

     The following table sets forth certain information regarding the amortized cost and fair value of our securities at the dates indicated.

                                                            At December 31,
                                             -----------------------------------------------
                                                        1998                     1997
                                             ----------------------    ---------------------
                                              Amortized       Fair     Amortized      Fair
                                                Cost         Value       Cost         Value
                                             -----------   --------    ----------   --------
                                                              (In thousands)
Investment securities, available-for-sale:(1)
  U.S. Treasury and agency obligations        $2,492        $2,504      $1,487        $1,500
  Equity Securities                            1,167         1,203       1,093         1,167
                                              ------        ------      ------        ------
Total investment securities                   $3,659        $3,707      $2,580        $2,667
                                              ======        ======      ======        ======

     The following table sets forth certain information regarding the amortized cost and fair values of our mortgage-backed and mortgage-related securities, all of which were classified as held-to-maturity at the dates indicated.


                                                                  At December 31,
                                                      -----------------------------------------
                                                             1998                  1997
                                                      ------------------    -------------------
                                                      Amortized   Fair      Amortized    Fair
                                                        Cost      Value        Cost      Value
                                                      ---------  -------    ---------   -------
                                                                 (In thousands)
Investment securities, available-for-sale:(1)

U.S. Treasury and agency obligations               $   --         $   --    $3,001     $2,987

Mortgage-backed securities held-to-maturity:

Fixed rate:

  FHLMC pass-through securities                     1,042         1,071     1,374      1,418
                                                   ------         ------    ------     ------
Total mortgage-backed securities                   $1,042         $1,071    $4,375     $4,405
                                                   ======         ======    ======     ======


     The following table sets forth our mortgage-backed securities activities for the periods indicated.

                                                      For the Year Ended
                                                          December 31,
                                             -----------------------------------
                                                 1998                    1997
                                             -----------              ----------
                                                         (In thousands)
Mortgage-backed securities:

  At beginning of period                        $1,374                   $1,497

    Mortgage-back securities purchased              --                       --

    Mortgage-backed securities sold                 --                       --

    Amortization and repayments                   (332)                    (123)

Balance of mortgage-backed                      $1,042                   $1,374
 securities at end of period                    ======                   ======

     The table below sets forth certain information regarding the carrying amount, weighted average yields and contractual maturities of our investment securities, and mortgage-related securities as of December 31, 1998.

                                                                       December 31, 1998
                                    ---------------------------------------------------------------------------------------
                                          One Year or Less              One to Five Years            Five to Ten Years
                                    -----------------------------  ----------------------------  --------------------------
                                                      Weighted                      Weighted                    Weighted
                                       Carrying        Average       Carrying        Average      Carrying       Average
                                        Amount          Yield         Amount          Yield        Amount         Yield
                                    --------------  -------------  -------------  -------------  -----------  -------------
                                                                    (Dollars in thousands)
Investment securities,
 available-for-sale
  U.S. Treasury and agency
   obligations                          $   --            --  %        $2,005          6.25%         $499          6.08%
  Equity securities                      1,203          0.78              --             --            --            --
                                        ------         -----           -----          -----          ----          ----
    Total investment  securities        $1,203          0.78%          $2,005          6.25%         $499          6.08%
                                        ======          ====           ======         -----          ----          ====

Mortgage-backed securities held-
  to-maturity:
 FHLMC pass through securities         $   --             --%          $   26         10.50%         $175          8.00%
                                       =======         =====           ======         =====          ====          ====


                                                                       December 31, 1998
                                    ---------------------------------------------------------------------------------------
                                         More than Ten Years                                       Total
                                    -----------------------------     Average       ---------------------------------------
                                                      Weighted       Remaining                                 Weighted
                                       Carrying        Average       Years to        Carrying      Market       Average
                                        Amount          Yield        Maturity         Amount       Value         Yield
                                    --------------  -------------  -------------  -------------  -----------  -------------
                                                                 (Dollars in thousands)
Investment securities,
 available-for-sale
  U.S. Treasury and agency
    obligations                         $   --           --%           4.2            $2,504       $2,504         6.22%
  Equity securities                         --           --%            --             1,203        1,203         0.78
                                        ------         -----          ----            ------       ------         ----
     Total investment securities        $   --                         4.2            $3,707       $3,707         4.45%
                                        ======                                        ======       ======         ====

Mortgage-backed securities held-
  to-maturity:
 FHLMC pass through securities          $  841         7.83%          21.0            $1,042       $1,071         7.93%
                                        ======         ====          =====            ======       ======         ====

Sources of Funds

     General. Deposits, loan repayments and prepayments, maturities of securities and cash flows generated from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

     Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of passbook and statement savings accounts, money market accounts, transaction accounts and time deposits currently ranging in terms from one to five years. At December 31, 1998, the balance of core deposits (savings and money market accounts) represented 41.1% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas
surrounding our offices.   We have historically relied primarily on providing a
higher level of customer service and long-standing relationships with customers to attract and retain these deposits and also rely on competitive pricing policies and advertising; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives. Based on our experience, we believe that our passbook and statement savings, money market accounts and transaction accounts are relatively stable sources of deposits. Our time deposits have been a relatively stable source of funds as well, including the $39.0 million of certificates of deposit maturing in one year or less; however, our ability to attract and maintain time deposits and the rates paid on these deposits has been and will continue to be significantly affected by market conditions. We are seeking opportunities to increase transaction deposit accounts through aggressive advertising, offering ATM services, and offering interest on such accounts. We also intend to expand our deposit products to attract new customers, including local businesses.

     The following table presents our deposit activity for the periods indicated:

                                                     For the Year Ended
                                                         December 31,
                                                  -------------------------
                                                    1998             1997
                                                  ---------        --------
                                                       (In thousands)

      Net increase before interest credited          $6,763         $3,593

      Interest credited                               3,046          2,830
                                                     ------         ------

          Net increase in deposits                   $9,809         $6,423
                                                     ======         ======



      At December 31, 1998, we had $12.8 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                                                                Amount
                                                            --------------
                                                            (In thousands)

3 months or less                                                $ 3,596
Over 3 through 6 months                                           1,818
Over 6 through 12 months                                          5,568
Over 12 months                                                    1,774
                                                                -------
    Total                                                       $12,756
                                                                =======

     The following table sets forth the distribution of our deposit accounts as of the dates indicated and the weighted average interest rates on each category of deposits presented.

                                                                        At December 31,
                                          ----------------------------------------------------------------------------
                                                             1998                                   1997
                                          -------------------------------------   ------------------------------------
                                                         Percent      Weighted                  Percent     Weighted
                                                        of Total       Average                 of Total      Average
                                           Balance      Deposits        Rate       Balance     Deposits       Rate
                                          ----------  -------------  -----------  ----------  -----------  -----------
                                                                       (Dollars in thousands)
Noninterest bearing demand.................. $ 3,826          4.46%          - %     $ 2,281        3.01%          - %
Interest bearing demand and savings.........  31,350         36.59         3.96       24,959       32.89         3.51
                                             -------        ------                   -------       -----
  Total.....................................  35,176         41.05         3.53       27,240       35.90         3.22
                                             -------        ------         ----      -------       -----         ----
Certificate accounts (1)(2):
  Within 12 months..........................  39,032         45.56         5.52       37,611       49.57         5.76
  Over 12 months through 36 months..........   8,355          9.75         5.83        7,982       10.52         5.90
  Over 36 months............................   3,123          3.64         6.04        3,044        4.01         6.06
                                             -------        ------         ----      -------       -----         ----
  Total certificate accounts................  50,510         58.95         5.60       48,637       64.10         5.80
                                             -------        ------         ----      -------       -----         ----
  Total deposits............................ $85,686        100.00%        4.75%     $75,877       100.0%        4.87%
                                             =======        ======         ====      =======       =====         ====

________________

(1)  Based on remaining maturity of certificates.
(2)  Includes retirement accounts such as IRA and Keogh accounts.

     The following table presents by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at December 31, 1998.

                             Period to Maturity from
                                December 31, 1998
                    --------------------------------------
                                                                   At December 31,
                                                                --------------------
                     Less than       One to         Over
                        One          Three         Three
                       Year          Years         Years         1998         1997
                    -----------    ----------    --------       --------    --------
                                                (Dollars in thousands)
Certificate
 Accounts:
0 to 4.00%           $    30       $    22          $            $    52     $    36
4.01% to 5.00%...      3,732           229            31           3,992         949
5.01% to 6.00%...     33,696         7,476           811          41,983      40,755
6.01% to 7.00%...      1,332         2,580           108           4,020       6,161
7.01% to 8.00%...        241           180            42             463         732
8.01% to 9.00%...         --            --            --              --           4
     Total.......    $39,031       $10,487          $991         $50,510     $48,637
                     =======       =======          ====         =======     =======

     Borrowings. As part of our operating strategy, we have utilized advances from the Federal Home Loan Bank as an alternative to retail deposits to fund our operations when borrowings are less costly and can be invested at a positive interest rate spread or when we need additional funds to satisfy loan demand.
By utilizing Federal Home Loan Bank advances, which possess varying stated maturities, we can meet our liquidity needs without otherwise being dependent upon retail deposits and revising our deposit rates to attract retail deposits, which have no stated maturities, except for certificates of deposit, which are interest rate sensitive and which are subject to withdrawal from us at any time. These Federal Home Loan Bank advances are collateralized primarily by certain of our mortgage loans and secondarily by our investment in capital stock of the Federal Home Loan Bank. Federal Home Loan Bank advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank will advance to member institutions, including us, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank. See "Regulation and Supervision - Federal Home Loan Bank System." At December 31, 1998, we had $5.0 million in outstanding advances from the Federal Home Loan Bank. We have borrowing capacity at December 31, 1998 of $8.5 million.

     The following table sets forth certain information regarding our borrowed funds at or for the periods ended on the dates indicated:

                                                        At or For the Year Ended
                                                              December 31,
                                                       --------------------------
                                                           1998           1997
                                                       ---------       ----------
                                                       (In thousands)
FHLB advances:
  Average balance outstanding (monthly)................. $5,307           $4,833
  Maximum amount outstanding at any month-end during
   the period...........................................  6,000            6,000
  Balance outstanding at end of period..................  5,000            6,000
  Weighted average interest rate during period..........   5.75             4.92
  Weighted average interest rate at end of period.......   5.60             6.49

Subsidiary

     Our service corporation subsidiary, Pinehurst Properties, LLC, successor by merger on April __, 1999 to Pinehurst Corporation, is involved in the development of residential real estate. Pinehurst Properties is involved in two developments. One is a gated residential community consisting of 33 lots, of which 16 had been sold as of December 31, 1998. The second development is a more traditional subdivision project that has been divided into two phases; Phase I consists of 61 lots and Phase II consists of 81 lots. As of December 31, 1998, none of the lots in this development had been sold. Douglas Federal had made loans totaling approximately $1.9 million in the aggregate as of December 31, 1998, to builders to finance the construction of single-family homes on lots sold by Pinehurst Corporation, the predecessor of Pinehurst Properties, LLC.

Properties

     We conduct our business through an executive and one other full service branch office. We own both offices. The following table sets forth information regarding our properties.

                                             Original Year    Net Book Value of Property
                 Location                       Acquired           at December 31, 1998
                 --------                    -------------    --------------------------
Executive/Main Branch Office:
     8458 Campbellton Street
     Douglasville, Georgia  30134-1803      September 1969           $150,000

Branch Office:
     1855 Thornton Road
     Lithia Springs, Georgia  30122-2619    June 1973                $158,000


     We also own property for possible branch expansion or a new main office located at Chapel Hill Road and Interstate 20, Douglasville, Georgia. The net book value of this property as of December 31, 1998 is $246,000. Our subsidiary, Pinehurst Properties, LLC, owns approximately 80 acres of real property located in Douglasville, Georgia, that has been subdivided and is being currently developed and sold as residential lots. We also own property for possible branch expansion located at Douglas Boulevard and Brightstar Road in Douglasville. The net book value of this property as of December 31, 1998, is $400,606.

Legal Proceedings

     We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to our financial condition or results of operations.

Personnel

     As of March 1, 1999, we had 35 full-time employees and 4 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good. See "Management of Douglas Federal - Benefits Plans" for a description of certain compensation and benefit programs offered to our employees.

                          MANAGEMENT OF FIRST DEPOSIT

Directors of First Deposit

     The Board of Directors of First Deposit is divided into three classes, two of which contains three persons and one of which contains two persons. The directors will be elected by First Deposit's shareholders for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Boyd and J. Fowler, has a term of office expiring at the first annual meeting of shareholders, a second class, consisting of Messrs. King, Zellars and A. Fowler, has a term expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Abercrombie, Higgins and Belyeu, has a term of office expiring at the third annual meeting of shareholders. The biographical information of each director is contained in "Management of Douglas Federal - Biographical Information." It is currently intended that directors of First Deposit will receive no additional fees for their services as directors of First Deposit.

Executive Officers of First Deposit

     The following individuals are executive officers of First Deposit and hold the offices indicated opposite their names. The biographical information for each executive officer is contained in "Management of Douglas Federal - Biographical Information."

Name                    Position(s) Held With First Deposit
----                    --------------------------------------
Danny A. Belyeu         Chairman of the Board of Directors
Alpha A. Fowler, Jr.    Vice Chairman of the Board of Directors
J. David Higgins        President, Chief Executive Officer and Treasurer
John L. King            Senior Vice President and Chief Financial Officer
Patricia Owen           Secretary

     The executive officers of First Deposit are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, retirement or removal by the Board of Directors.

     Since the formation of First Deposit, none of the executive officers, directors or other personnel has received remuneration from First Deposit. Information concerning the principal occupations, employment and other information concerning the directors and officers of First Deposit during the past five years is described in "Management of Douglas Federal - Biographical Information."

                         MANAGEMENT OF DOUGLAS FEDERAL

Directors

     The directors of First Deposit are also our directors. Our current directors will remain directors of Douglas Federal after the conversion. The following table sets forth certain information regarding our Board of Directors.



                                            Position(s) Held         Director               Term
Name                       Age (1)               With Us               Since               Expires
-------------------  --------------------  -------------------  -------------------  -------------------
Alpha A. Fowler, Jr.                  78   Chairman and Chief                  1960                 2000
                                           Executive Officer
J. David Higgins                      61   President, Treasurer                1990                 2001
John L. King                          46   Senior Vice President, Controller   1993                 2000
                                           and Director
Mac C. Abercrombie, Jr.               69   Director                            1993                 2001
Danny A. Belyeu                       54   Director                            1979                 2001
Carlton H. Boyd                       67   Director                            1984                 2002
Joseph H. Fowler                      47   Director                            1984                 2002
John B. Zellars                       75   Director                            1990                 2000

________________
(1)  As of February 10, 1999.

Executive Officers Who Are Not Directors

Name                                              Age (1)             Position(s) Held With Us
---------------------------------------------  -------------  ----------------------------------------
Patricia Owen                                            54   Vice President and Secretary
Michael Coggin                                           54   Vice President

_______________
(1)  As of February 10, 1999.

     Our executive officers are elected annually and will hold office until the annual meeting of the Board of Directors held immediately after the first annual meeting of our shareholders after the conversion, and until their successors are elected and qualified or until death, resignation, retirement or removal by the Board of Directors. Officers are re-elected by the Board of Directors annually.

Biographical Information

     Alpha A. Fowler, Jr. has served as our Chairman of the Board of Directors and Chief Executive Officer since 1994. Mr. Fowler co-founded us in 1960 and has been a director and officer since then. Mr. Fowler also served on the Georgia Public Service Commission from 1965 to 1970 and represented Douglas County in the Georgia House of Representatives from 1946 to 1960.

     Mac C. Abercrombie, Jr. has served on our Board since 1993. Mr. Abercrombie currently serves as Vice Chairman of the Board of Commissioners of
Douglas County, on which he has served since 1992.   Mr. Abercrombie also served
as Sheriff of Douglas County from 1965 to 1973.

     Carlton H. Boyd has served on our Board since 1984. Mr. Boyd was the Vice President and General Manager of a local automobile dealership for over 45 years and is now semi-retired.

     Danny A. Belyeu has served on our Board since 1979. Mr. Belyeu has owned and operated an automobile dealership since 1980.

     Joseph H. Fowler has served on our Board since 1984. Mr. Fowler has practiced law with the law firm of Hartley, Rowe & Fowler, P.C. of Douglasville, Georgia since 1978.

     John B. Zellars has served on our Board since 1990. Mr. Zellars also has served as Vice Chairman of the Federal Home Loan Bank. Mr. Zellars has served previously as the Chairman and Chief Executive Officer of Georgia Federal Savings Bank and as the Chairman of the United States League of Savings Institutions.

     J. David Higgins has served on our Board since 1990. He has served as our President and Treasurer since 1994. Before joining us, Mr. Higgins served for four years as a Regional Branch Manager for California Federal Savings & Loan.

     John L. King has served as our Senior Vice President since 1994, as our Controller since 1985, and has served on our Board since 1993. Before joining us, Mr. King worked for Georgia Federal Bank as the financial reporting and tax manager, First Atlanta Corporation as an accounting officer and for the Internal Revenue Service as an agent.

     Patricia Owen has served us in various capacities since 1973, and presently serves as our Vice President and as Secretary of us and our Service Corporation.

     Michael Coggin has served as our Vice President and Vice President of Real Estate Development for our Service Corporation since 1999. Before joining us, Mr. Coggin had served as Vice President of Marketing Services for Russell Corporation since 1994.

Meetings and Committees of the Boards of Directors of Douglas Federal and First Deposit

     Our Board of Directors meets monthly and may have additional special meetings as may be called in the manner specified in the Bylaws. During the year ended December 31, 1998, the Board held 12 meetings. For the year ended December 31, 1998, no Director attended fewer than 75% in the aggregate of the total number of meetings of the Board or Committees on which such Director served.

     Our Board of Directors has established the following committees:

     The Executive Committee consists of Messrs. A. Fowler, Belyeu, and Abercrombie. This committee also acts as our loan committee and acts for the Board on matters not requiring action by the full Board between regular meetings of the Board. The committee meets on an as-needed basis and met 51 times in fiscal year 1998.

     The Audit Committee consists of Messrs. J. Fowler and Zellars. The committee meets annually or as necessary with our private auditors to review the annual audit report and any other matters of concern. The Audit Committee will make a report at least annually to the Board of Directors on the findings of the annual audit report.

     Additionally, the Board has established the following committees composed of directors and/or management: the Investment Committee, the Appraisal Committee, the Construction Loan Inspection Committee, the Compliance Committee and the Compensation Committee.

Compensation of Directors

     All of our outside Directors receive an annual retainer of $3,000 to be paid quarterly. In addition, each Director receives a fee of $500 for each regular meeting which they attend and members of committees receive a fee of $400 for each committee meeting attended.

Executive Compensation

     The following table sets forth the cash compensation we paid for services rendered in all capacities during the fiscal year ended December 31, 1998, to our Chairman and Chief Executive Officer and to our President. None of our other executive officers received salary and bonus in excess of $100,000 in 1998.


                                          Annual Compensation
                                        -----------------------       All Other
Name and Principal Position             Year  Salary    Bonus        Compensation
--------------------------------------  ----  -------  --------    -----------------------
Alpha A. Fowler, Jr.                    1998  $53,000   $ 5,000       $ 8,745(1)
   Chairman and Chief Executive
   Officer
J. David Higgins                        1998  $79,000   $25,000       $13,035(1)
   President and Treasurer

_______________
(1)   Consists of contributions to our profit sharing plan.

Employment Agreements

     Upon the conversion, First Deposit and Douglas Federal intend to enter into employment agreements with Messrs. A. Fowler, Higgins and King. The employment agreements are subject to the review and approval of the Office of Thrift Supervision and may be amended as a result of such Office of Thrift Supervision review. Review of compensation arrangements by the Office of Thrift Supervision does not indicate, and should not be construed to indicate, that the Office of Thrift Supervision has passed on the merits of such arrangements. The employment agreements are intended to ensure that we will be able to maintain a stable and competent management base after the conversion. Our continued success depends to a significant degree on the skills and competence of Messrs. A. Fowler, Higgins and King. We do not currently hold "key man" life insurance on any executive officer.

     The employment agreement with Alpha A. Fowler, Jr. provides that he shall continue to serve as Chairman and Chief Executive Officer of Douglas Federal and shall serve as Vice Chairman of First Deposit. During the term of this Agreement, Mr. Fowler will receive:

        . an annual salary of $58,300, which is subject to discretionary annual increases by our Board of Directors;

        . benefits under other programs that are maintained for employees of Douglas Federal or First Deposit generally;

        .  reimbursements for reasonable business expenses; and

        . the medical, dental and other healthcare benefits as are extended to other management personnel.

The agreement has an initial term of three years and may be renewed for a one-year term on the third anniversary by agreement of the parties. If the agreement is terminated by us for cause, as defined in the agreement, or by Mr. Fowler without good reason, as defined in the agreement, Mr. Fowler will receive only such salary amounts as are due and owed to him through the effective date of the termination. If he is terminated without cause or upon permanent disability, or if he terminates his employment with good reason, 60 days' prior written notice of intent to terminate is required and Mr. Fowler will receive a termination payment equal to his average monthly compensation (as defined below) for the remaining term of the agreement. Average monthly compensation means the quotient determined by dividing (a) the greater of (1) Mr. Fowler's then current base salary, or (2) the highest average of his base salary for the most recent three consecutive 12-month periods during which he was employed by us immediately before the effective date of the termination by (b) twelve (12). In addition, Mr. Fowler has agreed not to engage in the community banking business or become involved in a bank holding company within a 20-mile radius of any of our existing offices or facilities for a period equal to the greater of 12 months or the remainder of the term of the Agreement following his termination for any reason, and not to solicit our customers or employees within the same geographic area for the same period of time.

        We also intend to enter into employment agreements with Messrs. Higgins and King that contain essentially identical terms and conditions, except that the base salaries set forth in such agreements are $86,900 for Mr. Higgins and $75,000 for Mr. King. The employment agreements will become effective as of June 17, 1999.

Insurance Plans

        All of our full-time employees, upon completion of the applicable introductory period, are covered as a group for comprehensive hospitalization, including major medial and long- term disability insurance. Life insurance is also provided to employees and directors.

Benefit Plans

        Profit Sharing Plan. We have a profit sharing plan pursuant to which we may contribute on an after-tax basis from 2.0% to 15.0% of an employee's salary, including any bonus, in increments of 1.0%. Employees are enrolled in our profit sharing plan on the first of the month following the date on which we have continuously employed the employee for one year (during which the employee has completed at least 1000 hours) and the employee has attained age 21. The amounts we contribute to the profit sharing plan are discretionary and are contributed on an annual basis. Our contribution to the profit sharing plan is allocated to each employee in the same ratio as such employee's salary bears to the total compensation of all employees participating in the plan during the year of the contribution. Following the conversion, we plan to discontinue contributions under this plan.

        Employee Stock Ownership Plan ("ESOP"). In connection with the conversion, we also intend to implement an ESOP. An ESOP is a special type of tax-qualified defined contribution retirement plan designed to invest primarily in prescribed types of employer securities, including common stock. An ESOP is funded by employer contributions, in the form of either cash or stock. The ESOP holds funds in trust for the benefit of eligible employees and their beneficiaries, and uses such funds to buy stock from existing shareholders or directly from the employer. Beyond providing additional retirement benefits, an ESOP provides eligible employees with an opportunity to become "owners" of the employer (or an affiliate of the employer) and to participate in the potential appreciation in the value of the stock.

        Each of our employees who has satisfied the ESOP eligibility requirements may become a participant in our ESOP. The ESOP is intended primarily to provide benefits when a participant retires on or after age 65.
The ESOP also provides benefits before age 65 if the participant becomes totally and permanently disabled or if the participant dies with an amount to his or her credit under the ESOP. A participant may also be entitled to a benefit under the ESOP if the participant leaves us for reasons other than retirement, disability or death.

        A participant will become vested in a percentage of his or her ESOP account in accordance with the following schedule:

               Years of Service                 Percentage
               ----------------                 ----------

               Fewer than 2                           0%
                    2                                20%
                    3                                40%
                    4                                60%
                    5                                80%
                    6 or more                       100%

Regardless of the number of his or her years of service, a participant will become fully vested in his or her ESOP account if he or she is employed by us at age 65, if he or she becomes totally and permanently disabled while working for us or if he or she dies while employed.

        The amount of a participant's benefit under the ESOP depends on a number of factors, including our contributions, the amount of the participant's compensation, the amounts forfeited by participants who leave their jobs with us before their benefits are vested and the value of the ESOP Stock (described below). Thus, the value of a participant's ultimate benefit under the ESOP cannot be predicted.

        The ESOP intends to purchase 8.0% of the common stock issued in connection with the conversion (the "ESOP Stock"). As part of the conversion and in order to fund the ESOP's purchase of the ESOP Stock, the ESOP intends to borrow from First Deposit an amount equal to 100% of the aggregate purchase price of the ESOP Stock. The term of such loan will be 10 years. The interest rate on the loan is expected to be at or near the prime rate, which is currently 7.75%. The ESOP Stock purchased with the loan proceeds will serve as collateral for the loan. Based on the sale of 1,071,000 shares or 1,449,000 shares at the minimum and maximum of the estimated price range, the amount of the loan to the ESOP would be $856,800 or $1,159,200, respectively (or $1,333,080 if the estimated price range is increased by 15.0%). We will make annual contributions to the ESOP to enable the ESOP's trustees to repay the loan. Additionally, any dividends First Deposit may pay with respect to the ESOP Stock First Deposit may also use to repay the loan.

        The ESOP will hold the common stock purchased with the loan proceeds in a suspense account, which stock will be released from the suspense account each year in accordance with the method of release selected by the administrative committee administering the ESOP. While held in the suspense account, the ESOP Stock is pledged as collateral for the ESOP loan. The ESOP can provide no other security. When released from the suspense account, the ESOP Stock will be allocated to the accounts of the participants. Each participant's share of the ESOP Stock released from the suspense account will be that number of shares of ESOP Stock which his or her compensation for the plan year bears to the compensation of all eligible employees entitled to share in our contribution for the plan year.

        We will appoint three individuals to serve as the ESOP's trustees. Subject to their fiduciary duties, the trustees will vote the shares of the ESOP Stock allocated to each participant's ESOP account in accordance with the participant's instructions. The trustees will vote those shares of ESOP Stock for which they do not receive timely instructions, or that have not been allocated to the accounts of participants, as directed by the ESOP's administrative committee.

        Stock Option Plan. Following the conversion, the Board of Directors of First Deposit intends to adopt a stock-based benefit plan which would provide for the granting of options to purchase common stock to certain individuals. Currently, First Deposit anticipates granting stock options under a single stock option plan covering full-time employees and outside directors of First Deposit and its affiliates. However, it is possible that First Deposit may establish a separate option plan solely for outside directors. At a meeting of shareholders of First Deposit following the conversion, which under applicable regulations may not be held earlier than six months after the completion of the conversion, the Board of Directors intends to present the stock option plan to shareholders for approval. First Deposit anticipates reserving an amount equal to 10.0% of the shares of common stock issued in the conversion, or 144,900 shares based upon the issuance of 1,449,000 shares, for issuance under the stock option plan. No specific award determinations have been made at this date.

        First Deposit intends to design the stock option benefits provided under the stock option plan to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in First Deposit as an incentive to contribute to the success of First Deposit and reward key employees for outstanding performance. First Deposit may condition the granting or vesting of stock options on the achievement of individual or company-wide performance goals, including the achievement by First Deposit or Douglas Federal of specified levels of net income, asset growth, return on equity or other specific financial performance goals. First Deposit anticipates that the stock option plan will provide for the grant of:

        . options for employees to purchase First Deposit's common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code;

        . options for all participants that do not qualify as incentive stock options or "Non-Statutory Stock Options"; and

        . limited rights (discussed below) which participants may exercise only upon a change in control of First Deposit.

Unless sooner terminated, the stock option plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by First Deposit's shareholders. If such plan is adopted within one year after conversion, Office of Thrift Supervision regulations provide that none of our individual officers or employees may receive more than 25.0% of the stock options available under the stock option plan and non-employee directors may not receive more than 5.0% individually, or 30.0% in the aggregate, of the stock options available under the stock option plan. First Deposit intends to grant options with limited rights under the stock option plan at an exercise price equal to the fair market value of the underlying common stock on the date of grant. Subject to any applicable regulations, upon exercise of limited rights in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. First Deposit anticipates that all options granted contemporaneously with shareholder approval of the stock option plan will qualify as incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code.

        A committee of the Board of Directors will administer the stock option plan and will determine which officers and employees may receive options, whether such options will qualify as incentive stock options, the number of shares underlying each option, the exercise price of each option, the manner of exercise of the options and the time when such options become exercisable.

        If First Deposit adopts an option plan in the form described above, an employee will not realize taxable income upon grant or exercise of any incentive stock option, provided that the employee does not dispose of the shares received through the exercise of such option for at least one year after the date the employee receives the stock in connection with the option exercise and two years after the date of grant of the option (a "disqualifying disposition"). First Deposit may not take a compensation expense deduction with respect to the grant or exercise of incentive stock options, unless the employee disposes of the shares in a disqualifying disposition. In the case of a non-statutory stock option and in the case of a disqualifying disposition of an incentive stock option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price of the option. The amount of taxable income realized by an optionee upon the exercise of a non-statutory stock option or due to a disqualifying disposition of shares acquired through the exercise of an incentive stock option are a deductible expense for tax purposes by First Deposit.

        Stock options under an option plan adopted by First Deposit would become vested and exercisable in the manner specified by the committee responsible for administering the plan, subject to applicable regulations. If the stock option plan is adopted within one year after the conversion, awards would become vested and exercisable subject to applicable Office of Thrift Supervision regulations, which such regulations require that any awards begin vesting not earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20.0% per year and may not be accelerated except in case of death or disability. First Deposit anticipates options granted in connection with the stock option plan will remain exercisable for at least three months following the date on which the employee ceases to perform services for Douglas Federal or First Deposit, except that in the event of death or disability, in which cases options accelerate and become fully vested and remain exercisable for up to one year thereafter, or such longer period as determined by First Deposit. However, any incentive stock options exercised more than three months following the date the employee ceases to perform services as an employee, other than termination due to death or disability, would be treated for tax purposes as a non-statutory stock option. First Deposit also anticipates that in the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of Douglas Federal, First Deposit or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as our director or consultant. If the stock option plan is adopted in the form described above, First Deposit, if requested by the optionee, could elect, in exchange for vested options, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the common stock exceeds the exercise price of the options on the date of the employee's termination of employment.

        All options granted to outside directors under an option plan must, by law, be non-statutory stock options and would vest and become exercisable in a manner specified by the committee, in compliance with applicable regulations, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director or consultant. In the event of the death or disability of a participant, all previously granted options would immediately vest and become fully exercisable.

        In compliance with any applicable regulations, the stock option plan described above may be amended after the expiration of the one-year period to provide for accelerated vesting of previously granted options in the event of a change in control of First Deposit or Douglas Federal. A change in control would be defined in the plan document and would generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20.0% or more of any class of equity security of First Deposit or Douglas Federal or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of First Deposit or Douglas Federal or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office before the contested election.

        Restricted Stock Program. Following the conversion, First Deposit intends to establish a restricted stock program which would provide for the grant of stock awards to our officers, employees and non-employee directors as a method of providing officers, employees and non-employee directors with a proprietary interest in First Deposit in a manner designed to encourage such persons to continue their employment with us. The benefits under the restricted stock program may be provided for under either a separate plan for officers and employees and a separate plan for outside directors or may be combined with the stock option plan. First Deposit intends to present the restricted stock program for shareholder approval at a meeting of shareholders, which First Deposit may hold no earlier than six months after the completion of the conversion.

        First Deposit expects to contribute funds to the restricted stock program to enable such plan to acquire, in the aggregate, an amount equal to 4.0% of the shares of common stock issued in the conversion, or 57,960 shares based upon the issuance of 1,449,000 shares. First Deposit will acquire these shares through open market purchases, if permitted, or from authorized but unissued shares. Although no specific award determinations have been made at this date, First Deposit anticipates that it will provide stock awards to our directors, officers and employees or their affiliates to the extent permitted by applicable regulations. If such program is adopted within one year after conversion, Office of Thrift Supervision regulations provide that no individual officer or employee may receive more than 25.0% of the stock awards available under the restricted stock program, and non-employee directors may not receive more than 5.0% individually, or 30.0% in the aggregate, of the stock awards available under the restricted stock program. Shares of common stock granted under to the restricted stock program will be awarded at no cost to the recipients. Our officers, directors and employees will also be eligible recipients under a stock option plan, if a stock option plan is adopted.

        A committee of the Board of Directors will administer the restricted stock program. Stock awards will not be transferable or assignable. First Deposit may make allocations and grants to officers and employees under the restricted stock program in the form of non performance-based grants and/or performance-based grants. First Deposit may make the granting or vesting of stock awards under the restricted stock program conditioned upon the achievement of individual or company-wide performance goals, including First Deposit's or Douglas Federal's achievement of specified levels of net income, return on assets, return on equity or other specified financial performance goals and will be in compliance with applicable regulations. If First Deposit adopts the restricted stock program (or any separate plans for employees and directors) within one year after the conversion, awards would become vested in compliance with applicable Office of Thrift Supervision regulations, which such regulations require that any awards begin vesting not earlier than one year from the date of shareholder approval of the program and, thereafter, vest at a rate of no more than 20.0% per year and may not be accelerated except in case or death or disability.

     In the event of death, stock awards will become 100% vested. In the event of disability, stock awards would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director. In the event of retirement, if the participant continues to perform services as a director or consultant on behalf of us, First Deposit or an affiliate or, in the case of a retiring director or as a consulting director, unvested stock awards will continue to vest in accordance with their original vesting schedule until the recipient ceases to perform such services at which time any unvested stock awards would lapse.

     The restricted stock program described above may be amended after the expiration of the one-year period to provide for accelerated vesting of shares granted under the restricted stock program in the event of a change in control of Douglas Federal or First Deposit in accordance with applicable regulations. A change in control, which will be defined in the plan document, generally occurs when a person or group of persons acting in concert acquires beneficial ownership of 20.0% or more of a class of equity securities of First Deposit or Douglas Federal or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of First Deposit or Douglas Federal or contested election of directors which results in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office before the contested election.

     When shares become vested in accordance with the restricted stock program described above, the participants will recognize taxable income equal to the fair market value of the common stock at that time. First Deposit may take a deduction equal to that amount for the year in which it becomes taxable to the individual. When shares become vested and are actually distributed in accordance with the restricted stock program, the participants also receive amounts equal to any accrued dividends with respect thereto. Before vesting, recipients of grants may direct the voting of the shares awarded to them.
Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee of the restricted stock program in accordance to the directions provided by individuals with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they are vested.

     In the event that the restricted stock program acquires additional authorized but unissued shares after the conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."

Certain Transactions

     Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a principal shareholder, director or executive officer or their related interests in excess of the greater of $25,000 or 5.0% of our capital and surplus must be approved in advance by a majority of the disinterested members of the Board of Directors.

     We may extend credit to an executive officer:

           . in any reasonable and legally permissible amount to finance the education of the executive officer's children;

           . in any reasonable and legally permissible amount to finance the purchase, construction, maintenance or improvement of the executive officer's primary residence when secured by a first lien and no other such loan is outstanding; or

           . for any other purpose not specifically authorized, if the aggregate amount of such loans to our executive officer at any one time does not exceed the higher of $25,000 or 2.5% of our capital and unimpaired surplus, but in no event shall such extensions of credit be more $100,000.

     At December 31, 1998, we had approximately $149,819 in loans to our directors and executive officers. All loans to executive officers and directors were performing in accordance with their original terms at December 31, 1998.

     We do not extend credit to a director or any related interest of that individual, in an amount that when aggregated, is more than our legal lending limit. Loans to employees and nonexecutive officers do not need the prior approval of our Board of Directors, though all such loans must be made exclusively by one of our senior officers. All such loans shall also be subject to the general restrictions outlined in the paragraph above and must be reported to the Board of Directors when the aggregate amount of the extensions of credit to any one employee or nonexecutive officer exceeds $500,000.

     We do not extend credit or grant a line of credit to our directors, executive officers, or to any related interest of those individuals, in an amount that when aggregated with all other extensions of credit to these individuals and their related interests, exceeds the regulatory percentage of our total equity capital and reserves. We do not prohibit any extension of credit made under to a benefit or compensation program that is widely available to our employees and that does not give preference to any insider over our other employees.

                          FEDERAL AND STATE TAXATION

Federal Taxation

     General. We will report our income on a December 31 fiscal year basis using the accrual method of accounting and will be taxed in the same manner as other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us.

     Bad Debt Reserve. Historically, savings institutions such as ours which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which are deducted in arriving at their taxable income. Our deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on our actual loss experience, or a percentage equal to 8.0% of our taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Due to our loss experience, we generally recognized a bad debt deduction equal to 8.0% of taxable income.

     In August 1996, the provisions repealing the above thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8.0% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). We have previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense. For taxable years beginning after December 31, 1995, our bad debt deduction will be equal to net charge-offs. The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin our six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to a provision of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

     Distributions. To the extent that we make "non-dividend distributions" that are considered as made

        . from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or

        . from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the our taxable income.

Non-dividend distributions include distributions in excess of our current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of our current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from our bad debt reserve. Thus, any dividends that would reduce amounts appropriated to our bad debt reserve and deducted for federal income tax purposes would create a tax liability for us. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the conversion, we make a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34.0% corporate income tax rate (exclusive of state and local taxes). See "Regulation and Supervision" and "Dividend Policy" for our limits on the payment of dividends. We do not intend to pay dividends that would result in a recapture of any portion of our bad debt reserve.

     Corporate Alternative Minimum Tax. The Internal Revenue Code imposes a tax on alternative minimum taxable income at a rate of 20.0%. The excess of the bad debt reserve deduction claimed by us over the deductions that would have been allowable under the experience method is treated as a preference item for purposes of computing "alternative minimum taxable income." Only 90.0% of the "alternative minimum taxable income" can be offset by net operating loss carryovers of which we currently have none. "Alternative minimum taxable income" is increased by an amount equal to 75.0% of the amount by which our adjusted current earnings exceeds our "minimum taxable income" (determined without regard to this preference and before reduction for net operating losses).

     Dividends Received Deduction and Other Matters. We may exclude from our income 100% of dividends we receive as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70.0% in the case of dividends received from unaffiliated corporations with which we will not file a consolidated tax return, except that if we own more than 20.0% of the stock of a corporation distributing a dividend then 80.0% of any dividends received may be deducted.

Georgia Taxation

     The State of Georgia imposes a tax at the rate of 6.0% on the "Georgia taxable income" of Douglas Federal and First Deposit. Georgia taxable income is equal is equal to federal taxable income with certain adjustments. Significant modifications include the subtraction from federal taxable income of interest or dividends on obligations or securities of the United States that are exempt from state income taxes, and a recomputation of the bad debt reserve deduction on reduced modified taxable income. Since Douglas Federal and First Deposit will recognize no taxable gain for federal tax purposes as a result of the conversion, Douglas Federal and First Deposit will recognize no Georgia taxable income as a result of the conversion.

                          REGULATION AND SUPERVISION

General

     As a federal savings association, we are subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as our chartering agency, and the Federal Deposit Insurance Corporation, as the insurer of our deposits. We must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning our activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. We are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation to test our compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive system of oversight of our activities and our financial condition, and is intended primarily for the protection of the insurance fund and our depositors.

     This system also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of our assets and our establishment of adequate loan loss reserves. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on our operations. In addition, First Deposit, as a savings and loan holding company, will be required to file certain reports with, and otherwise comply with the rules and regulations, of the Office of Thrift Supervision and of the Securities and Exchange Commission under the federal securities laws.

     The following description of statutory provisions and regulations which apply to savings associations and their holding companies are not complete descriptions of such statutes and regulations. The purpose of the description is to give you a general understanding of the application of such laws and regulations to our activities and operations. For a more complete understanding of these laws and regulations, you should review them in their entirety.

Federal Savings Institution Regulation

     Business Activities. As a federal savings institution, our activities are governed by the Home Owners' Loan Act, as amended and, in certain respects, the Federal Deposit Insurance Act and the regulations issued by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation under these statutes. These laws and regulations set forth the nature and extent of our permissible activities. In particular, certain types of our lending activities, such as commercial loans, non-residential real property loans and consumer loans, are limited to a specified percentage of our capital or assets.

     Loans-to-One Borrower. The Home Owners' Loan Act provides generally that, as a federal savings association, we are subject to the same limits as a national bank on loans to a single borrower. Generally, this limit is 15.0% of our unimpaired capital and surplus and allowance for loan losses, plus an additional 10.0% of unimpaired capital and surplus, if the loan is secured by readily-marketable collateral, which includes certain types of financial instruments and bullion. At December 31, 1998, our largest loan consisted of a $728,000 commercial real estate loan to a local church. At December 31, 1998, our largest relationship with a single borrower consisted of an aggregate of $1.2 million in real estate loans.

     Qualified Thrift Lender Test. The Home Owners' Loan Act also requires us to meet what is called "a qualified thrift lender test." Under this test, we are required to either qualify as a "domestic building and loan association" as that term is defined in the Internal Revenue Code, or maintain at least 65.0% of our "portfolio assets" in certain "qualified thrift investments" in at least nine months out of each 12-month period. Generally speaking, our "portfolio assets" are our total assets less certain liquid and intangible assets and the property used in the conduct of our business. "Qualified thrift investments" are primarily residential mortgages and related investments. If we failed to meet this test, we would be required to either convert to a bank charter or operate under certain restrictions. As of December 31, 1998, we met the "qualified thrift lender test." Recent legislation has permitted education loans, credit card loans and small business loans to be considered as "qualified thrift investments."

     Limitation on Capital Distributions. The Office of Thrift Supervision imposes limitations on all capital distributions by a savings institution, such as cash dividends, payments to repurchase its shares, cash payments to shareholders of another institution in a merger transaction and other distributions charged against capital. These limitations establish three tiers of institutions, which are based primarily on an institution's designated capital level. As a result, if we were to meet or exceed all of our regulatory capital requirements both before and after a proposed distribution and we have not been advised by the Office of Thrift Supervision that we were in need of more than normal supervision, we could, after prior notice to the Office of Thrift Supervision, make capital distributions during a calendar year equal to the greater of:

     . 100% of our net earnings to date during the calendar year plus the amount that would reduce our excess capital by 50.0% at the beginning of the calendar year; or

     .  75.0% of our net earnings during the previous four quarters.

Any additional capital distributions would require prior approval from the Office of Thrift Supervision. In the event we do not meet our capital requirements or the Office of Thrift Supervision notifies us that we are in need of more than normal supervision, our ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution, which limitations would otherwise permit, if the Office of Thrift Supervision determines that such distribution constituted an unsafe or unsound practice.

     The Office of Thrift Supervision has recently adopted amendments to its capital distribution limitations which, if adopted, would simplify these limitations and more closely resemble the limitations the other banking agencies impose. These proposed rules would eliminate the prior notice requirement for cash dividends within a certain amount paid by institutions which will remain adequately capitalized following the distribution. However, capital distributions over a certain amount will still require approval. In addition, a savings association must provide notice to the Office of Thrift Supervision if a capital distribution would reduce the amount of common or preferred stock, or
would retire debt instruments included in the capital.   Also, savings
associations which are part of a holding company structure must provide notice to the Office of Thrift Supervision with regard to any capital distributions.

     Liquidity. We are required to maintain an average daily balance of specified liquid assets which will result in a monthly average of not less than a certain percentage of our net withdrawable deposit accounts plus short-term borrowings. This percentage requirement is currently established at 4.0%. The Office of Thrift Supervision may impose monetary penalties if we fail to satisfy these liquidity requirements. Our average liquidity ratio for the month ended December 31, 1998 was 12.03%, which exceeded the applicable requirements. We have never been subject to monetary penalties for failure to meet our liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     Assessments. As a federal savings association, we are required by regulation to pay assessments to the Office of Thrift Supervision to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon our total assets, including those of our consolidated subsidiaries, as reported in our latest quarterly Thrift Financial Report. The assessments we paid for the year ended December 31, 1998 totaled $26,554.

     Branching. Office of Thrift Supervision regulations permit us to branch throughout the country under certain conditions. We are generally permitted to establish interstate networks and geographically diversify our loan portfolios and lines of business. Federal regulatory authority preempts any state law purporting to regulate branching by federal savings associations.

     Transactions with Related Parties. The Federal Reserve Act limits our authority to engage in transactions with related parties or "affiliates." The Federal Reserve Act restricts the aggregate amount of covered transactions with any individual affiliate to 10.0% of our capital and surplus and also limits the aggregate amount of transactions with all affiliates to 20.0% of our capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in the Federal Reserve Act, and the purchase of low-quality assets from affiliates is generally prohibited. The Federal Reserve Act generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to us as those prevailing at the time for comparable transactions with non-affiliates. We are also prohibited from extending credit to any affiliate engaged in activities not permitted for a bank holding company and from purchasing the securities of an affiliate, other than those of a subsidiary.

     Our authority to extend credit to executive officers, directors and 10.0% or more shareholders, as well as entities such persons control, is governed by the Federal Reserve Act and Regulation O issued under these provisions. Among other things, such loans are required to be made on terms substantially the same as those offered to non-affiliated individuals, and not to involve more than the normal risk of repayment. Recent legislation created an exception for loans to insiders made under a benefit or compensation program that is widely available to all of our employees and which do not give a preference to the insiders over other employees. Regulation O also places individual and aggregate limits on the amounts of loans which we may make to insiders, based, in part, on our capital position and requires that we follow certain board of directors approval procedures.

     Enforcement. Under the Federal Deposit Insurance Act, the Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If the Office of Thrift Supervision takes no action, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal and state law also establish criminal penalties for certain violations.

     Standards for Safety and Soundness. The Federal Deposit Insurance Act requires each federal banking agency to establish standards for all insured depository institutions relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement these safety and soundness standards. These guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by these guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements. The Office of Thrift Supervision capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3.0% leverage (core capital to total assets) ratio and an 8.0% risk-based capital standard. Core capital is defined as common shareholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The Office of Thrift Supervision regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the Office of Thrift Supervision prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4.0% (3.0% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See " - Prompt Corrective Regulatory Action."

     The risk-based capital standard for savings institutions requires the maintenance of total capital, which is defined as core capital and supplementary capital, to risk-weighted assets of 8.0%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of between 0% and 100%, as assigned by the Office of Thrift Supervision capital regulation based on the risks Office of Thrift Supervision believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3.0% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The Office of Thrift Supervision has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. The net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. A savings association's interest rate risk would be measured by the decline in the net portfolio value of its assets that would result from a hypothetical 2.0% increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines our regulators set forth. A savings association whose measured interest rate risk exposure exceeds 2.0% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2.0%, multiplied by the estimated economic value of the institution's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12.0% is not subject to the interest rate risk component, unless the Office of Thrift Supervision determines otherwise. The rule also provides that the Office of Thrift Supervision may waive or defer an institution's interest rate risk component on a case-by-case basis. The Office of Thrift Supervision has postponed indefinitely the date that the component will first be deducted from an institution's total capital.

     At December 31, 1998, we met each of our capital requirements, in each case on a fully phased-in basis. See " - Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages tangible, leverage and risk-based capital requirements, our historical amounts and percentages at December 31, 1998, and estimated amounts and percentages based upon the issuance of the shares within the estimated price range and assuming that First Deposit retains a portion of the net proceeds.

     Prompt Corrective Regulatory Action. Under the Office of Thrift Supervision prompt corrective action regulations, our federal regulators are required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital ratio of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." The Office of Thrift Supervision generally is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that an institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Any parent holding company must guarantee compliance with the plan. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth and capital distributions, and limitations on expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     Insurance of Deposit Accounts. The Federal Deposit Insurance Corporation has adopted a risk-based insurance assessment system. Institutions are assigned to one of three capital categories based on their financial information, as of the reporting period ending seven months before the assessment period. The capital categories are

     .  well capitalized,
     .  adequately capitalized, or
     .  undercapitalized.

Institutions are also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the Federal Deposit Insurance Corporation by the institution's primary federal regulator and information that the Federal Deposit Insurance Corporation determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

     Our deposits are presently insured by the Savings Association Insurance Fund. Both the Savings Association Insurance Fund and the Bank Insurance Fund are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the Savings Association Insurance Fund and Bank Insurance Fund were paying average deposit insurance assessments of between 24 and 25 basis points. The Bank Insurance Fund met the required reserve in 1995, whereas the Savings Association Insurance Fund was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that Savings Insurance Association Fund members make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund.

     In view of the Bank Insurance Fund's achieving the 1.25% ratio, the Federal Deposit Insurance Corporation ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of Bank Insurance Fund members paid an annual premium of only $2,000. With respect to Savings Association Insurance Fund member institutions, the Federal Deposit Insurance Corporation adopted a final rule retaining the previously existing assessment rate schedule applicable to Savings Association Insurance Fund member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for Savings Association Insurance Fund members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, Savings Association Insurance Fund members could have been placed at a substantial competitive disadvantage to Bank Insurance Fund members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund member institutions to recapitalize the Savings Association Insurance Fund. As required by this legislation, the Federal Deposit Insurance Corporation imposed a special assessment of 65.7 basis points on Savings Association Insurance Fund assessable deposits held as of March 31, 1995, payable November 27, 1996. We recognized this special assessment as an expense in the quarter ended September 30, 1996 that was generally tax deductible. The special assessment we recorded amounted to $396,910 on a pre-tax basis and $244,000 on an after-tax basis.

     The Deposit Insurance Funds Act also spread the obligations for payment of the Financing Corporation bonds across all Savings Association Insurance Fund and Bank Insurance Fund members. Beginning on January 1, 1997, Bank Insurance Fund deposits were assessed for a Financing Corporation bond payment of 1.30 basis points, while Savings Association Insurance Fund deposits pay 6.48 basis points. Full pro rata sharing of the Financing Corporation bond payments between Bank Insurance Fund and Savings Association Insurance Fund members will occur on the earlier of January 1, 2000 or the date the Bank Insurance Fund and Savings Association Insurance Fund are merged.

     As a result of the Deposit Insurance Funds Act, the Federal Deposit Insurance Corporation voted to effectively lower Savings Association Insurance Fund assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of Bank Insurance Fund members. Most recently, the Federal Deposit Insurance Corporation determined to continue the 0 to 27 basis point range for the second half of 1998. Savings Association Insurance Fund members will also continue to make the Financing Corporation bond payments described above. We cannot predict the level of Federal Deposit Insurance Corporation insurance assessments on an on-going basis, whether the federal thrift charter will be eliminated or whether the Bank Insurance Fund and the Savings Association Insurance Fund will eventually be merged.

     Our assessment rate for 1998 ranged from 6.28 to 5.82 basis points and the regular premium paid for this period was $46,725.

     The Federal Deposit Insurance Corporation is authorized to raise the assessment rates in certain circumstances. The Federal Deposit Insurance Corporation has exercised this authority several times in the past and may raise insurance premiums in the future. If the Federal Deposit Insurance Corporation takes such action, it could have an adverse effect on our earnings.

     Community Reinvestment Act. Under the Community Reinvestment Act, we have a continuing and affirmative obligation consistent with our safe and sound operation to help meet the credit needs of our entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs nor does it limit our discretion to develop the types of products and services that we believe are best suited to our community, consistent with the provisions of the statute. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of our operations, to assess our record of meeting the credit needs of our community and to take such record into account in its evaluation of certain applications which we may submit. Finally, the Community Reinvestment Act requires the Office of Thrift Supervision to provide a written evaluation of our Community Reinvestment Act performance through the use of a four-tiered descriptive rating system, which replaced the five-tiered numerical rating system. Our latest Community Reinvestment Act rating we received was "Outstanding."

     Federal Home Loan Bank System. We are a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. This system provides a central credit facility primarily for member institutions. As a member, we are required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of our unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20th of our borrowings from the Federal Home Loan Bank, whichever is greater. We were in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 1998 of $0.7 million. Advances from the Federal Home Loan Bank must be secured by specified types of collateral and a member may only obtain long-term advances for the purpose of providing funds for residential housing finance. At December 31, 1998, we had $5.0 million in Federal Home Loan Bank advances.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent savings institutions and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. For the years ended December 31, 1998, and 1997, our dividends from the Federal Home Loan Bank amounted to approximately $53,065 and $51,721. If dividends were reduced, the our net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not also cause a decrease in the value of the Federal Home Loan Bank stock we hold.

     Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against transaction accounts as follows: for accounts aggregating $47.8 million or less, the reserve requirement is 3.0%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10.0% against that portion of total transaction accounts in excess of $47.8 million. The Federal Reserve Board may change these reserve requirements. The first $4.7 million of otherwise reservable balances are exempted from the reserve requirements. We are currently in compliance with these requirements. Because we must maintain required reserves in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account, as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the amount of our interest-earning assets. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

Holding Company Regulation

     First Deposit will be a non-diversified unitary savings and loan holding company within the meaning of the Home Owners' Loan Act. As such, First Deposit will be required to register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over First Deposit and Pinehurst Properties, LLC. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to Douglas Federal, as the subsidiary savings institution of First Deposit. We must notify the Office of Thrift Supervision 30 days before declaring any dividend to First Deposit.

     As a unitary savings and loan holding company, First Deposit generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that we continue to be a qualified thrift lender, as discussed above. See " - Federal Savings Institution Regulation - Qualified Thrift Lender Test" for a discussion of the requirements of a "qualified thrift lender." Upon First Deposit's acquisition of another savings association, First Deposit would become a multiple savings and loan holding company, if the acquired institution is held as a separate subsidiary, and would be subject to extensive limitations on the types of business activities in which it could engage. The Home Owners' Loan Act limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended, subject to the prior approval of the Office of Thrift Supervision, and to other activities authorized by Office of Thrift Supervision regulation.

     The Home Owners' Loan Act prohibits First Deposit, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5.0% of the voting stock of another savings institution, or a savings and loan holding company, without prior written approval of the Office of Thrift Supervision; from acquiring or retaining, with certain exceptions, more than 5.0% of a non-subsidiary holding company or savings association. The Home Owners' Loan Act also prohibits First Deposit from acquiring more than 5.0% of a company engaged in activities other than those authorized for savings and loan holding companies by the Home Owners' Loan Act; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of First Deposit and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except:

     . the approval of interstate supervisory acquisitions by savings and loan holding companies, and

     . the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     As a federally-chartered savings institution, we generally are not subject to those provisions of Georgia law governing state-chartered financial institutions or to the jurisdiction of the Georgia Department of Banking and Finance. However, the Georgia Department of Banking and Finance interprets the Georgia Bank Holding Company Act to require the prior approval of the Georgia Department of Banking and Finance for any acquisition of control of any savings institution (whether chartered by state or federal authority) located in Georgia. As a result, First Deposit will be required to obtain the prior written consent of the Georgia Department of Banking and Finance before it will be able to acquire our capital stock. The department also interprets the Georgia Bank Holding Company Act to include savings and loan holding companies as "bank holding companies." This interpretation gives the Department the authority to make examinations of First Deposit and any subsidiaries and to require periodic and other reports. Existing Georgia Department of Banking and Finance regulations do not restrict our business activities or investments or those of First Deposit.

Federal Securities Laws

     First Deposit has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. First Deposit's common stock has been registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. First Deposit is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of the common stock to be issued in the conversion does not cover the resale of such shares. Persons who are not affiliates of First Deposit may resell shares of the common stock without registration. Shares an affiliate of First Deposit purchases will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If First Deposit meets the current public information requirements of Rule 144, each affiliate of First Deposit who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of:

     .  1.0% of the outstanding shares of First Deposit, or

     . the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by First Deposit to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                   RESTRICTIONS ON ACQUIRING DOUGLAS FEDERAL
                               OR FIRST DEPOSIT

General

     The plan of conversion provides for our conversion from the mutual to the stock form of organization and, in connection therewith, a new federal stock charter and bylaws to be adopted by our members. The plan of conversion also provides for the concurrent formation of a holding company. See "The Conversion." Certain plans provisions in First Deposit's Articles of Incorporation and Bylaws and in its management remuneration plans entered into in connection with the conversion, together with provisions of Georgia corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either Douglas Federal or First Deposit.

Restrictions in First Deposit's Articles of Incorporation and Bylaws

     A number of provisions of First Deposit's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of the material provisions of First Deposit's Articles of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti- takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which the Board of Directors does not approve but which individual First Deposit shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of First Deposit more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of First Deposit is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     Board of Directors. The Board of Directors of First Deposit is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. First Deposit's Bylaws provide that the Board shall have from three to twenty-five members and that the vote of the holders of at least 80.0% of the shares entitled to vote or two-thirds of the directors then in office is required to change the size of the Board. First Deposit's Articles of Incorporation provide for the initial Board of eight directors. The Bylaws provide that any vacancy occurring on the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term by a majority vote of the directors then
in office.    In addition, the Bylaws provide that any director may be removed for cause by the holders of a majority of the outstanding voting shares of First Deposit, but may only be removed without cause by the holders of 80.0% of the outstanding voting shares of First Deposit. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of two- thirds of the incumbent Board of Directors of First Deposit.

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting. The Articles of Incorporation and Bylaws do not provide for cumulative voting in elections of directors. Elimination of cumulative voting rights will help to ensure continuity and stability of the Board by making it more difficult for the holders of a relatively small number of shares to elect their nominee to the Board.

     Mergers, Consolidations and Sales of Assets. First Deposit's Articles of Incorporation require the approval of the holders of 80.0% of the outstanding stock of First Deposit entitled to vote for mergers or consolidations, and for sales, leases or exchanges of all or substantially all of First Deposit's assets unless the transaction is approved by two-thirds of the members of the Boards of Directors. This provision could tend to make the acquisition of First Deposit more difficult to accomplish without the cooperation or favorable recommendation of First Deposit's Board of Directors.

     As holder of all of our outstanding stock after consummation of the conversion, First Deposit generally will be able to authorize a merger, consolidation or other business combination involving us without the approval of the shareholders of First Deposit.

     Shares. The Articles of Incorporation authorize the issuance of 10,000,000 shares of common stock and 10,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Deposit's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of First Deposit. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. First Deposit's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares under to the terms of the employee stock ownership plan and the restricted stock program and upon exercise of stock options to be issued under the terms of the stock option plan, all of which are to be established and presented to shareholders at the first annual meeting after the conversion.

     Business Combinations With Interested Shareholders. Georgia law imposes certain restrictions on business combinations between First Deposit and large shareholders. Georgia law generally prohibits a "business combination" (defined generally under Georgia law as including mergers, sales and leases of assets, issuances of securities and similar transactions) between First Deposit or a subsidiary and an "interested shareholder" within five years after the person or entity becomes an interested shareholder. An "interested shareholder" is generally defined as the beneficial owner of 10.0% of a company's capital stock. Three exceptions to the above prohibition are:

     . before the person or entity becoming an interested shareholder, the business combination pursuant to which such person or entity became an interested shareholder shall have been approved by First Deposit's Board;

     . upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 90.0% of the common stock of First Deposit; or

     . after becoming an interested shareholder, he or she acquires additional shares resulting in ownership of at least 90.0% of the common stock of First Deposit and obtains the approval of a majority of the remaining shares.

     The restrictions described above may prevent highly leveraged takeovers and certain coercive acquisition tactics. They also prevent a substantial shareholder from engaging in transactions with First Deposit that may not be in the best interests of First Deposit.

     Georgia law also requires that business combinations with interested shareholders must meet one of three criteria designed to protect minority shareholders:

     . the transaction must be unanimously approved by the continuing directors of First Deposit;

     . the transaction must be approved by two-thirds of the continuing directors and a majority of shares held by shareholders other than the interested shareholder; or

     . the terms of the transaction must meet specified fair pricing criteria and certain other tests that are intended to ensure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell their shares to an acquiring party (Georgia law defines "continuing directors" as generally, directors who serve before the time the interested shareholder acquired 10.0% beneficial ownership of First Deposit and who are unaffiliated with the interested shareholder). The above requirement is designed to protect shareholders against the inequities of certain tactics that have been used in hostile takeover attempts. For example, in "two-tier" transactions, the acquiring party usually tenders in cash at a substantial premium for a major stock interest in the target corporation. After acquiring this initial interest in the corporation, the acquiring party may acquire total ownership of the corporation by effecting a "freeze-out" merger that forces minority shareholders to receive cash or other consideration for their shares of the acquired corporation. As a result, minority shareholders who do not participate in the initial tender may receive a lower price or less desirable form of consideration than was received by shareholders that tendered. The "fair price" provisions of Georgia law are designed to discourage transactions of this kind and to encourage negotiated acquisitions in which all shareholders will be more likely to receive equal treatment.

     Evaluation of Offers. First Deposit's Articles of Incorporation further provide that the Board of Directors of First Deposit, when evaluating any offer of another "Person" (as defined therein) to (i) make a tender or exchange offer for any equity security of First Deposit, (ii) merge or consolidate First Deposit with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of First Deposit, shall, in determining what is in the best interest of First Deposit and its shareholders, give due consideration to all relevant factors, including, without limitation, (A) the social and economic effects of acceptance of such offer on First Deposit's customers and our present and future account holders, borrowers and employees; on the communities in which Douglas Federal and

First Deposit operate or are located; and (B) the consideration being offered by the other party in relation to the then-current value of First Deposit in a freely-negotiated transaction and in relation to the Board of Directors' then estimate of the future value of First Deposit as an independent entity. By having these standards in First Deposit's Articles of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of First Deposit, even if the price offered is significantly greater than the then market price of any equity security of First Deposit.

     Amendment of Articles of Incorporation and Bylaws. Amendments to First Deposit's Articles of Incorporation or Bylaws changing or removing the provisions that:

     .  require a classified Board of Directors;

     . require a super-majority vote of the shareholders to change the number of directors, remove a director without cause or approve a merger or sale of First Deposit;

     .  eliminate personal liability of directors; or

     . allow the board to consider factors in addition to price when evaluating acquisitions offers must be approved by the affirmative vote of the holders of at least 80.0% of the issued and outstanding stock of First Deposit unless two-thirds of the Board approves the amendment.

     Certain Bylaw Provisions. The Bylaws of First Deposit require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give at least 30 days advance notice to the Secretary of First Deposit. The notice provision requires a shareholder who desires to raise new business to provide certain information to First Deposit concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide First Deposit with certain information concerning the nominee and the proposing shareholder.

     Dissenters' Rights of Appraisal. After the conversion, the rights of appraisal of dissenting shareholders of First Deposit will be governed by Georgia law. Pursuant thereto, a shareholder of a Georgia corporation generally has the right to dissent from any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if

     . as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 shareholders, or

     . the corporation is the surviving corporation of a merger and the merger did not require the approval of the corporation's shareholders, unless in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 shareholders;
        (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through
        (c) above.

Anti-Takeover Effects of First Deposit's Articles of Incorporation and Bylaws and Management Remuneration Plans Adopted in Conversion

     The provisions described above are intended to reduce First Deposit's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, restricted stock program or stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Douglas Federal and First Deposit in the event of a takeover. See "Management of Douglas Federal - Employment Agreements."

     First Deposit's Board of Directors believes that the provisions of the Articles of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of First Deposit and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of First Deposit and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of First Deposit and that otherwise is in the best interest of all shareholders.

Restrictions in Our New Charter and Bylaws

     Although we are not aware of any effort to obtain control of us after the conversion, we believe that it is appropriate to adopt certain provisions permitted by federal regulations to protect our interests and that of our shareholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of First Deposit, as our sole shareholder. See "Risk Factors - Our Charter and Bylaws contain anti-takeover provisions that could discourage acquisitions of control."

     Our federal stock Charter will contain a provision whereby acquiring or offering to acquire beneficial ownership of more than 10.0% of the issued and outstanding shares of any class of our equity securities by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the conversion. Any stock in excess of 10.0% acquired in violation of the federal stock Charter provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which we form a holding company without a change in the respective beneficial ownership interests of our shareholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10.0% of the shares of the common stock of First Deposit seek, among other things, to elect one-third or more of First Deposit's Board of Directors, to cause First Deposit's shareholders to approve the acquisition or corporate reorganization of First Deposit or to exert a continuing influence on a material aspect of the business operations of First Deposit, which actions could indirectly result in a change in our control, our Board of Directors will be able to assert this provision of our federal stock Charter against such holders. Although our Board of Directors is not currently able to determine when and if it would assert this provision, our Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of Douglas Federal, First Deposit and First Deposit's shareholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in our control indirectly through a change in control of First Deposit. Finally, for five years, shareholders will not be permitted to call a special meeting of shareholders relating to a change of our control or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of our management in the years immediately following the conversion.

     Although we have no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock of Douglas Federal," for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, our Board of Directors believes that the availability of such shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of us of which our Board of Directors does not approve, it may be possible for our Board of Directors to authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. Our Board of Directors does not intend to issue any preferred stock except on terms which the Board deems to be in our best interest and that of our then existing shareholders.

Regulatory Restrictions

     The plan of conversion prohibits any person, before the completion of the conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the plan or the common stock to be issued upon their exercise. The plan also prohibits any person, before the completion of the conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or common stock.

     For three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring or making an offer to acquire more than 10.0% of the stock of any converted savings institution, except for:

     . offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1.0% of such stock;

     . offers for up to 25.0% in the aggregate by the ESOP or our other tax qualified plans; or

     . offers which are not opposed by our Board of Directors and which receive the prior approval of the Office of Thrift Supervision.

     Such prohibition is also applicable to the acquisition of the stock of First Deposit. Such acquisition may be disapproved by the Office of Thrift Supervision if it finds, among other things, that the proposed acquisition would:

     . frustrate the purposes of the provisions of the regulations regarding conversions;

     .  be manipulative or deceptive;

     .  subvert the fairness of the conversion;

     .  be likely to result in injury to the savings institution;

     .  not be consistent with economical home financing;

     .  otherwise violate law or regulation; or

     . not contribute to the prudent deployment of the savings institution's conversion proceeds.

In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10.0% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for First Deposit's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the Office of Thrift Supervision regulations.

     In addition, any proposal to acquire 10.0% of any class of equity security of First Deposit generally would require approval by the Office of Thrift Supervision under the Change in Bank Control Act. The Office of Thrift Supervision requires all persons seeking control of a savings institution and, therefore, indirectly its holding company, to obtain regulatory approval before offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in Office of Thrift Supervision regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the Office of Thrift Supervision and providing the Office of Thrift Supervision an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that the

     .  acquisition would substantially lessen competition;

     . financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or

     . competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under Office of Thrift Supervision regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10.0% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of First Deposit or Douglas Federal which have not received prior regulatory approval.

                 DESCRIPTION OF CAPITAL STOCK OF FIRST DEPOSIT

General

     First Deposit is authorized to issue 10,000,000 shares of common stock having no par value per share and 10,000,000 shares of preferred stock having no par value per share. Based on the sale of common stock in connection with the conversion, First Deposit currently expects to issue up to 1,449,000 shares of common stock (or 1,666,350 in the event of an increase of 15.0% in the estimated price range) and no shares of preferred stock in the conversion. Except as discussed above in "Restrictions on Acquiring Douglas Federal or First Deposit," each share of First Deposit's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and non-assessable.

     The common stock of First Deposit will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Common Stock

     Dividends. First Deposit can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. First Deposit's payment of dividends is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation and Supervision." First Deposit's shareholders will be entitled to receive and share equally in such dividends as its Board of Directors may declare out of funds legally available therefor. If First Deposit issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon conversion, the holders of common stock of First Deposit will possess exclusive voting rights in First Deposit. They will elect First Deposit's Board of Directors and act on such other matters as are required to be presented to them under Georgia law or First Deposit's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquiring Douglas Federal and First Deposit," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Deposit issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters may require an 80.0% shareholder vote. See "Restrictions on Acquiring Douglas Federal and First Deposit."

     Liquidation. In the event of the liquidation, dissolution or winding up of First Deposit, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Deposit available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock of First Deposit will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not redeemable by First Deposit.

Preferred Stock

     None of the shares of First Deposit's authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

              DESCRIPTION OF THE CAPITAL STOCK OF DOUGLAS FEDERAL

General

     Our federal stock Charter, to be effective upon the conversion, authorizes the issuance of capital stock consisting of 5,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as our Board of Directors may determine. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the conversion, our Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the federal stock Charter without the approval of our shareholders. First Deposit will hold all of our issued and outstanding common stock as our sole shareholder. Our capital stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Common Stock

     Dividends. The holders of our common stock will be entitled to receive and to share equally in such dividends as our Board of Directors may declare out of funds legally available therefor, subject to the preferences of holders of the outstanding shares of any class of stock having preference over such common stock as to the payment of dividends. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation - Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

     Voting Rights. Immediately after the conversion, the holders of our common stock will possess exclusive voting rights. Each holder of shares of common stock will be entitled to one vote for each share held, subject to the right of shareholders to cumulate their votes for the election of directors. During the five-year period after the effective date of the conversion, cumulation of votes will not be permitted. See "Restrictions on Acquiring Douglas Federal and First Deposit - Anti-Takeover Effects of First Deposit's Articles of Incorporation and Bylaws and Management Remuneration Plans Adopted in Conversion."

     Liquidation. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive, after payment of all of our debts and liabilities (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all of our assets available for distribution in cash or in kind. If preferred stock is issued after the conversion, the holders thereof may also have priority over the holders of common stock in the event of our liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to redemption. Upon our receipt of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

Preferred Stock

     None of the shares of our authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may issue preferred stock with voting, dividend, liquidation and conversion rights which may assist management in impeding an unfriendly takeover or attempted change in control.

                         TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is _____________________.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and December 31, 1997, have been included herein in reliance upon the report of Mauldin & Jenkins, LLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Ferguson & Company has consented to the publication herein of the summary of its report to Douglas Federal and First Deposit setting forth its opinion as to the estimated market value of the common stock upon conversion and its opinion with respect to subscription rights.

                            LEGAL AND TAX OPINIONS

     The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, our special counsel. Georgia income tax consequences will be passed upon for us by Mauldin & Jenkins, LLC. Certain legal matters will be passed upon for Trident Securities by Muldoon, Murphy & Faucette LLP, Washington, D.C.

                      WHERE YOU CAN FIND MORE INFORMATION

     First Deposit has filed with the Securities and Exchange Commission ("Commission") a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information contained in the registration statement. Such information, including the Appraisal Report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Commission at prescribed rates. Please call the Commission at 1- 800-SEC-0330 for further information on the public reference rooms.

     In addition, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including First Deposit. The conversion valuation Appraisal Report may also be inspected by our members at our offices during normal business hours. This prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     We have filed an application for conversion with the Office of Thrift Supervision. The rules and regulations of the Office of Thrift Supervision, allow us to omit certain information contained in that application from this prospectus. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, Washington, D.C. 20552 and at the office of the Regional Director of the Office of Thrift Supervision located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

     First Deposit has filed with the Office of Thrift Supervision an Application to Form a Holding Company. This prospectus omits certain information contained in this application. The application may be inspected at the offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552.

     In connection with the conversion, First Deposit has registered its common stock with the Commission under Section 12(g) of the Securities Exchange Act of 1934, and, First Deposit and the holders of its stock must comply with the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10.0% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion , First Deposit has undertaken that it will not terminate such registration for a period of at least three years following the conversion.

     A copy of the plan of conversion, Articles of Incorporation and the Bylaws of First Deposit and our Charter and Bylaws are available without charge from us. Our principal office is located at 8458 Campbellton Street, Douglasville, Georgia 30134-1803, and our telephone number at that address is (770) 942-5108.

                           DOUGLAS FEDERAL BANK, FSB
                                 AND SUBSIDIARY



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                   Index to Consolidated Financial Statements
                               -----------------

                                                                       Page
                                                                     -------

INDEPENDENT AUDITOR'S REPORT ....................................       F-1

CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated balance sheets ................................       F-2
     Consolidated statements of income ..........................       F-3
     Consolidated statements of comprehensive income ............       F-4
     Consolidated statements of retained earnings ...............       F-5
     Consolidated statements of cash flows ......................       F-6
     Notes to consolidated financial statements .................       F-8

                          INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------


To the Board of Directors
Douglas Federal Bank, FSB and Subsidiary
Douglasville, Georgia


          We have audited the accompanying consolidated balance sheets of Douglas Federal Bank, FSB and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Douglas Federal Bank, FSB and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                           /s/ Mouldin & Jenkins, LLC

Atlanta, Georgia
February 12, 1999

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997

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                      Assets                             1998           1997
                      ------                         ------------   ----------

Cash and due from banks                              $  7,556,511   $ 5,663,428
Federal funds sold                                        715,000        65,000
Securities held-to-maturity (fair value $1,071,369
   and $4,405,084)                                      1,042,000     4,374,402
Securities available-for-sale                           3,706,925     2,666,245
Loans held for sale                                       188,350       380,962
Loans receivable, net                                  83,188,926    74,048,813
Other real estate owned                                   228,402       352,942
Premises and equipment                                  1,777,472     1,828,898
Real estate held for development and sale               1,744,502     1,468,812
Accrued interest receivable                               475,315       472,995
Other assets                                              268,589       277,312
                                                     ------------   -----------
          Total assets                               $100,891,992   $91,599,809
                                                     ============   ===========

             Liabilities and Retained Earnings
             ---------------------------------

Deposits
    Noninterest-bearing demand                       $  3,826,066   $ 2,281,599
    Interest-bearing demand and savings                31,350,310    24,958,708
    Time deposits                                      50,509,550    48,636,575
                                                     ------------   -----------
          Total deposits                               85,685,926    75,876,882
Federal Home Loan Bank advances                         5,000,000     6,000,000
Accrued expenses and other liabilities                    543,709       813,229
                                                     ------------   -----------
          Total liabilities                            91,229,635    82,690,111
                                                     ------------   -----------

Commitments and contingent liabilities

Retained earnings, substantially restricted             9,632,457     8,852,711
Accumulated other comprehensive income                     29,900        56,987
                                                     ------------   -----------

          Total retained earnings                       9,662,357     8,909,698
                                                     ------------   -----------

          Total liabilities and retained earnings    $100,891,992   $91,599,809
                                                     ============   ===========

See Notes to Consolidated Financial Statements.

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------
                                                            1998         1997
                                                         ----------   ----------
Interest income
    Mortgage loans                                       $6,472,776   $6,084,240
    Other loans                                              97,671       96,631
    Taxable securities                                      362,076      346,192
    Interest-bearing deposits and Federal
      funds sold                                            229,780      160,391
                                                         ----------   ----------
          Total interest income                           7,162,303    6,687,454
                                                         ----------   ----------

Interest expense
    Deposits                                              3,921,464    3,544,616
    Federal Home Loan Bank advances                         304,986      238,584
                                                         ----------   ----------
          Total interest expense                          4,226,450    3,783,200
                                                         ----------   ----------

          Net interest income                             2,935,853    2,904,254
Provision for loan losses                                   107,805       60,000
                                                         ----------   ----------
          Net interest income after provision
            for loan losses                               2,828,048    2,844,254
                                                         ----------   ----------

Other income
    Service charges on deposit accounts                     203,420      169,093
    Loan servicing income                                    42,137       48,226
    Gain on sale of securities
      available-for-sale                                    274,018           -
    Gain on sale of loans                                    85,880      125,379
    Other operating income                                  158,949       69,647
                                                         ----------   ----------
          Total other income                                764,404      412,345
                                                         ----------   ----------

Other expenses
    Salaries and employee benefits                        1,127,935    1,168,571
    Equipment and occupancy expenses                        310,030      276,637
    Other operating expenses                                969,928      776,076
                                                         ----------   ----------
          Total other expenses                            2,407,893    2,221,284
                                                         ----------   ----------
          Income before income taxes                      1,184,559    1,035,315

Income tax expense                                          404,813      385,729
                                                         ----------   ----------
          Net income                                     $  779,746   $  649,586
                                                         ==========   ==========


See Notes to Consolidated Financial Statements.

                         DOUGLAS FEDERAL BANK, FSB
                              AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------
                                                              1998        1997
                                                            ---------   --------
Net income                                                  $ 779,746   $649,586
                                                            ---------   --------

Other comprehensive income (loss):

    Unrealized gains (losses) on securities
     available-for-sale:

        Unrealized holding gains arising  during period,
          net of taxes of $93,097 and $29,355,
          respectively                                        142,804     56,987

        Reclassification adjustment for gains realized in
          net income, net of taxes of $104,127 and $--,
          respectively                                       (169,891)        -
                                                            ---------   --------
Other comprehensive income (loss)                             (27,087)    56,987
                                                            ---------   --------
Comprehensive income                                        $ 752,659   $706,573
                                                            =========   ========

See Notes to Consolidated Financial Statements.

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------
                                                  Accumulated
                                                     Other            Total
                                     Retained    Comprehensive       Retained
                                     Earnings        Income          Earnings
                                    ----------   -------------      ----------
Balance, December 31, 1996          $8,203,125      $      -        $8,203,125
    Net income                         649,586             -           649,586
    Other comprehensive income               -        56,987            56,987
                                    ----------      --------        ----------
Balance, December 31, 1997           8,852,711        56,987         8,909,698
    Net income                         779,746             -           779,746
    Other comprehensive loss                 -       (27,087)          (27,087)
                                    ----------      --------        ----------
Balance, December 31, 1998          $9,632,457      $ 29,900        $9,662,357
                                    ==========      ========        ==========

See Notes to Consolidated Financial Statements.

                                    DOUGLAS FEDERAL BANK, FSB
                                          AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                               YEARS ENDED DECEMBER 31, 1998 AND 1997

----------------------------------------------------------------------------------------------
                                                                       1998            1997
                                                                   -----------     -----------
OPERATING ACTIVITIES
    Net income                                                     $   779,746     $   649,586
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                   177,844         156,092
        Provision for loan losses                                      107,805          60,000
        Deferred income taxes                                          (55,884)         (8,269)
        Gain on sale of other real estate owned                         (4,558)        (20,666)
        Net realized gains on sales of
          securities available-for-sale                               (274,018)              -
        (Increase) decrease in loans held for sale, net                192,612         (75,376)
        Gain on sale of land                                          (113,682)        (10,000)
        (Increase) decrease in accrued interest receivable              (2,320)         35,191
        Other operating activities                                    (193,881)        131,993
                                                                   -----------     -----------
              Net cash provided by operating activities                613,664         918,551
                                                                   -----------     -----------

INVESTING ACTIVITIES
    Purchases of securities available-for-sale                      (2,672,935)     (2,579,902)
    Proceeds from maturities of securities
      available-for-sale                                               994,052               -
    Proceeds from sales of securities
      available-for-sale                                               874,104               -
    Proceeds from maturities of securities
      held-to-maturity                                               3,332,402         843,772
    Increase in loans, net                                          (9,436,299)     (5,810,522)
    Net increase in Federal funds sold                                (650,000)              -
    Purchase of premises and equipment                                (128,619)       (355,788)
    Proceeds from sales of premises and equipment                        2,200               -
    Proceeds from sales of other real estate owned                     325,547         269,712
    Investment in other real estate owned                               (8,069)        (43,683)
    Investment in real estate held for development
      and sale                                                        (626,684)              -
    Purchase of real estate held for development and sale                    -      (1,489,812)
    Proceeds from sales of real estate held for
       development and sale                                            464,676          31,000
                                                                   -----------     -----------
              Net cash used in investing activities                 (7,529,625)     (9,135,223)
                                                                   -----------     -----------

FINANCING ACTIVITIES
    Net increase in deposits                                         9,809,044       6,422,788
    Net increase (decrease) in Federal Home Loan Bank
        advances                                                    (1,000,000)      5,250,000
                                                                   -----------     -----------
              Net cash provided by financing activities              8,809,044      11,672,788
                                                                   -----------     -----------

Net increase in cash and due from banks                              1,893,083       3,456,116

Cash and due from banks at beginning of year                         5,663,428       2,207,312
                                                                   -----------     -----------
Cash and due from banks at end of year                             $ 7,556,511     $ 5,663,428
                                                                   ===========     ===========

                                       F-6


                                                     DOUGLAS FEDERAL BANK, FSB
                                                          AND SUBSIDIARY

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------------------------------------------------------
                                                                              1998                              1997
                                                                         --------------                    --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
    INFORMATION
    Cash paid for:
        Interest                                                        $   4,205,701                       $  3,823,587

        Income taxes                                                    $     568,691                       $    334,519

SUPPLEMENTAL DISCLOSURES OF NONCASH
    INVESTING ACTIVITIES
    Transfer of loans to other real estate owned                        $     188,381                       $    310,868

    Unrealized (gains) losses on securities available-for-sale          $      38,117                       $    (86,342)


See Notes to Consolidated Financial Statements.

                           DOUGLAS FEDERAL BANK, FSB
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of Business

           Douglas Federal Bank, FSB (the "Company") is a federally chartered thrift with operations in Douglasville, Douglas County, Georgia. The Company provides a full range of banking services in its primary market area of Douglas County, Georgia and the surrounding counties. Pinehurst Corp. was incorporated in July 1995 and is a wholly-owned subsidiary of the Company. Pinehurst Corp. was organized for the purpose of developing and selling real estate in its primary market area of Douglas County.

          Basis of Presentation

           The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and Due from Banks

           Cash on hand, cash items in process of collection and amounts due from banks are included in cash and due from banks. At December 31, 1998 and 1997, cash and due from banks included interest-bearing due from bank accounts in the amounts of $6,683,371 and $4,670,875, respectively.

           The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Securities

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in retained earnings, net of tax. Marketable equity securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in equity, net of tax. Equity securities without a readily determinable fair value are classified as available-for-sale and carried at cost.

           Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

          Loans Held for Sale

           Loans held for sale consist of mortgage loans which are carried at the lower of aggregate cost or fair value. The determination of fair value includes consideration of outstanding commitments from investors, related origination fees and costs, and commitment fees paid. Gains and losses are recognized at settlement dates and are determined by the difference between the selling price and the carrying value of the loans sold. The Company sells certain mortgage loans to third party investors. The Company's practice is to originate these mortgage loans subject to existing purchase commitments from third party investors.

          Loans

           Loans are carried at their principal amounts outstanding less deferred loan fees and costs and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

           Loan origination fees and certain direct costs incurred in originating loans are deferred and recognized as income over the life of the loan.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Loans (Continued)

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

           A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

          Premises and Equipment

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Other Real Estate Owned

           Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

          Real Estate Held for Development and Sale

           Real estate held for development and sale are carried at the lower of cost or net realizable value. Carrying costs associated with the properties under development are capitalized as part of the construction costs during the construction period.

           Sales of real estate are recognized upon closing. The recognition of gains is dependent upon and determined by the terms and conditions of the sale and whether the Company has provided financing to facilitate such sales. If the transaction does not meet the initial investment requirements of Statement of Financial Accounting Standards ("SFAS") No. 66, "Accounting for Sales of Real Estate", income recognition is deferred until such requirements are met. Gains recognized or deferred are based on the proceeds from sale, less selling costs and the carrying value of the real estate. Any losses are recognized at time of sale.

          Income Taxes

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Income Taxes (Continued)

           The Company and the subsidiary file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes of the consolidated group.

          Profit-Sharing Plan

           Profit-sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for Federal income tax purposes.

          Reclassifications

           Certain balance sheet and income statement items for the year ended December 31, 1997 have been reclassified, with no effect on total assets or net income, to be consistent with classifications adopted for the year ended December 31, 1998.

          Comprehensive Income

           In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


          Recent Developments

           In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 2.    SECURITIES

           The amortized cost and fair value of securities are summarized as follows:

                                                                Gross               Gross
                                           Amortized          Unrealized         Unrealized             Fair
                                              Cost              Gains              Losses              Value
                                         --------------     --------------     --------------      --------------
          Securities Available-for-Sale
            December 31, 1998:
             U. S. Government and
              agency securities          $    2,491,538     $       13,800     $       (1,126)     $    2,504,212
             Equity securities                1,167,162             35,551                  -           1,202,713
                                         --------------     --------------     --------------      --------------
                                         $    3,658,700     $       49,351     $       (1,126)     $    3,706,925
                                         ==============     ==============     ==============      ==============

            December 31, 1997:
             U. S. Government and
              agency securities          $    1,487,401     $       12,161     $            -      $    1,499,562
             Equity securities                1,092,502             74,181                  -           1,166,683
                                         --------------     --------------     --------------      --------------
                                         $    2,579,903     $       86,342     $            -      $    2,666,245
                                         ==============     ==============     ==============      ==============

          Securities Held-to-Maturity
            December 31, 1998:
             Mortgage-backed securities  $    1,042,000     $       29,369     $            -      $    1,071,369
                                         ==============     ==============     ==============      ==============


            December 31, 1997:
             U. S. Government and
              agency securities          $    3,000,509     $            -     $      (13,164)     $    2,987,345
             Mortgage-backed securities       1,373,893             43,846                  -           1,417,739
                                         --------------     --------------     --------------      --------------
                                         $    4,374,402     $       43,846     $      (13,164)     $    4,405,084
                                         ==============     ==============     ==============      ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 2.   SECURITIES (Continued)

          The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                            Securities Available-for-Sale      Securities Held-to-Maturity
                                            -----------------------------      ---------------------------
                                              Amortized         Fair            Amortized         Fair
                                                 Cost           Value              Cost           Value
                                              ----------     ----------         ----------     ----------
          Due from one year to five years     $1,991,538     $2,005,338         $        -     $        -
          Due from five years to ten years       500,000        498,874                  -              -
          Mortgage-backed securities                   -              -          1,042,000      1,071,369
          Equity securities                    1,167,162      1,202,713                  -              -
                                              ----------     ----------         ----------     ----------
                                              $3,658,700     $3,706,925         $1,042,000     $1,071,369
                                              ==========     ==========         ==========     ==========

          Securities with a carrying value of $751,475 and $1,021,296 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

          For the year ended December 31, 1998, gross gains on sales of securities available-for-sale were $274,018. There were no sales of securities for the year ended December 31, 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 3.    LOANS RECEIVABLE

           The composition of loans receivable is summarized as follows:

                                                                              December 31,
                                                                --------------------------------------
                                                                       1998                  1997
                                                                ----------------      ----------------
           Commercial                                             $    1,268,000        $      871,000
           Real estate - construction                                  6,765,000             5,323,000
           Real estate - mortgage                                     75,403,272            67,808,691
           Consumer and other loans                                      962,000             1,136,000
                                                                  --------------        --------------
                                                                      84,398,272            75,138,691
           Deferred fees and costs                                      (209,346)             (224,320)
           Allowance for loan losses                                  (1,000,000)             (865,558)
                                                                  --------------        --------------
           Loans receivable, net                                  $   83,188,926        $   74,048,813
                                                                  ==============        ==============

          Changes in the allowance for loan losses are as follows:

                                                                               December 31,
                                                                  -----------------------------------
                                                                       1998                 1997
                                                                  --------------       --------------
           Balance, beginning of year                             $      865,558       $      784,062
            Provision for loan losses                                    107,805               60,000
            Loans charged off                                             (1,423)                   -
            Recoveries of loans previously charged off                    28,060               21,496
                                                                  --------------       --------------
           Balance, end of year                                   $    1,000,000       $      865,558
                                                                  ==============       ==============

          The total recorded investment in impaired loans was $982,942 and $1,082,100 at December 31, 1998 and 1997, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". The average recorded investment in impaired loans for 1998 and 1997 was $1,017,236 and $1,050,250, respectively.
          Interest income on impaired loans of $77,544 and $94,763 was recognized for cash payments received for the years ended 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 3.   LOANS RECEIVABLE (CONTINUED)

          The Company has granted loans to certain related parties, including directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:


           Balance, beginning of year                     $    181,274
              Advances                                         145,000
              Repayments                                      (176,455)
                                                          ------------
           Balance, end of year                           $    149,819
                                                          ============

          As of December 31, 1998 and 1997, the Company was servicing loans for others with approximate balances of $14,657,911 and $13,728,351, respectively.


NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                     December 31,
                                          -----------------------------------
                                               1998                 1997
                                          --------------        -------------

           Land                           $      980,194        $     980,194
           Buildings                             728,593              712,360
           Equipment                           1,298,685            1,188,500
                                          --------------        -------------
                                               3,007,472            2,881,054
           Accumulated depreciation           (1,230,000)          (1,052,156)
                                          ---------------       --------------
                                          $    1,777,472        $   1,828,898
                                          ===============       ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 5.   DEPOSITS

          The amount of time deposits of $100,000 and over was $12,756,042 and $14,041,171 at December31, 1998 and 1997, respectively.

          At December 31, 1998, scheduled maturities of time deposits are as follows:

                Years ended December 31,

                   1999                                    $38,960,580
                   2000                                      6,548,662
                   2001                                      1,858,931
                   2002                                      2,133,964
                   2003                                        936,047
                   Thereafter                                   71,366
                                                           -----------
                                                           $50,509,550
                                                           ===========
NOTE 6.   FEDERAL HOME LOAN BANK ADVANCES

          Federal Home Loan Bank advances consist of the following:

                                                                                     December 31,
                                                                           -------------------------------
                                                                                1998             1997
                                                                           --------------   --------------
          Advance from the Federal Home Loan Bank with interest at
            5.90%, due on July 3, 2000.                                       $1,000,000       $        -
          Advance from the Federal Home Loan Bank with interest at
            5.29%, due on September 18, 2000.                                  1,000,000                -
          Advance from the Federal Home Loan Bank with interest at
            5.96%, due on July 2, 2001.                                        1,000,000                -
          Advance from the Federal Home Loan Bank with interest at
            5.63%, due on August 28, 2001.                                     1,000,000                -
          Advance from the Federal Home Loan Bank with interest at
            5.21%, due on October 1, 2001.                                     1,000,000                -
          Advance from the Federal Home Loan Bank with interest at
            6.41%, due on September 14, 1998.                                          -        1,000,000
          Variable rate advance from the Federal Home Loan Bank
            at .25% plus the overnight investment rate.
          Matured on December 31, 1998.                                                -        5,000,000
                                                                              ----------       ----------
                                                                              $5,000,000       $6,000,000
                                                                              ==========       ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 6.   FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

          The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgages and the Company's Federal Home Loan Bank stock.

          Aggregate maturities of Federal Home Loan Bank advances at December 31, 1998 are as follows:

               2000                                      $     2,000,000
               2001                                            3,000,000
                                                         ---------------
                                                         $     5,000,000
                                                         ===============


NOTE 7.   EMPLOYEE BENEFIT PLAN

          The Company has a defined contribution plan covering all employees, subject to certain minimum age and service requirements. The contributions were $117,799 and $126,500 for the years ended December 31, 1998 and 1997, respectively.


NOTE 8.   INCOME TAXES

          Income tax expense consists of the following:

                                                 December 31,
                                        ------------------------------
                                            1998               1997
                                        -----------       ------------

           Current                      $   460,697       $    393,998
           Deferred                         (55,884)            (8,269)
                                        -----------       ------------
             Income tax expense         $   404,813       $    385,729
                                        ===========       ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------



NOTE 8.   INCOME TAXES (CONTINUED)

          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                             December 31,
                                            ---------------------------------------------
                                                   1998                       1997
                                            -------------------        ------------------
                                             Amount     Percent         Amount    Percent
                                            --------    -------        --------   -------
        Tax provision at statutory rate     $402,750       34 %        $352,007       34%
          State income tax                    19,632        2            19,394        2
          Other                              (17,569)      (2)           14,328        1
                                            --------       --          --------       --
        Income tax expense                  $404,813       34 %        $385,729       37%
                                            ========       ==          ========       ==

          The components of deferred income taxes are as follows:

                                                      December 31,
                                                -----------------------
                                                  1998           1997
                                                --------       --------
           Deferred tax assets:
             Loan loss reserves                 $169,408       $107,560
                                                --------       --------

           Deferred tax liabilities:
             Depreciation                         40,119         20,705
             FHLB stock                           42,401         42,401
             Other                                     -         13,450
             Securities available-for-sale        18,325         29,356
                                                --------       --------
                                                 100,845        105,912
                                                --------       --------
           Net deferred tax assets              $ 68,563       $  1,648
                                                ========       ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------




NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES

          The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The sales price for these loans are based on market rates at the time of the commitment. The Company generally has ten days after the loan closing to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears the interest rate risk on the loan from the time of the commitment until funding. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.

          The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.

          As of December 31, 1998 and 1997, the Company had commitments to sell loans of $188,350 and $380,962, respectively.

          The Company enters into residential construction and commercial loan commitments to fund loans to its customers at prime based interest rates in the normal course of business. These instruments involve credit risk in excess of the amount recognized in the financial statements.

          In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments consist of commitments to extend credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                                         December 31,
                                                           --------------------------------------
                                                                  1998                1997
                                                           ------------------    ----------------
               Unfunded mortgage loan commitments          $      1,374,567       $     784,762
               Construction loan commitments                      4,172,033           3,443,407
               Other commitments to extend credit                 1,418,996           1,635,955
                                                           ------------------    ----------------
                                                           $      6,965,596       $   5,864,124
                                                           ==================    ================

          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.
          Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

          Year 2000

          The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Company is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Company must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that;
          (1) the modifications and conversions will remedy all deficiencies,
          (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.


NOTE 10.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Douglas County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in their primary market area.

          Ninety-seven percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned and real estate held for development and sale is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions in the Company's primary market area.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of $1,320,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 11.  REGULATORY MATTERS

          The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements.
          Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, Tier I capital to total adjusted assets, core capital to total adjusted assets, and tangible capital to total adjusted assets. Management believes, as of December 31, 1998, the Company meets all capital adequacy requirements to which it is subject.

          As of December 31, 1998, the most recent notification from the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------




NOTE 11.  REGULATORY MATTERS (CONTINUED)

          The Company's actual capital amounts and ratios are presented in the following tables.

                                                                                                               To Be Well
                                                                                 For Capital                 Capitalized Under
                                                                                   Adequacy                  Prompt Corrective
                                                       Actual                      Purposes                  Action Provisions
                                            --------------------------    --------------------------    --------------------------
                                                Amount         Ratio          Amount         Ratio         Amount          Ratio
                                            --------------   ---------    --------------   ---------    -------------   ----------
                                                                           (Dollars in Thousands)
                                            --------------------------------------------------------------------------------------
            As of December 31, 1998:
              Total Capital
                (to Risk Weighted Assets):
                Consolidated                  $      8,513       15.08%     $      4,515        8.00%     $     5,644        10.00%
              Tier I Capital
                (to Risk Weighted Assets):
                Consolidated                  $      7,804       13.83%     $      2,258        4.00%     $     3,387         6.00%
              Tier I Capital
                (to Total Adjusted Assets):
                Consolidated                  $      7,804        7.88%     $      3,961        4.00%     $     4,952         5.00%
              Core Capital
                Consolidated                  $      7,804        7.88%     $      2,971        3.00%
              Tangible Capital
                Consolidated                  $      7,804        7.88%     $      1,485        1.50%


            As of December 31, 1997:
              Total Capital
                 (to Risk Weighted Assets):
                 Consolidated                  $      7,920       15.32%     $      4,136        8.00%     $     5,171        10.00%
              Tier I Capital
                 (to Risk Weighted Assets):
                 Consolidated                  $      7,271       14.06%     $      2,068        4.00%     $     3,103         6.00%
              Tier I Capital
                 (to Total Adjusted Assets):
                 Consolidated                  $      7,271        8.47%     $      3,434        4.00%     $     4,292         5.00%
              Core Capital
                 Consolidated                  $      7,271        8.08%     $      2,699        3.00%
              Tangible Capital
                 Consolidated                  $      7,271        8.08%     $      1,350        1.50%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          Cash and Due From Banks, and Federal Funds Sold:

           The carrying amounts of cash and due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair value.

          Available-For-Sale and Held-To-Maturity Securities:

           Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

          Loans Held for Sale:

           The carrying amounts of loans held for sale approximate their fair values.

          Loans:

           For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          Deposits:

           The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

          Accrued Interest:

           The carrying amounts of accrued interest approximate their fair values.

          Federal Home Loan Bank Advances:

           The fair value of the Company's Federal Home Loan Bank advances are estimated using discounted cash flow models, using current market interest rates offered on similar borrowings.

          Off-Balance Sheet Instruments:

           Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

           The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                        December 31, 1998                       December  31, 1997
                                             -------------------------------------    -------------------------------------
                                                  Carrying              Fair               Carrying              Fair
                                                  Amount               Value                Amount              Value
                                             -----------------   -----------------    -----------------   -----------------
          Financial assets:
             Cash and due from
                banks, and
                Federal funds sold            $    8,271,511      $    8,271,511       $    5,728,428      $    5,728,428
             Securities available-for-sale         3,706,925           3,706,925            2,666,245           2,666,245
             Securities held-to-maturity           1,042,000           1,071,369            4,374,402           4,405,084
             Loans held for sale                     188,350             188,350              380,962             380,962
             Loans                                83,188,926          83,017,000           74,048,813          77,350,000
             Accrued interest receivable             475,315             475,315              472,995             472,995

          Financial liabilities:
             Deposits                             85,685,926          86,515,376           75,876,882          75,949,307
             Other borrowings                      5,000,000           5,000,000            6,000,000           6,000,000
             Accrued interest payable                134,156             134,156              113,407             113,407


NOTE 13.  SUPPLEMENTAL FINANCIAL DATA

           Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                       December 31,
                                           -----------------------------------
                                                 1998                 1997
                                           ---------------      --------------

                 Computer service          $      113,399       $       84,415
                 NOW account expenses             124,676              135,670
                 Conversion losses                 90,000                    -

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE 14.  PLAN OF CONVERSION

          On February 9, 1999, Douglas Federal Bank's Board of Directors adopted a plan of conversion ("Plan") to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, subject to approval by Douglas Federal Bank's members. The Plan, which includes the formation of a thrift holding company, First Deposit Bancshares, Inc. ("First Deposit"), is subject to approval by the OTS and includes the filing of a registration statement with the Securities and Exchange Commission.

          The Plan is expected to be accomplished by the sale of common stock of First Deposit and the acquisition of all of the capital stock of Douglas Federal Bank by First Deposit in exchange for a portion of the net proceeds of the conversion. First Deposit's common stock will be offered to various eligible account holders, to a Employee Stock Ownership Plan, to other supplemental eligible depositors, and to other members in a subscription offering. Shares of First Deposit's common stock not subscribed for in the subscription offering, if any, may be offered for sale in a community offering, as determined by the Board of Directors of Douglas Federal Bank.

          At the time of conversion, Douglas Federal Bank will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, "eligible depositors") who continue to maintain their deposit accounts in Douglas Federal Bank after conversion. In the event of a complete liquidation of Douglas Federal Bank (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive distribution from the liquidation account before any liquidation may be made with respect to common stock.

          Douglas Federal Bank may not declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the OTS.

          Conversion costs will be deducted from the proceeds of sale of common stock and recorded as a reduction to equity. If the conversion is not completed, all costs will be charged to expense.

You should rely only on the information contained in this prospectus or that we have referred to you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a the solicitation of an offer to buy, any of the shares of common stock offered hereby, to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has been no change in the affairs of Douglas Federal or First Deposit since such date.

                         FIRST DEPOSIT BANCSHARES, INC.

                              (Holding Company for
                 Douglas Federal Bank, a Federal Savings Bank)

                                1,449,000 Shares
                                  Common Stock

                               ----------------

                                   Prospectus

                               ----------------

                               TRIDENT SECURITIES

                               Dated May   , 1999

                 These securities are not deposits or accounts
                       and are not insured or guaranteed.

                     Dealer Prospectus Delivery Obligation

Until      , 1999 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   Legal Fees and Expenses.............................................. $160,000
   Printing, Postage and Mailing........................................  100,000
   Appraisal and Business Plan Fees and Expenses........................   27,500
   Conversion Agent Fees and Expenses...................................   10,000
   Transfer Agent Fees and Stock Certificates...........................   10,000
   Accounting Fees and Expenses.........................................   50,000
   Blue Sky Fees and Expenses
    (including counsel fees)............................................   15,000
   SEC Filing Fee.......................................................    4,633
   OTS Filing Fee.......................................................    8,400
   OTC Bulletin Board...................................................        *
   NASD Fees............................................................        *
   Underwriter's Fees and Expenses**....................................  268,202
   Local Counsel........................................................    5,000
   Other Expenses.......................................................        *
   Miscellaneous........................................................        *
     Total..............................................................        *

--------
 *To be supplied by amendment.
**Assumes sale of 1,666,350 shares at $10.00 per share.

All amounts are estimated, other than the filing fees.

Item 14. Indemnification of Directors and Officers

 Indemnification of Directors and Officers of First Deposit

   First Deposit's Bylaws contain certain indemnification provisions providing that directors, officers, and employees or agents of First Deposit will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

   When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that First Deposit will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of First Deposit, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

   First Deposit can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by First Deposit's shareholders. First Deposit may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages.

   First Deposit may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not First Deposit would have had the power to indemnify against such liability.

   In addition, Article 11 of First Deposit's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to First Deposit and to the shareholders of First Deposit for breach of any duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of First Deposit, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of First Deposit or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

   The engagement letter dated January 26, 1999, between Douglas Federal and Ferguson & Company provides for the indemnification of Ferguson & Company and its employees under certain circumstances, in connection with the appraisal services rendered under the terms of that engagement letter. The engagement letter dated February 3, 1999 between Douglas Federal and Trident Securities provides for the indemnification of Trident Securities and its controlling persons under certain circumstances, in connection with the conversion and Trident Securities' engagement under the engagement letter. The Sales Agency Agreement to be entered into between Trident Securities and First Deposit will provide for the indemnification of Trident Securities, its affiliates, and their respective officers, directors, employees, agents and controlling persons under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

   The only securities to be sold by First Deposit before effectiveness of this registration statement will be of 10 shares of common stock to be issued to its sole shareholder, Douglas Federal Bank, a Federal Savings Bank, for $10.00 per share, which shares will be canceled upon consummation of the conversion. Because the shares will be sold to only one entity and were sold only to facilitate the organization of First Deposit, the sale will be exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules:

   The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a) List of Exhibits

 Exhibit
   No.                           Description                           Page No.
 -------                         -----------                           --------
   1.1   Engagement Letter with Trident Securities
  *1.2   Form of Sales Agency Agreement with Trident Securities
   2.1   Plan of Conversion
   3.1   Articles of Incorporation of First Deposit
   3.2   Bylaws of First Deposit
   3.3   Federal Stock Charter and Stock Bylaws of Douglas Federal
         Bank, a Federal Savings Bank
  *4.1   Form of Common Stock Certificate of First Deposit
   5.1   Opinion of Womble Carlyle Sandridge & Rice, PLLC, regarding legality of securities being registered
   8.1   Form of Federal Tax Opinion
  *8.2   Form of State Tax Opinion
  *8.3   Opinion of Ferguson & Company as to the value of
         subscription rights for tax purposes

 Exhibit
   No.                           Description                           Page No.
 -------                         -----------                           --------
  10.1   Employee Stock Ownership Plan of Douglas Federal Bank
  10.2   Proposed Form of 1999 Stock Option and Incentive Plan
  10.3   Proposed Form of Management Recognition Plan
  10.4   Employment Agreement by and between Douglas Federal Bank
         and Alpha A. Fowler, Jr.
  10.5   Employment Agreement by and between Douglas Federal Bank
         and J. David Higgins
  10.6   Employment Agreement by and between Douglas Federal Bank
         and John L. King
  23.1   Consent of Womble Carlyle Sandridge & Rice, PLLC (contained in opinion filed as
         Exhibit 5)
  23.2   Consent of Mauldin & Jenkins LLC
  23.3   Consent of Ferguson & Company
  24.1   Power of Attorney
  27.1   Financial Data Schedule
 *99.1   Form of Proposed Stock Order Form and Form of Certification
 *99.2   Proxy Statement for Special Meeting of Members of Douglas
         Federal Bank and Form of Proxy
 *99.3   Miscellaneous Solicitation and Marketing Materials
 *99.4   Appraisal Report of Ferguson & Company

--------
*To be filed by amendment.

    (b) Financial Statement Schedules.

   No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Douglasville, State of Georgia on March 17, 1999.

                                          FIRST DEPOSIT BANCSHARES, INC.

                                                   /s/ J. David Higgins
                                          By: _________________________________
                                              J. David Higgins, President and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signatures                          Title                       Date
           ----------                          -----                       ----
      /s/ Danny A. Belyeu*         Chairman of the Board              March 17, 1999
_________________________________
         Danny A. Belyeu
    /s/ Alpha A. Fowler, Jr.       Vice Chairman of the Board         March 17, 1999
_________________________________
      Alpha A. Fowler, Jr.
      /s/ J. David Higgins         President, Chief Executive         March 17, 1999
_________________________________   Officer, Treasurer and
        J. David Higgins            Director (Principal
                                    Executive Officer)
        /s/ John L. King*          Senior Vice President, Chief       March 17, 1999
_________________________________   Financial Officer
          John L. King              (Principal Financial and
                                    Accounting Officer) and
                                    Director
  /s/ Mac C. Abercrombie, Jr.*     Director                           March 17, 1999
_________________________________
     Mac C. Abercrombie, Jr.
      /s/ Joseph H. Fowler*        Director                           March 17, 1999
_________________________________
        Joseph H. Fowler
      /s/ Carlton H. Boyd*         Director                           March 17, 1999
_________________________________
         Carlton H. Boyd
      /s/ John B. Zellars*         Director                           March 17, 1999
_________________________________
         John B. Zellars
      /s/ J. David Higgins
*By: ____________________________
 J. David Higgins, Attorney-in-
              Fact